Form 10-K, Exhibit 13
period 1994-07-02
WLR FOODS INC
filed 1994-09-30
CIK 760775

EXHIBIT 13.1


WLR FOODS, INC. AND SUBSIDIARIES FIVE YEAR FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data


                                  July 2,          July 3,          June 27,         June 29,         June 30,
Fiscal year ended:                 1994              1993              1992            1991            1990
OPERATIONS
Net sales                        $727,270         $616,702         $514,465         $502,238         $494,156
Cost of sales                     632,620          535,014          454,331          434,509          415,803
                                 --------         --------         ---------        -------         --------
Gross profit                       94,650           81,688           60,134           67,729           78,353

Selling, general and
 administrative expenses           63,606           55,732           48,191           50,019           49,595
                                  --------         --------          -------          -------          ------
Operating income                   31,044           25,956           11,943           17,710           28,758

Interest expense                    4,989            3,816            2,755              928              925
Other expense (income)               (431)            (567)            (251)            (453)            (491)
                                  -------         --------          -------          -------         -------
Total other                         4,558            3,249            2,504              475              434
                                  -------         --------          -------          -------         --------
Earnings before income
 taxes and minority
 interest                          26,486           22,707            9,439           17,235           28,324
Income tax expense                  9,897            8,057            3,518            6,521           10,895
Minority interest                      38               43               25               33               34
                                  -------          --------          -------          -------         --------
Net earnings                       16,551           14,607            5,896           10,681           17,395
Less preferred stock
 dividends                        -                  1,389              982           -                -
                                  ------          --------          -------         -------           -------
Net earnings available to
 common shareholders              $16,551          $13,218           $4,914          $10,681          $17,395
                                 =======           =======           ======          =======          =======

PER COMMON SHARE
Net earnings per share
 (primary)                        $1.51             $1.42            $0.52            $1.02             $1.67

Net earnings per share
(fully diluted)                    1.51              1.40             0.52             1.02              1.67

Dividends declared
 (excluding Cassco pooling)        0.32              0.32             0.32             0.32              0.29

Book value                        14.18             12.99             9.66            10.99             10.29

Year-end stock price              25.50             17.00            14.50            18.00             18.50
Common shares outstanding
(in thousands):
      Average for the year       10,967            10,444<F1>        9,518           10,521            10,430

      At year end                11,009            10,951            8,479           10,521            10,521
                                =======            =======          =======         =======            ======

FINANCIAL POSITION AT END
OF YEAR
Working capital                 $69,989            $57,509          $40,337         $49,532           $46,039

Property, plant and
 equipment, net                 139,854            140,540          113,017          88,807            71,414

Total assets                    283,051            265,626          207,736         175,329           157,763

Long-term debt                   46,368             52,253           38,148          18,678             6,402

Preferred shareholders'
 equity<F2>                         -                -               29,507            -                 -

Common shareholders'
 equity                         156,157            142,255           81,881         115,625           108,258
                                =======           ========          =======         ========         ========

ANALYTICAL &
OTHER INFORMATION
 Current ratio
 (compared to 1)                    2.02              1.92            1.80              2.42             2.20

Total debt/total
 capitalization                    28.4%             33.5%           32.0%             16.1%             8.5%

Return on beginning
total equity                       11.6              13.1             5.1               9.9             19.0

Capital expenditures             $19,186           $31,766         $36,107          $29,471           $20,360

Depreciation expense             21,333             18,115          14,041           11,544             9,932
Amortization expense                520                445             168               -                -

Interest expense                  4,989             3,816           2,755               928               925

Dividends declared:
  Common stock                    3,513             3,124           2,854             3,314             2,948
  Preferred stock                 -                 1,389             982            -                  -

Market capitalization of
 the Company's common
 stock at year end               280,738           186,168         122,942          189,378           194,638
                                ========          ========         =======         =========         ========

<F1> Fully diluted shares

<F2> In March 1993, the Company repurchased all the preferred stock issued in January 1992.

                                       EXHIBIT 13.2

Management's Discussion and Analysis
WLR Foods, Inc. and Subsidiaries

General Information

WLR Foods, Inc. again posted record sales during its fiscal year ended July 2, 1994. Net earnings increased 13.3% to $16.6 million, raising net earnings to $1.51 per share. Several factors contributed to this success. The Company consolidated its chicken and turkey subsidiaries into one subsidiary, Wampler-Longacre, Inc., and streamlined its management group to take advantage of the strengths of each of its operating units. Pounds sold increased 15.3% in fiscal 1994, reflecting the completed expansion of the Moorefield, West Virginia chicken processing complex, which achieved projected production levels in January 1994. A full year of production at the New Oxford, Pennsylvania turkey facility, acquired by WLR Foods in fiscal 1993, also helped boost sales volumes. Cassco Ice & Cold Storage, Inc. expanded its operations with a $4.4 million refrigerated warehouse in Harrisonburg and increased ice production tonnage 20% by adding capacity at its Norfolk facility. The warehouse became operational in mid-September 1994 while the ice expansion was completed in time to meet the
summer's seasonal high ice business.   WLR Foods continues to
concentrate on the production and marketing of value-added product lines which generate higher, more consistent profit margins to insulate WLR Foods against cyclical industry swings.

WLR Foods experienced a challenging year in fiscal 1994 when, in January 1994, Tyson Foods commenced a hostile takeover attempt of the company. The offer was repeatedly rejected by the Board of Directors and the shareholders of WLR Foods, and on August 5, 1994, Tyson Foods terminated its tender offer. WLR Foods spent $3.1 million on its hostile takeover defense in fiscal 1994.

On August 29, 1994, the Company acquired Cuddy Farms, Inc.- USA
Food Division for $43.0 million in cash and 1,183,333 shares of common stock. The acquisition will be accounted for as a purchase, with the operations being absorbed into Wampler-Longacre, Inc.
The cash was provided by a draw on the line of credit and the seven year loan provided by the banks. It is now estimated the purchase price will be less than $73.8 million as originally reported. No additional shares will be issued. If the purchase price is less than $71.4 million, Cuddy will pay WLR Foods the difference in cash.

WLR Foods adopted SFAS No. 109 "Accounting for Income Taxes" in fiscal 1994. The Company used the prospective method of adoption of the statement. There was no cumulative effect adjustment necessary on the consolidated statement of earnings as a result of the adoption of the new statement. The consolidated balance sheet as of July 2, 1994 reflects the adoption of SFAS No. 109.

WLR Foods will adopt SFAS No. 112 "Employers Accounting for Postemployment Benefits," and SFAS No. 115 "Accounting for Certain Investments in Debt Securities," in fiscal 1995. SFAS No. 116 "Accounting for Contributions Received and Contributions Made," will be adopted by the end of fiscal 1996. Management believes there will not be a material impact on WLR Foods financial statements as a result of the adoption of any or all of these statements.

For the periods indicated, this table sets forth selected information from WLR Foods Consolidated Statements of Earnings expressed as a percentage of net sales

 Operations as a Percentage of Net Sales
                                                                  Fiscal Year
                                                      ------------------------------------

                                                        1994          1993          1992
                                                      --------       ------        ------
 Net sales                                              100.0%       100.0%         100.0%
 Cost of sales                                           87.0         86.8           88.3
                                                     --------       ------         -------
 Gross profit                                            13.0         13.2           11.7
 Selling, general and administrative expenses             8.7          9.0            9.4
                                                     --------       ------         -------
 Operating profit                                         4.3          4.2            2.3
 Interest expense                                          .7           .6             .5
 Other,net                                                (.1)         (.1)           ---
                                                     --------       -------        -------
 Earnings before income taxes and minority interest       3.7          3.7            1.8
 Income tax expense and minority interest                 1.4          1.3             .7
                                                     --------       -------        -------
 Net earnings                                            2.3%          2.4%           1.1%
                                                     ========       =======        =======




 The next table shows dollar and percentage changes in the components of operating results over the past three fiscal years.

 Changes in Results of Operations

                                             Fiscal Year                  Fiscal Year
                                            1994 vs. 1993                1993 vs.1992
                                       ----------------------       ----------------------

                                        $Increase          %         $Increase         %
In millions, except per share data      (Decrease)       Change      (Decrease)      Change
                                       -----------      -------      ---------       ------

 Net sales                                 $110.6        17.9%         $102.2        19.9%
 Cost of sales                               97.6        18.2            80.6        17.8
                                      ------------     -------      ----------     -------
 Gross profit                                13.0        15.9            21.6        35.8
 Selling, general and administrative
   expenses                                   4.8         8.6             7.6        15.8
 Hostile takeover defense costs               3.1         ---             ---         ---
                                      ------------     -------      ----------     ------
 Operating profit                             5.1        19.6            14.0       117.3
 Interest expense                             1.2        30.7             1.1        38.5
 Other, net                                   (.1)      (24.0)             .4       125.9
                                      ------------     -------      ----------     ------
 Earnings before income taxes and
   minority interest                          3.8        16.6            13.3       140.6
 Income tax expense and minority
   interest                                   1.9        22.7             4.6       128.6
                                      ------------     -------      ----------     ------
 Net earnings                              $  1.9        13.3          $  8.7       147.7
 Preferred dividends                         (1.4)     (100.0)             .4        41.4
                                      ------------     -------      ----------     ------
  Earnings available to common
   shareholders                           $  3.3         25.2%         $  8.3      169.0%
                                      ============     =======      ==========     ======
  Earnings per share (fully diluted)      $ 0.11          7.9%         $ 0.88      169.2%
                                      ============     =======      ===========   ========


Results of Operations

Fiscal 1994 net sales were $727.3 million, up 17.9% from $616.7 million in fiscal 1993. Sales pounds increased 15.3% over fiscal 1993 levels. Chicken sales pounds were up 14.3% due to bringing the expanded Moorefield chicken complex production to full capacity. The New Oxford turkey facility, which WLR Foods acquired during fiscal 1993, together with internal turkey expansion, increased turkey sales pounds by 19.0% over the prior year. Cassco's revenues increased 34.2% over fiscal 1993 reflecting a full year of revenues from the two ice acquisitions in fiscal 1993. Fiscal year 1993 net sales had been up 19.9% compared to fiscal 1992, a result of volume increases of chicken and turkey sold.

Fiscal 1994 average quoted commodity prices for chicken and turkey increased 5.4% and 5.8%, respectively, over prior year average prices. This trend continued from fiscal 1993, with its 5% increase in average quoted commodity chicken prices and near level average quoted commodity turkey prices, compared to fiscal 1992. Although certain average quoted chicken prices have dropped modestly since the end of fiscal 1994, the average quoted commodity turkey prices are moving seasonally higher, and above last year at this time, as the holiday retail whole turkey season approaches.

Fiscal 1994 cost of sales increased 18.2%, or $97.6 million to $632.6 million, reflecting increased pounds sold and higher feed costs. Cost of sales increased as a percentage of net sales to 87% for fiscal 1994 compared to 86.8% in fiscal 1993. The 1994 increase includes $16 million higher feed costs compared to fiscal 1993. Per pound processing costs continued to improve throughout fiscal 1994 as higher volumes were processed and greater efficiencies were realized in operations. Fiscal 1993 cost of sales increased 17.8% to $535 million. This increase reflected a 19.4% jump in sales pounds compared to the prior year and start-up costs related to the Moorefield chicken complex of $2.6 million were incurred during fiscal 1993.

Next to labor, grain is the next largest cost of producing and processing chickens and turkeys. WLR Foods has several purchasing mechanisms available to control the cost of grain. These include cash purchasing, forward pricing, grain options, and hedging with futures contracts. During fiscal 1994, the Company only used cash purchasing and forward pricing to purchase grain. Management has established policies to reduce the risk associated with positions in grain needed in the future. The policies limit the amount of forward priced grain allowed, not to exceed 50% of future needs beyond 180 days, thereby reducing economic risk in the event of a downturn in the grain markets.
At the close of fiscal 1994, WLR Foods had approximately 50% of its soybean meal needs forward priced through August 1994 at
prices below $205 per ton delivered.   Management views the use
of these purchasing methods as beneficial to WLR Foods although grain at a fixed price may create a limited downside risk. At the present time, indications are that the grain harvest for 1994 is expected to be markedly better than 1993, which should equate to lower grain prices in fiscal 1995.

Disease in birds is another risk when raising poultry, but WLR Foods uses strict biosecurity measures throughout its operations to minimize this risk and produce high quality products for its customers. Currently, management is not aware of any serious poultry disease outbreaks in the areas where the company grows poultry, except North Carolina, where the entire state is experiencing some early mortality in turkey flocks. This is not expected to have a material adverse effect on the company's operations.

Gross margin remained relatively stable, decreasing a modest 0.2% from 13.2% in fiscal 1993, to 13.0% in fiscal 1994 -- a result of the higher grain costs incurred in fiscal 1994. Gross margin is expected to improve as grain prices moderate and the company continues to improve its operating efficiencies.

Selling, general and administrative expenses increased $7.9 million, of which $4.8 million was due to normal business operations. Additionally, the Company incurred $3.1 million in advisory fees for its defense of Tyson Foods' attempted takeover of the Company. Management anticipates additional advisory fees will be incurred in fiscal 1995, but they will not be significant to the total general and administrative expenses. Selling and advertising expenses were up $1.1 million or 6.6% while sales volumes increased 15.3%. Delivery costs rose $4.5 million as a result of higher volumes sold. General and administrative expenses decreased $0.8 million, the result of consolidating the poultry subsidiaries. On a year-to-year basis, selling, general and administrative expenses decreased from 9.0% in fiscal 1993 to 8.7% in fiscal 1994. This would have been approximately 8.3% if the defense costs had not been incurred. In fiscal 1993, WLR Foods selling, general and administrative expenses increased $7.6 million as a result of greater sales volumes, increased management bonuses and increased profit sharing contributions over fiscal 1992.

Interest expense rose to nearly $5.0 million in fiscal 1994, up $1.2 million from fiscal 1993, due to higher interest rates and increased borrowings during the period. In fiscal 1993, interest expense was up $1.1 million with higher borrowing to fund expansion programs. Interest capitalized decreased to $0.1 million in fiscal 1994 from $0.8 million in fiscal 1993, as the major expansion projects began production.

The effective tax rates for fiscal 1994, 1993 and 1992 were 37.4%, 35.5% and 37.3%, respectively. The increase in taxes in fiscal 1994 is due to higher federal statutory rates and lower tax credits available to the Company. Management expects effective tax rates in the future to be in the 37% to 38% range for years of normal operating conditions.

Liquidity and Financial Condition

WLR Foods working capital position improved substantially in fiscal 1994. Working capital was $70.0 million compared to $57.5 million, and current ratios were 2.0-to-1 compared to 1.9-to-1 for fiscal 1994 and fiscal 1993, respectively. Working capital was generated from earnings and depreciation and was reduced by capital spending and debt service. The farm price inventory method was applied to all live inventories with the consolidation of the poultry subsidiaries. This provided the Company with a one time tax deferral of approximately $10.0 million, and helped to offset increases in accounts receivable and inventories. Accounts receivable increased $11.2 million primarily as the result of higher sales. Live inventories were up $5.1 million due to higher feed costs and increased production. Other current assets increased $1.0 million due to the overpayment of current taxes payable. The book value of WLR Foods common stock increased to $14.18 per share, up $1.19 per share from the book value reported at the end of fiscal 1993. This increase is reflective of the earnings of fiscal 1994 decreased by dividends declared.

As of July 2, 1994 total debt-to-total capitalization was 28.5%, compared to 33.5% at July 3, 1993. This ratio reflects payment of long-term debt and earnings in fiscal 1994. This level is low for public poultry companies and is expected to move back into the 40% to 43% range with the acquisition of Cuddy Farms -- USA Food Division. WLR Foods has $25.6 million remaining on its $35.0 million revolving line of credit. In June 1994, WLR Foods entered into an agreement with its participating banks to extend the current line of credit at the same terms through March 31, 1995. Management expects to replace and increase the line of credit facility to meet future needs of WLR Foods. Indications suggest the expanded facility will have similar or favorable terms to the current facility.

Capital Resources

Capital resources are critical to the growth and strength of WLR Foods. In fiscal 1994, WLR Foods spent $19.2 million on capital projects. The major spending included $3.8 million of the $4.4 million budgeted on a Cassco cold storage warehouse facility.

Additionally, $1.6 million of $2.0 million budgeted was spent to improve WLR Foods information system. The system will be completed in fiscal 1995. Other expenditures included normal replacement and upgrades of operations. During fiscal 1994, the Company took advantage of favorable lease rates available in the marketplace and leased approximately $0.7 million of rolling stock, plant equipment and office equipment.

For fiscal 1995, capital spending is budgeted at $23 million, including $8.0 million to be spent on renovations and enhancements of Cuddy operations. In addition, $3.7 million will be leased. Except for the Cuddy expenditures, spending will be for the normal replacement and upgrades of existing equipment.

The capital spending will be funded through earnings and depreciation. Depreciation for fiscal 1995 is forecast at $24.5 million, including $3.5 million for Cuddy's operations.

Management is committed to grow WLR Foods profitably, enhancing value for its shareholders. Management expects fiscal 1995 to continue to provide both profit and growth opportunities for WLR
Foods.

                                  EXHIBIT 13.3

                                 WLR FOODS, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF EARNINGS
Dollars in thousands, except per share data
Fiscal years ended July 2, 1994,
July 3, 1993 and June 27, 1992                       1994      1993      1992


Net sales                                          $727,270  $616,702  $514,465
Cost of sales (Note 12)                             632,620   535,014   454,331
                                                    -------   -------   -------
 Gross profit                                        94,650    81,688    60,134
Selling, general and administrative expenses         63,606    55,732    48,191
                                                     ------    -------   ------
 Operating income                                    31,044    25,956    11,943
Other expense:

   Interest expense (Note 4)                          4,989     3,816     2,755
   Other income, net                                   (431)     (567)     (251)
                                                     ------    ------     -----
   Other expense                                      4,558     3,249     2,504
                                                     ------    ------     -----
Earnings before income taxes and minority interest   26,486    22,707     9,439

Income tax expense (Note 8)                           9,897     8,057     3,518
Minority interest in net earnings of consolidated
 subsidiary                                              38        43        25
                                                     ------    ------     -----
NET EARNINGS                                         16,551    14,607     5,896

Less preferred stock dividends                          --      1,389       982
                                                    --------  -------     ------
NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS       $16,551   $13,218    $4,914
                                                    =======   =======    =======
NET EARNINGS PER COMMON SHARE (PRIMARY)               $1.51     $1.42     $0.52
                                                    =======   ========   =======
NET EARNINGS PER COMMON SHARE (FULLY DILUTED)         $1.51     $1.40     $0.52
                                                    =======   ========   =======
See accompanying Notes to Consolidated Financial Statements.

                           WLR FOODS, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
Dollars in thousands
July 2, 1994 and July 3, 1993                                      1994          1993

ASSETS
Current Assets
  Cash and cash equivalents                                          $771         $680
  Accounts receivable, less allowance
    for doubtful accounts of $360 and $363                         52,305       41,090
  Inventories (Note 3)                                             83,047       76,728
  Other current assets                                              2,270        1,309
                                                                  -------      -------
  Total current assets                                            138,393      119,807

Investments                                                           954          720
Property, plant and equipment, net (Note 4)                       139,854      140,540
Other assets                                                        3,850        4,559
                                                                 --------      -------
TOTAL ASSETS                                                     $283,051     $265,626
                                                                 ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable to banks (Note 5)                                  $9,400      $12,900
  Current maturities of long-term debt (Note 6)                     6,275        6,381
  Excess checks over bank balances                                  8,511        7,213
  Trade accounts payable                                           20,937       18,451
  Accrued expenses                                                 16,103       15,626
  Federal and state income taxes (Note 8)                             --           790
  Other current liabilities                                           881          876
  Deferred taxes (Note 8)                                           6,297           61
                                                                   ------       ------
    Total current liabilities                                      68,404       62,298

Long-term debt, excluding current maturities (Note 6)              46,368       52,253
Deferred income taxes (Note 8)                                      9,813        6,190
Minority interest in consolidated subsidiary                          475          441
Other liabilities and deferred credits                              1,834        2,189
                                                                   ------       ------
    Total liabilities                                             126,894      123,371

Shareholders' equity (Notes 9 and 10):
  Common stock, no par value. Authorized 100,000,000 shares;
   issued and outstanding: 11,009,328 and 10,951,069 shares.       61,416       60,552
  Additional paid-in capital                                        3,253        3,253
  Retained earnings                                                91,488       78,450
                                                                   ------      -------
  Total shareholders' equity                                      156,157      142,255

Commitments (Notes 7, 11 and 14)                                  -------      -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $283,051     $265,626
                                                                 ========     ========
See accompanying Notes to Consolidated Financial Statements.


                       WLR FOODS, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF
                             SHAREHOLDERS' EQUITY

Dollars and shares in thousands, except per share data

                                                                                       Additional
Fiscal years ended July 2, 1994,         Preferred Stock             Common Stock       Paid-In       Retained
July 3, 1993 and June 27, 1992.        Shares        Amount      Shares       Amount    Capital       Earnings           Total


BALANCE AT JUNE 29, 1991               --            --         10,521      $10,489       $4,111     $101,025           $115,625
Net earnings                                                                                            5,896              5,896
Dividends declared:
  Preferred dividends - $33.29 per share                                                                 (982)              (982)
  Common dividends - $0.32 per share                                                                   (2,854)            (2,854)
Issuance of preferred stock in exchange
  for common stock                    29.507       $29,507      (1,666)      (2,188)        (858)     (26,725)              (264)
Repurchase of common stock                                        (529)                                (8,004)            (8,004)
Issuance of common stock for
  acquisition  of business                                         153        1,971                                        1,971
                                     -------        ------      ------       ------        -----       ------            -------
BALANCE AT JUNE 27, 1992              29.507        29,507       8,479       10,272        3,253       68,356            111,388

Net earnings                                                                                           14,607             14,607
Dividends declared:
  Preferred dividends - $47.08 per share                                                               (1,389)            (1,389)
  Common dividends - $0.32 per share                                                                   (3,124)            (3,124)
Issuance of common stock for
  acquisition  of businesses                                       448        8,668                                        8,668
Issuance of common stock through public
  offering                                                       2,000       41,365                                       41,365
Repurchase of preferred stock        (29.507)      (29,507)                                                              (29,507)
Common stock issued under Stock
  Option Plan  including tax benefit of $167                        18          130                                          130
Other common stock issued                                            6          117                                          117
                                     -------       --------      -----        ------      ------       ------            --------
BALANCE AT JULY 3, 1993                --             --        10,951       60,552        3,253       78,450            142,255

Net earnings                                                                                           16,551             16,551
Dividends declared:
  Common dividends - $0.32 per share                                                                   (3,513)            (3,513)
Common stock issued under Stock Option Plan
  including tax benefit of $158                                      40          450                                         450
Other common stock issued                                            18          414                                         414
                                      ------        ------       ------      -------      -------      -------          --------
BALANCE AT JULY 2, 1994                 --            --         11,009      $61,416       $3,253      $91,488          $156,157
                                      ======        ======       ======      ========     =======      =======          ========
See accompanying Notes to Consolidated Financial Statements.

                           WLR FOODS. INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in thousands
Fiscal years ended July 2, 1994,
July 3, 1993 and June 27, 1992                                                             1994        1993        1992



CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                              $16,551     $14,607      $5,896
Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation                                                                               21,333      18,115      14,041
(Gain) loss on sales of property, plant and equipment                                         (12)        (17)        121
Deferred income taxes                                                                       8,449       1,100         (98)
Other, net                                                                                    520         445         133
Change in operating assets and liabilities net of acquired businesses:
  Increase in accounts receivable                                                         (11,215)     (2,380)       (682)
  Increase in inventories                                                                  (6,319)    (13,138)     (6,915)
  (Increase) decrease in other current assets                                                (961)        601         720
  Increase (decrease) in accounts payable                                                   2,486         509        (318)
  Increase (decrease) in accrued expenses and other                                          (350)         99       3,266
                                                                                          -------      ------      ------
Net cash provided by operating activities                                                  30,482      19,941      16,164

CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property, plant and equipment                                                (19,186)    (31,766)    (36,107)
Acquisition of businesses (Note 2)                                                           --        (2,061)       (450)
Proceeds from sales of property, plant and equipment                                          140         132         156
Additions to other assets                                                                     (44)     (1,199)     (2,025)
Minority interest in net earnings of consolidated subsidiary, net of dividends                 34          39          22
                                                                                          -------      ------      -------
Net cash used in investing activities                                                     (19,056)    (34,855)    (38,404)


CASH FLOWS FROM FINANCING ACTIVITIES:

Net increase (decrease) in notes payable to banks                                          (3,500)     (6,171)     10,698
Issuance of long-term debt                                                                    --       15,193      20,350
Principal payments on long-term debt                                                       (6,489)       (962)       (916)
Deferred debt financing costs                                                                 --          --         (121)
Issuance of common stock                                                                      864      41,612         --
Repurchase of common stock                                                                    --          --       (8,269)
Repurchase of preferred stock                                                                 --      (29,507)        --
Increase in excess checks over bank balances                                                1,298         366       2,825
Dividends Paid                                                                             (3,508)     (5,298)     (3,017)
                                                                                          -------      -------     ------
Net cash provided by (used in) financing activities                                       (11,335)     15,233      21,550
                                                                                          -------      ------      ------
Increase (decrease) in cash and cash equivalents                                               91         319        (690)
Cash and cash equivalents at beginning of fiscal year                                         680         361       1,051
                                                                                          -------      ------      -------
Cash and cash equivalents at end of fiscal year                                              $771        $680        $361
                                                                                          =======      ======      =======
Supplemental cash flow information:
Cash paid for:
  Interest                                                                                 $4,808      $4,237      $2,803
  Income taxes                                                                              2,039       7,958       1,847
                                                                                            =====       =====       =====
Non-cash financing activities:

In fiscal 1993:     The Company issued 117,796 shares of WLR Foods, Inc.
                    common stock valued at $2,554,000 and $733,000 in notes
                    payable to purchase of the assets of two ice
                    manufacturing and disbribution companies. (Note 2.)

                    The Company issued 330,472 shares of WLR Foods, Inc.
                    common stock valued at $6,114,000 and a five year promissory note payable for $842,000 as consideration for the acquisition of Round Hill Foods, Inc. (Note 2.)

In fiscal 1992:     The Company issued 29,507 shares of Series L Convertible
                    Preferred Stock for 1,666,149 shares of WLR Foods, Inc.
                    common stock.

                    The Company issued 153,125 shares of WLR Foods, Inc.
                    common stock valued at $1,971,000 to purchase property, plant and equipment of Southern Ice Company, Inc.

                    See accompanying Notes to Consolidated Financial
                    Statements.

            WLR FOODS, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
        OTHER INFORMATION

Organization
WLR Foods, Inc. (the Company) is primarily engaged in fully integrated turkey and chicken production, processing, further processing and marketing. WLR Foods sells products through a variety of selected national and international retail, foodservice and institutional markets.


Fiscal year
The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1994, 1993 and 1992 ended on July 2,
1994, July 3, 1993 and June 27, 1992, respectively, and included
52 weeks in fiscal 1994 and fiscal 1992, and 53 weeks in fiscal
1993.

Principles of Consolidation and Presentation
The accompanying consolidated financial statements include the accounts of WLR Foods and all of its wholly-owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories
Inventories of feed, grain, eggs, packaging supplies, processed poultry and meat products are stated at the lower of cost or market as determined by the first-in, first-out valuation method. Live poultry and breeder flocks consist of poultry raised for slaughter and breeders. Poultry raised for slaughter are stated at the lower of average cost or market. Breeders are stated at average cost less accumulated amortization. The costs of breeders are accumulated during their development stage and then amortized into the cost of the eggs produced over the egg production cycle of the breeders, using the straight-line method.

The Company has four methods of purchasing grain; cash purchasing, forward pricing,grain options and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. As of July 2, 1994, WLR Foods had various forward contractual agreements for the purchase of soybean meal at fixed prices. The difference between the forward price commitment and the current cash price is immaterial.

Property, Plant and Equipment
Property, plant and equipment are stated at cost.
Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements and major replacements are capitalized.

Income Taxes
Effective July 4, 1993, WLR Foods adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 mandates a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled.

The Company adopted SFAS No. 109 using the cumulative effect of a change in accounting principle. The adoption of the new statement did not have a material effect on the consolidated statement of earnings or the consolidated balance sheet.

Additionally, the adoption of SFAS No. 109 necessitated the reclassification of certain amounts which had previously been recorded net of tax in accordance with APB Opinion 11. The following accounts were increased (decreased) as a result of the adoption of SFAS No. 109.

Property, plant and equipment           $1,589
Long-term debt                             498
Current income taxes payable              (857)
Current deferred income taxes payable      413
Long-term deferred income taxes          1,535

These reclassifications are only reported to reconcile the Consolidated Statement of Cash Flows for the fiscal year ended
July 2, 1994.

Net Earnings Per Common Share
Net earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding during the fiscal years (10,967,145 shares, 9,322,152 shares and 9,518,220 shares in 1994, 1993 and 1992, respectively). Net earnings are reduced by the preferred stock dividend to arrive at the net earnings available to common shareholders. Fully diluted earnings per share assume the full conversion of the Series L

Convertible Preferred Stock during the periods they were outstanding. Fully diluted earnings per share were based on the fully diluted weighted average common shares and common share equivalents of 10,444,348 for fiscal 1993. The impact of the convertible preferred stock was antidilutive for fiscal 1992, therefore, the amounts reported for primary and fully diluted earnings per share are the same.

Reclassifications
Certain 1993 and 1992 amounts have been reclassified to conform with fiscal 1994 presentations.

2. Business Acquisitions

In May 1993, the Company acquired assets of two ice manufacturing and distribution companies for $806,000 cash, $415,200 five-year notes and $317,700 10-year notes, and 117,796 shares of WLR Foods common stock valued at $2.6 million. These two operations have been integrated into the Cassco Ice subsidiary. The acquisitions were accounted for as a purchase, and accordingly, the fiscal 1993 statements included herein, reflect the assets acquired at fair value and the results of operations of the acquired companies from the date of acquisition.

On November 27, 1992, the Company acquired Round Hill Foods, Inc. and affiliated companies (collectively referred to as Round Hill Foods). Round Hill Foods is located in New Oxford, Pennsylvania and is engaged in turkey production, processing, and marketing operations. Its products are sold through a variety of selected national and international retail, foodservice and industrial markets. The Company issued 330,472 shares of WLR Foods, common stock, valued at $6.1 million, paid $1 million in cash and issued $842,000 of promissory notes payable over five years. In addition, the Company assumed $11 million of debt. The transaction was accounted for as a purchase and accordingly, all accounts and transactions of Round Hill Foods are included in the Company's consolidated financial statements as of the acquisition date.

As of November 27, 1992, Round Hill Foods had the following assets and liabilities (in thousands):

     Accounts receivable                $6,518
     Inventories                         7,199
     Property, plant and equipment (net)10,501
                                        ------
     Total assets acquired              24,218

     Consideration paid
     Cash and costs                     (1,176)
     Promissory notes payable             (842)
     Stock issued                       (6,114)
                                        -------
     Total liabilities assumed         $16,086
                                        =======

The following table shows the pro forma results of the Company as if Round Hill Foods had been acquired at the beginning of the respective fiscal years. This information is presented only for comparative information and is not indicative of the results which may have occurred if the transaction had been consummated at the beginning of the periods presented.


                                Pro forma - Unaudited
Dollars in thousands,             Fiscal year ended
 except per share data
                         July 3, 1993        June 27, 1992

     Sales               $640,925            $575,475
     Net income            13,253               5,385
     Earnings per share     $1.25               $0.45

3. Inventories

A summary of inventories at July 2, 1994 and July 3, 1993 follows:

Dollars in thousands                    1994           1993

Live poultry and breeder flocks         $39,719        $34,588
Processed poultry and meat products      22,969         23,057
Packaging supplies, parts and other      11,824         12,439
Feed, grain and eggs                      8,535          6,644
                                        -------         ------
Total inventories                       $83,047        $76,728
                                        =======         =======

4. Property, Plant and Equipment

The Company's investment in property, plant and equipment at July
2, 1994 and July 3, 1993 was as follows:


Dollars in thousands                    1994           1993


Land and improvements                $14,260        $11,942
Buildings and improvements            82,514         79,128
Machinery and equipment              141,289        133,401
Transportation equipment              24,710         22,363
Construction in progress               6,000          2,452
                                     -------         ------
                                     268,773        249,286
Less accumulated depreciation        128,919        108,746
                                     -------         ------
Property, plant and
 equipment, net                     $139,854       $140,540
                                     =======        =======

The Company capitalized interest costs with respect to certain major construction projects of $82,000, $800,000 and $502,000 in fiscal years 1994, 1993 and 1992, respectively.

5. Notes Payable to Banks

Notes payable to banks at July 2, 1994 and July 3, 1993 were as follows:


Dollars in thousands                    1994           1993


Notes payable under lines of credit
  based on variable interest rates     $9,400        $12,900
                                        =====         ======

Following is a summary of such borrowings during the past three fiscal years:


Dollars in thousands                     1994     1993     1992


Weighted average interest rate at end    5.52%    4.63%   4.68%
  fiscal year
Weighted average interest rate during    4.65     4.44    5.42
fiscal year
Average amount of month-end borrowings $11,567  $14,733  $8,916

Maximum amount of borrowings
   outstanding at any month end         15,900   27,100  16,100

At July 2, 1994, the Company had available unused loan commitments to borrow additional amounts aggregating approximately $25.6 million. The Company extended its current revolving line of credit for nine months. The extension allows the Company to borrow funds with terms comparable to the existing facility.

6. Long-Term Debt

Long-term debt at July 2, 1994 and July 3, 1993 consisted of the following obligations:

Dollars in thousands                         1994      1993

Fixed rate notes                            $27,000   $30,000

Variable rate notes                          17,750    20,000

Other notes                                   7,893     8,634
                                             -------   ------
Total long-term debt                         52,643    58,634

Less current maturities of long-term debt     6,275     6,381
                                            -------    -------
Long-term debt, excluding current
 maturities                                 $46,368   $52,253
                                            =======    ======

The Company had no agreements to maintain compensating balances during fiscal 1994, 1993, or 1992. At July 2, 1994 and July 3,
1993, prime rate was 7.25%  and 6.0%, respectively.

The fixed rate notes are unsecured and have a coupon rate of 9.41% with maturity in 2001. Annual principal repayments of $3.0 million began in fiscal 1994, with a final balloon payment of $9.0 million due in 2001.

The variable rate notes, are unsecured and include an option for the Company to fix the rate at a later date. Interest rates were 5.94% at July 2, 1994 and 4.43% at July 3, 1993. Annual principal repayments of $2.25 million began in fiscal 1994, with final maturity in 2001. The final payment is a balloon payment of $4.25 million.

Other notes include mortgage notes, industrial development revenue bonds, and other secured and unsecured notes. No individual note exceeds $1.1 million at July 2, 1994 and $1.4 million at July 3, 1993. Maturities range from 1994 to 2004 with coupon rates varying between 4.0% and 10.0%.


The fair value of the fixed rate notes is estimated at $29.3 million based on quoted market prices for similar issues at July
2, 1994. The carrying value of all other debt approximates fair value at July 2, 1994.

Covenants related to the debt agreements include requirements for working capital, debt-to-equity, earnings coverage of fixed charges and disposition of fixed assets.

Required annual principal repayments of long-term debt are as follows:

Dollars in thousands
- - - ------------------------------------
Fiscal 1995                  $6,275
Fiscal 1996                   6,293
Fiscal 1997                   6,268
Fiscal 1998                   6,306
Fiscal 1999                   6,164

Subsequent to year-end the Company entered into a $25.0 million seven-year variable rate note agreement with its banks. The loan will be at the 30-day LIBOR rate plus 1% and will be repriced as of the first of each calendar month. The Company has a 90 day-period to draw the funds, which can be used for general corporate purposes.

7. Employee Benefits

The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Most participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. Total Company contributions under this plan were approximately $2.1 million, $1.5 million, and $1.0 million, for fiscal 1994, 1993, and 1992, respectively.

8. Income Taxes

Effective July 4, 1993, WLR Foods, Inc. adopted SFAS No. 109
"Accounting for Income Taxes." See Note 1 for a discussion of the effects of the accounting change.


The provisions for income taxes from operations were as follows for fiscal years 1994, 1993 and 1992:

Dollars in thousands               1994      1993      1992


Current:
   Federal                         $948      $5,985    $2,836
   State                            500         972       780
                                   ----        ----    -------
                                  1,448       6,957     3,616
Deferred:
   Federal                        7,477         846       (40)
   State                            972         254       (58)
                                   ----        ----      -----
                                  8,449       1,100       (98)
                                  -----       ------    ------
Total tax provision              $9,897      $8,057    $3,518
                                 ======      =======    ======

The provisions for income taxes differ from the amounts resulting from applying the federal statutory tax rates (35% for fiscal year 1994 and 34% for fiscal years 1993 and 1992) to earnings before income taxes and minority interest as follows for fiscal years 1994, 1993 and 1992:

Dollars in thousands                     1994    1993     1992

Taxes computed using federal statutory  $9,270  $7,720   $3,209
 tax rates
State income tax expense, net of federal   957     809      476
 tax benefit
Other, net                                (330)   (472)    (167)
                                         -----   -----    -----
Total tax provision                     $9,897  $8,057   $3,518
                                         =====   =====    =====
Effective tax rate                       37.4%   35.5%    37.3%

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and deferred tax liabilities at July 2, 1994 are listed below.


(Dollars in thousands)                                  1994

Deferred tax liabilities:

  Inventories, principally due to live inventories
  accounted for on the farm price method for tax
  purposes                                             ($11,901)

  Plant and equipment, principally due to
  differences in depreciation and capitalized interest  (10,343)

  Investments in subsidiary companies, principally
  due to undistributed net income of the subsidiary        (319)

  Other                                                    (136)
                                                         -------
Gross deferred tax liabilities                          (22,699)

Deferred tax assets:

 Insurance accruals, principally due to
 the timing of payments vs. the recording of expense     $1,599

     Tax net operating loss carryforwards                 1,428

     Deferred compensation, principally due to
     accrual for financial reporting purposes             1,217

     Alternative minimum tax credit                         948

     Compensated absences, principally due to
     accrual for financial reporting purposes               794

     Accounts receivable, principally due to
     allowance for doubtful accounts                        140

     Other                                                  463
                                                         ------
Gross deferred tax assets                                 6,589
Valuation allowance on deferred tax assets                  -
                                                         ------
Net deferred tax liability                             ($16,110)
                                                        ========

At the adoption of SFAS No. 109 management determined a valuation allowance was unnecessary, and during fiscal 1994 no allowance has been recorded. Based on the Company's historical earnings, future expectations of taxable income, the reversing of gross deferred tax liabilities and potential net operating loss carrybacks, management anticipates the Company will realize the gross deferred tax assets.

The sources of deferred income taxes and their related tax effects are as follows for fiscal years 1993 and 1992:

Dollars in thousands                               1993      1992

Excess of tax over financial statement depreciation $936     $581
Accrued expenses deductible in different periods
 for financial reporting and tax purposes           (586)    (583)
Difference between financial statement and tax
 bases of inventories                                773     (147)
Other, net                                           (23)      51
                                                  ------     -----
Deferred tax provision (benefit)                  $1,100     ($98)
                                                  ======     =====

At July 2, 1994, the Company has tax net operating loss carryforwards of $1.4 million which are available to offset future federal taxable income, if any through 2009. Additionally, the Company has alternative minimum tax carryforwards of $0.9 million which are available to reduce future federal regular income taxes, if any, over an indefinite period.

9. Shareholders' Equity

In February 1994, the Board of Directors approved the adoption of the Shareholder Protection Rights Plan (the Plan) wherein on February 14, 1994 one right attaches to and trades with each share of common stock. Each right entitles the registered holder to purchase from the Company at an exercise price of $68, the number of shares of common stock or participating preferred stock having a market value of twice the exercise price. Such participating preferred stock is designed to have economic and voting terms similar to those of one share of common stock. Rights will separate from the common stock and become exercisable following the earlier of 1) the date a person or group acquires 15% or more of the outstanding stock, or 2) the tenth business day (or such later date the Board may decide) after any person or group commences a tender offer that would result in such person or group holding a total of 15% or more of the common stock. Additionally, rights owned by the acquiring person or group would automatically become void.

If a person or group acquires between 15% and 50% of the outstanding common stock, the Board may, in lieu of allowing rights to be exercised, require each outstanding right to be exchanged for one share of common stock or participating preferred stock. A provision in the Plan allows for rights holders to acquire stock of the acquiring person or group, in the event a change of control of the Company has occurred.

The rights are redeemable by the Company at $0.01 per right prior to becoming exercisable and expire ten years from issuance.

10. Stock Option Plan

The Company's Stock Option Plan was adopted by the Board of Directors in accordance with the Long-Term Incentive Plan which was ratified by the shareholders of the Company on November 1, 1988. The Plan provides for the granting of incentive or nonqualified common stock options. The option price under the Plan shall not be less than the fair market value of the common shares as of the date of the grant. The options vest over a three year period and are exercisable at varying dates not to exceed ten years from the grant.

The changes in the outstanding common shares under option for fiscal 1994, 1993, and 1992 are listed in the following table:



                              Common shares         Option
                                under option        price

Outstanding at June 29, 1991       410,000      $12.33 to $18.50

Granted in fiscal 1992             119,250      $17.88
                                    ------       ---------------
Outstanding at June 27, 1992       529,250      $12.33 to $18.50

Cancelled or expired               (79,500)     $12.33 to $18.50
Exercised                          (47,250)     $12.33
Granted in fiscal 1993              104,250     $22.00
                                   -------       ---------------
Outstanding at July 3, 1993        506,750      $12.33 to $22.00

Cancelled or expired                 (2,000)    $17.88
Exercised                          (109,750)    $12.33 to $18.50
Granted in fiscal 1994              100,250     $30.00
                                   ---------     ---------------
Outstanding at July 2, 1994         495,250     $17.88 to $30.00
                                    ========     ===============

As of July 2, 1994, 291,084 options are exercisable.

11.  Leases

The Company has entered into various operating lease agreements for machinery and equipment. The leases are noncancellable and expire on various dates through 2000. Total rent expense was approximately $1.4 million, $1.2 million and $1.1 million for fiscal 1994, 1993, and 1992, respectively. The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of July 2, 1994:

Dollars in thousands

Fiscal 1995                       $940
Fiscal 1996                        388
Fiscal 1997                        310
Fiscal 1998                        211
Fiscal 1999                        114
Fiscal 2000 and thereafter         136
                                ------
Total minimum leases payments   $2,099
                                 =====

12. Related Party Transactions

Certain directors of WLR Foods are contract growers of live poultry to the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during fiscal 1994 and fiscal 1993. Transactions with these related parties during the past three fiscal years are as follows:

                                        Purchases
                                        from related
Dollars in thousands                    parties


Fiscal 1994                              $1,522
Fiscal 1993                               1,921
Fiscal 1992                               3,782

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

13.  Selected Quarterly Financial Data (Unaudited)

The unaudited summary of quarterly results for fiscal 1994 and 1993 follows:

Dollars in thousands, except per share data

Fiscal year ended July 2, 1994 First    Second    Third     Fourth

Net sales                    $179,028  $182,315  $171,090  $194,837
Operating income                7,293     7,901     3,171    12,679
Net earnings                    3,784     4,133     1,303     7,331
Per share data:
 Net earnings per common share $0.35 $0.37 $0.12 $0.67 Dividends declared per common
 share                           0.08      0.08      0.08      0.08
 Market price (bid)-high        20.00     19.25     31.38     31.75
                   -low         16.75     17.25     27.50     25.75


Fiscal year ended July 3, 1993

Net sales                   $140,748   $146,619  $149,575  $179,760
Operating income               7,290      5,602     2,881    10,183
Net earnings                   4,183      3,019     1,269     6,136
Net earnings available to
 common shareholders           3,667      2,503       912     6,136
Per share data:
   Net earnings per common
   share (primary)             $0.43      $0.29     $0.10     $0.56
   Net earnings per common
   share (fully diluted)        0.41       0.29      0.10      0.56
   Dividends declared per
   common share                 0.08       0.08      0.08      0.08
   Market price (bid)-high     18.00      21.88     25.25     22.25
                     -low      14.00      16.25     20.25     16.75

14. Subsequent event

On August 29, 1994 WLR Foods acquired substantially all of the net assets of the foods division of Cuddy Farms, Inc., for cash of $43.0 million and 1,183,333 shares of common stock. The acquisition will be accounted for as a purchase and will be recorded at fair market value. The acquisition agreement provides for certain post-closing adjustments based on audit procedures, which may result in adjustments to the purchase price. Pursuant to certain rights of this shareholder's lenders, WLR Foods may be required to purchase the issued shares at a fixed price of $15 per share. As a result, approximately $17.7 million will be reflected in the Company's consolidated balance sheet as temporary equity reserved for repurchase of the shares.

                                  EXHIBIT 13.4

Independent Auditors' Report



The Board of Directors and Shareholders
WLR Foods, Inc.:

We have audited the accompanying consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 2, 1994 and July 3, 1993, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended July 2, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WLR Foods, Inc. and subsidiaries as of July 2, 1994 and July 3, 1993, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended July 2, 1994, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Richmond, Virginia
August 17, 1994, except Note 14
which is as of August 29, 1994