Form 10-K, Exhibit 13
period 1995-07-01
WLR FOODS INC
filed 1995-09-29
CIK 760775

Exhibit 13.1
          Financial Highlights from Registrant's Annual Report to Shareholders



WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
                                                           July 1,    July 2,    July 3,  June 27,
Fiscal year ended:                                          1995       1994       1993      1992
                                                          ---------  --------- --------- ---------
OPERATIONS
Net sales                                                 $908,776  $727,270   $616,702  $514,465
Cost of sales                                              785,085   632,620    535,014   454,331
                                                          --------  --------   --------  --------
Gross profit                                               123,691    94,650     81,688    60,134

Selling, general and administrative expenses                91,420    63,606     55,732    48,191
                                                          --------  --------   --------  --------
Operating income                                           32,271    31,044     25,956    11,943

Interest expense                                             6,666     4,989      3,816     2,755
Other (income) expense net                                    (332)     (431)      (567)     (251)
                                                         ---------  --------   --------  --------
Total other                                                  6,334     4,558      3,249     2,504

Earnings before income taxes and minority interest          25,937    26,486     22,707     9,439
Income tax expense                                           9,749     9,897      8,057     3,518
Minority interest                                               55        38         43        25
                                                          -------- ---------   --------  --------
Net earnings before cumulative effect of change
  in accounting                                             16,133    16,551     14,607     5,896

Cumulative effect on prior years of change in
  accounting                                                     -         -          -         -
                                                          --------  --------   --------  --------

Net earnings                                                16,133    16,551     14,607     5,896
Less preferred stock dividends                                   -         -      1,389       982
                                                          --------  --------   --------  --------
Net earnings available to common shareholders              $16,133   $16,551    $13,218    $4,914
                                                           =======   =======    =======    ======
PER COMMON SHARE
Net earnings before cumulative effect of change
  in accounting                                              $0.90     $1.01      $0.95     $0.35
Cumulative effect on prior years of change in
  accounting                                                     -         -          -         -
                                                          --------  --------   --------  --------

Net earnings per share (primary)                             $0.90     $1.01      $0.95     $0.35

Net earnings per share (fully diluted)                       $0.90     $1.01      $0.93     $0.35

Dividends declared (excluding Cassco pooling)                 0.22      0.21       0.21      0.21

Book value                                                   10.47      9.45       8.66      6.44

Year-end stock price                                         14.38     17.00      11.33      9.67



WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except per share data
                                                 July 1,    July 2,   July 3,   June 27,
Fiscal year ended:                                1995       1994      1993       1992
                                                ---------  --------- --------- ---------
Common shares outstanding (in thousands):
        Average for the year                       17,859    16,451     15,666<F1>14,277

        At year end                                17,298    16,514     16,427    12,719
                                                 ========   =======    =======   =======
FINANCIAL POSITION AT END OF YEAR
Working capital                                  $120,563   $69,989    $57,509   $40,337
Property, plant and equipment, net                174,163   139,854    140,540   113,017

Total assets                                      372,525   283,051    265,626   207,736

Long-term debt                                    106,481    46,368     52,253    38,148

Common stock subject to repurchase                 17,750         -          -         -

Preferred shareholders' equity  *                       -         -          -    29,507

Common shareholders' equity                       163,344   156,157    142,255    81,881
                                                  =======   =======    =======   =======
ANALYTICAL & OTHER INFORMATION
Current ratio (compared to 1)                        2.67      2.02       1.92      1.80

Total debt/total capitalization                      44.7%     28.4%      33.5%    32.0%

Return on beginning total equity                     10.3%    11.6%      13.1%      5.1%

Capital expenditures                              $17,251   $19,186    $31,766   $36,107

Depreciation expense                               24,817    21,333     18,115    14,041
Amortization expense                                  598       520        445       168

Interest expense                                    6,666     4,989      3,816     2,755

Dividends declared:  Common stock                   4,073     3,513      3,124     2,854
                     Preferred stock                    -         -      1,389       982

Market capitalization of common stock at year end 248,654   280,738    186,168   122,942
                                                  =======   =======    =======   =======

All information reflects the three-for two stock split in the form of a 50% stock dividend declared on February 28, 1995.

* In March 1993, the Company repurchased all the preferred stock issued in January 1992.

<F1> Fully diluted shares



WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except per share data
                                                  June 29,    June 30,    July 1,    July 2,
Fiscal year ended:                                  1991        1990       1989       1988
                                                 ---------    --------    --------   --------
OPERATIONS
Net sales                                         $502,238    $494,156   $465,951   $381,363

Cost of sales                                      434,509     415,803    391,640    335,855
                                                  --------    --------   --------   --------
Gross profit                                        67,729      78,353     74,311     45,508

Selling, general and administrative expenses        50,019      49,595     44,566     37,420
                                                  --------    --------   --------   --------
Operating income                                    17,710      28,758     29,745      8,088

Interest expense                                       928         925      2,037      1,536
Other (income) expense, net                           (453)       (491)       166       (184)
                                                  --------    --------   --------   --------
Total other                                            475         434      2,203      1,352

Earnings before income taxes and minority interest  17,235      28,324     27,542      6,736
Income tax expense                                   6,521      10,895     10,520      2,952
Minority interest                                       33          34       (206)        60
                                                  --------    --------   --------   --------
Net earnings before cumulative effect of
  change in accounting                              10,681      17,395     17,228      3,724

Cumulative effect on prior years of change in
  accounting                                             -           -          -      1,112
                                                  --------    --------   --------   --------
Net earnings                                        10,681      17,395     17,228      4,836
Less preferred stock dividends                           -           -          -          -
                                                  --------    --------   --------   --------
Net earnings available to common shareholders      $10,681     $17,395    $17,228     $4,836
                                                  ========    ========   ========   ========
PER COMMON SHARE
Net earnings before cumulative effect of
  change in accounting                               $0.68       $1.11      $1.11      $0.24
Cumulative effect on prior years of change in
  accounting                                             -           -          -      $0.07
                                                  --------   ---------   --------   --------
Net earnings per share (primary)                     $0.68       $1.11      $1.11      $0.31

Net earnings per share (fully diluted)               $0.68       $1.11      $1.11      $0.31

Dividends declared (excluding Cassco pooling)         0.21        0.19       0.18       0.21



WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued

                                                   June 29,    June 30,    July 1,    July 2,
Fiscal year ended:                                   1991        1990       1989       1988
                                                   --------    --------    --------   --------
Book value                                              7.33        6.86       5.86       4.95

Year-end stock price                                   12.00       12.33      11.87       5.63
Common shares outstanding (in thousands):
        Average for the year                          15,782      15,645     15,600     15,600
        At year end                                   15,782      15,782     15,600     15,600
                                                     =======     =======    =======    =======
FINANCIAL POSITION AT END OF YEAR
Working capital                                      $49,532     $46,039    $42,914    $35,169

Property, plant and equipment, net                    88,807      71,414     59,687     53,524

Total assets                                         175,329     157,763    142,832    124,810

Long-term debt                                        18,678       6,402      7,858      8,995

Common Stock subject to repurchase                         -           -          -          -

Preferred shareholders' equity  *                          -           -          -          -

Common shareholders' equity                          115,625     108,258     91,455     77,181
                                                     =======     =======    =======    =======
ANALYTICAL & OTHER INFORMATION
Current ratio (compared to 1)                           2.42        2.20       2.12       2.03

Total debt/total capitalization                         16.1%        8.5%      13.9%      16.0%

Return on beginning total equity                         9.9%       19.0%      22.3%       6.6%

Capital expenditures                                 $29,471     $20,360    $16,001     $8,163

Depreciation expense                                  11,544       9,932      8,595      7,057
Amortization expense                                       -           -          -          -
Interest expense                                         928         925      2,037      1,536

Dividends declared:  Common stock                      3,314       2,948      2,643      2,503
                     Preferred stock                       -           -          -          -

Market capitalization of common stock at year end    189,378     194,638    185,432     87,880
                                                     =======     =======    =======    =======

All information reflects the three-for two stock split in the form of a 50% stock dividend declared on February 28, 1995.

* In March 1993, the Company repurchased all the preferred stock issued in January 1992.

