Form 10-K, Exhibit 13
period 1995-07-01
WLR FOODS INC
filed 1995-09-29
CIK 760775

Exhibit 13.2
      Management's Discussion and Analysis from Annual Report to Shareholders

MANAGEMENT'S DISCUSSION AND ANALYSIS


GENERAL INFORMATION

WLR Foods, Inc. posted record sales for the seventh consecutive year. The Company experienced significant changes during fiscal 1995, a result of the August 1994 acquisition of the Cuddy Farms, Inc. - USA Food Division (Carolina Division) in North Carolina. The acquisition moved WLR Foods to the second largest turkey processor in the nation, and increased the Company's presence in foodservice.

The Company continued to oppose the Tyson Foods, Inc. hostile takeover attempt through the year, although expenses have been minimal since January 1995. At the current level of activity, management does not anticipate the continuing costs to have a material impact on operations in fiscal 1996. The United States Court of Appeals for the Fourth Circuit, upheld the lower court ruling in favor of WLR Foods on September 22, 1995.

During fiscal 1995, WLR Foods expanded and renegotiated its line of credit with several banks. The new facility is a $110 million revolving line of credit, of which $15 million is available for standby letters of credit. The terms of the revolver led to the renegotiation of the financial covenants on the existing long-term fixed rate debt. Additionally, two new debt facilities were placed during the year: a $25 million, variable rate, seven-year term loan to finance the Carolina acquisition and a $22 million, 12-year, fixed rate term loan which replaced the variable rate term loan placed in 1991. This refinancing allows for greater operating flexibility for the future.

Fiscal 1995 was a year of changes in the capital stock for WLR
Foods. The Board of Directors announced a $20 million stock repurchase plan in February and in June authorized an additional $10 million to be repurchased. As of September 10, 1995, 1.16 million shares of stock have been repurchased at a cost of $17.7 million. Management expects to continue the repurchase plan during fiscal 1996. The Board also declared a three-for-two stock split, and a 12.5% increase in the regular quarterly dividend. The current annual dividend is $0.24 per share, based on the split-effected shares.

For the periods indicated, this table sets forth selected information from WLR Foods Consolidated Statements of Earnings:

Operations as a Percentage of Net Sales                                        Fiscal Year
                                                                  --------------------------------------------
                                                                    1995             1994              1993
                                                                  --------------------------------------------
Net sales                                                          100.0%           100.0%             100.0%
Cost of sales                                                       86.4             87.0               86.8
                                                                   ------           ------             ------
Gross profit margin                                                 13.6             13.0               13.2
Selling, general and administrative expenses                        10.1              8.7                9.0
                                                                   ------           ------             ------
Operating profit margin                                              3.5              4.3                4.2
Interest expense                                                     0.7              0.7                0.6
Other income, net                                                   (0.1)            (0.1)              (0.1)
                                                                   ------           ------             ------
Earnings before income taxes and
    minority interest                                                2.9              3.7                3.7
Income tax expense and minority interest                             1.1              1.4                1.3
                                                                   ------           ------             ------
Net earnings margin                                                  1.8%             2.3%               2.4%
                                                                   ======            =====             ======


The next table shows changes in the components of operating results over the past three fiscal years.

Changes In Results of Operations                          Fiscal Year                       Fiscal Year
                                                        1995 vs. 1994                      1994 vs. 1993
                                                 Increase           %              Increase             %
In millions, except per share data              (Decrease)        Change          (Decrease)         Change
                                               ------------     ------------       ----------       --------
Net sales                                         $181.5            25.0%             $110.6           17.9%
Cost of sales                                      152.5            24.1                97.6           18.2
                                                  ------           -----              ------         ------
Gross profit                                        29.0            30.7                13.0           15.9
Selling, general and administrative expenses        29.6            48.9                 4.8            8.6
Hostile takeover defense costs                      (1.8)          (58.1)                3.1              -
                                                  ------           -----              ------         ------
Operating profit                                     1.2             4.0                 5.1           19.6
Interest expense                                     1.7            33.6                 1.2           30.7
Other income, net                                     -               -                (0.1)         (24.0)
                                                  ------           -----              ------         ------
Earnings before income taxes
    and minority interest                           (0.5)           (2.1)                3.8           16.6
Income tax expense and minority interest            (0.1)           (1.3)                1.9           22.7
                                                  ------           -----              ------         ------
Net earnings                                        (0.4)           (2.5)                1.9           13.3
Preferred Dividends                                    -               -                (1.4)        (100.0)
                                                  ------           -----              ------         ------
Earnings available to common shareholders          $(0.4)           (2.5)%              $3.3           25.2%
                                                   =====            =====             ======         ======
Earnings per share                                ($0.11)          (10.9%)             $0.06            6.3%
                                                  ======           ======             ======         ======

RESULTS OF OPERATIONS
Fiscal 1995 Compared to Fiscal 1994

Sales increased 25% to $908.8 million in fiscal 1995, primarily the result of the acquisition of the Carolina Division in late August 1994. Sales pounds increased 18%, comprised of a 2% increase in chicken pounds sold, and a 40% increase in turkey and further processed pounds sold. Average quoted commodity prices for whole chickens and turkeys were down 8% and 1%, respectively, compared to fiscal 1994 average prices, resulting from abundant supplies of not only poultry but of competing meats. As export demand for dark turkey meat dropped due to the devaluation of the Mexican peso, prices for dark turkey meat decreased to low levels, averaging 25% lower than the fourth quarter of fiscal 1994. In the new fiscal year, an increase in export demand for dark turkey products is moving prices upward. Domestic demand for whole turkeys and further processed white meat products has also increased these commodity prices since fiscal year end.

Cost of sales increased 24%, primarily due to higher volumes sold somewhat offset by lower average grain costs. Corn prices were down 10% and soybean meal was 16% lower than in fiscal 1994. Corn prices have moved somewhat higher since year end, and management anticipates the average price of corn to be above the fiscal 1995 average. Soybean meal prices have remained stable through the last six months, but due to weather patterns in the Midwest, prices have moved higher since fiscal year end. Currently, WLR Foods does not have any commitments to purchase corn or soybean meal in the future. Overall, management anticipates corn and soybean meal costs to be in the range of the five year average cost of both commodity grain inputs.
Operating costs remained steady, with efficiency improvements offsetting increases in labor and packaging costs.

Disease is always a risk of raising poultry. This summer, the poultry industry, and the Company experienced live production losses due to heat and disease. WLR Foods most notable losses occurred in the Carolina Division from spiking mortality of turkeys. This disease affects young turkeys during periods of high temperatures. The impact of this situation is two-fold: reduced numbers of live birds available for slaughter and the failure of surviving birds to mature as uniformly as healthy flocks, thereby increasing processing costs. Management has taken several approaches to combat the disease with positive initial results. Extensive research supported by WLR Foods and the industry is underway in an attempt to isolate the cause.

Gross profit margin improved as a result of lower grain prices and increased sales of value-added products. This trend reversed in the fourth quarter as prices dropped for dark turkey meat products and as grain prices increased. Since fiscal year end, average quoted prices for whole turkeys and breastmeat have increased seasonally and are expected to remain in a more normal range through the end of calendar 1995.

Total selling, general and administrative expenses rose 43.7% because of a significant increase in volumes sold. Selling, marketing, advertising and delivery costs were due to the acquisition of the Carolina Division and higher volumes sold. Higher sales volumes of further processed and foodservice products also resulted in increased selling, marketing and advertising expenses. Administrative costs increased only 6% over the prior year.
Fiscal 1995 includes $1.3 million in defense costs for the hostile takeover attempt of the Company by Tyson Foods compared to $3.1 million in fiscal 1994.

WLR Foods other expenses increased due to increases in the amounts borrowed along with higher interest rates on the variable rate loans. Additional funds were borrowed to finance two acquisitions, and an additional $16.3 million was used to repurchase 1.06 million shares of the Company's common stock in fiscal 1995. The effective tax rate was 37.6%, compared to 37.4% for fiscal 1994.

Fiscal 1994 compared to Fiscal 1993.

Net sales for fiscal 1994 increased 18% over the previous year. Sales volumes were up 15%, the result of a 14% increase in chicken pounds sold and a 19% increase in turkey sales due to internal growth and the New Oxford acquisition. Cassco Ice & Cold Storage's revenues rose 34% in fiscal 1994, reflecting a full year of revenues from operations acquired in fiscal 1993. Average quoted commodity prices were up 5% for chickens and 6% for turkeys over the previous year. This trend continued the fiscal 1993 price movement.

Cost of sales increased 18% in fiscal 1994 with higher sales volumes and higher feed costs. These costs reduced the gross margin to 13%. Feed costs were up $16 million compared to fiscal 1993. Operating efficiencies continued to improve over previous years, as higher volumes of product were processed.

Selling, general and administrative expenses were up 14% over fiscal 1993, with nearly half, 6%, resulting from advisory fees for the hostile takeover defense. Higher sales volumes increased delivery costs and selling expenses. Although selling, general and administrative expenses were up in total dollars, the percentage of net sales for these expenses fell from 9% to 8.7%.

The Company's interest expense increased in fiscal 1994 due to higher interest rates and increased borrowings.

The effective tax rate increased from 35.5% to 37.4% as a result of lower tax credits available to WLR Foods.


LIQUIDITY AND FINANCIAL CONDITION

The Company's working capital position improved in fiscal 1995. At year end, working capital was $120.6 million, up from $70.0 million last year. The increase was the result of the $110 million revolving credit facility established in March 1995. The revolving credit facility allows WLR Foods to borrow funds for general corporate purposes, with no repayments until the facility matures in 1998. The change in terms on the bank facility allowed WLR Foods to reclassify nearly all of the revolver borrowing as long-term financing for statement purposes. Working capital changes, in addition to the acquired businesses and refinancing were due to changes in operating accounts of $10 million, primarily made up of increased finished goods inventories. Since fiscal year end, finished goods inventories have been sold down to prior year post-acquisition levels. WLR Foods current ratio improved to 2.7-to-1 compared to 2.0-to-1 for last year. Management anticipates the current ratio to remain strong over the next two years as a result of the debt restructuring during fiscal 1995.

The Company refinanced two variable rate term loans, extending the scheduled repayments into the future. The refinancing revised the financial covenants reflecting the financial strength of WLR Foods. The revised covenants will allow the Company more operating flexibility for the future. One of the loans was expanded to $22 million and fixed at a rate of 7.47% for 12 years. The second remains a variable rate note, with pricing at one quarter of a percent lower than the facility it replaced.

As of July 1, 1995, total debt-to-total capitalization was 44.7%, up from 28.4% a year ago. The increase is the result of borrowing used for the Carolina Division acquisition, and the repurchase of WLR Foods stock. The common stock subject to repurchase is classified as debt for the total debt-to-total capital calculation. Management expects this percentage to fluctuate based on usage of the revolving line of credit, but anticipates levels remaining below 50%.

Book value per share of common stock was $10.47 compared to $9.45 last year, both of which reflect the three-for-two stock split. The book value per share calculation includes as equity the $17.8 million common stock subject to repurchase. This approach assumes the shares outstanding will become non-contingent shares at the termination of the put-agreement in 1998 which was part of the original purchase agreement for the Carolina Division. The net increase in book value reflects $16.1 million in earnings and $29.1 million of additional shares issued (including stock issued for acquisitions), less $4.1 million of dividends paid and $16.3 million to repurchase shares. The regular quarterly dividend was increased by 12.5% to six cents per share during the year.

CAPITAL RESOURCES

WLR Foods spent $17.3 million on capital improvements in fiscal 1995. These include $1.8 million expended on the expansion of the Moorefield plant to add a portion control chicken product line for foodservice customers, $1.4 million on the completion of the Monroe turkey plant expansion, and the balance on normal replacement and upgrades of equipment and facilities. For fiscal 1996 capital expenditures are budgeted at $30 million. Approximately $23 million is budgeted for normal replacements and upgrades. The remainder is available for longer term projects: renovations to the Marshville processing plant to increase capacity and efficiency, and building an ice manufacturing facility and installing equipment in Richmond, Virginia. The Marshville project will be operational this fall with anticipated contributions realized for the second half of fiscal 1996. The Richmond ice facility should be operational by fiscal year end with contributions not realized until fiscal 1997.

Depreciation expense for the year was $24.8 million with an additional $0.6 million of amortization. For fiscal 1996, depreciation and amortization is forecast at $25 million. Management anticipates the cash generated from operations and the available revolving credit balance to be adequate to fund capital spending, scheduled debt service and dividend needs for fiscal 1996, with additional capital available to pursue acquisitions when opportunities arise.

Management is not aware of any significant environmental, legal or accounting issue or pronouncement that will materially impact the operations or financial position of WLR Foods.