Form 10-K, Exhibit 13
period 1995-07-01
WLR FOODS INC
filed 1995-09-29
CIK 760775

Exhibit 13.3
                                  Consolidated Financial Statements and
                               Notes to Consolidated Financial Statements



WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Earnings
Dollars in thousands, except per share data
Fiscal years ended July 1, 1995, July 2, 1994, and July 3, 1993            1995           1994            1993
----------------------------------------------------------------         --------       --------        --------
Net sales (Note 11)                                                      $908,776       $727,270        $616,702
Cost of sales (Note 11)                                                   785,085        632,620         535,014
                                                                         --------       --------        --------
   Gross profit                                                           123,691         94,650          81,688
Selling, general and administrative expenses                               91,420         63,606          55,732
                                                                         --------       --------        --------
   Operating income                                                        32,271         31,044          25,956
Other expense:
   Interest expense (Note 4)                                                6,666          4,989           3,816
   Other income, net                                                         (332)          (431)           (567)
                                                                         --------       --------        --------
   Other expense, net                                                       6,334          4,558           3,249
                                                                         --------       --------        --------
Earnings before income taxes and minority interest                         25,937         26,486          22,707
Income tax expense (Note 7)                                                 9,749          9,897           8,057
Minority interest in net earnings of consolidated subsidiary                   55             38              43
                                                                         --------       --------        --------
Net Earnings                                                               16,133         16,551          14,607

Less preferred stock dividends                                                  -              -           1,389
                                                                         --------       --------        --------
Net Earnings Available to Common Shareholders                             $16,133        $16,551         $13,218
                                                                         ========       ========         =======
Net Earnings Per Common Share (Primary)                                     $0.90          $1.01           $0.95
                                                                         ========       ========         =======
Net Earnings Per Common Share (Fully diluted)                               $0.90          $1.01           $0.93
                                                                         ========       ========         =======
See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries

Consolidated Balance Sheets
Dollars in thousands
July 1, 1995 and July 2, 1994                                 1995          1994
---------------------------------------------------------  -----------    ---------
Assets
Current Assets
   Cash and cash equivalents                                     $706         $771
   Accounts receivable, less allowance for doubtful
     accounts of $613 and $360                                 63,194       52,305
   Inventories (Note 3)                                       125,849       83,047
   Other current assets                                         3,183        2,270
                                                             --------     --------
    Total current assets                                      192,932      138,393

Investments                                                       949          954
Property, plant and equipment, net (Note 4)                   174,163      139,854
Other assets                                                    4,481        3,850
                                                             --------     --------
Total Assets                                                 $372,525     $283,051
                                                             ========     ========
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable to banks                                     $     -       $9,400
   Current maturities of long-term debt (Note 5)                8,028        6,275
   Excess checks over bank balances                             3,948        8,511
   Trade accounts payable                                      28,021       20,937
   Accrued expenses                                            22,036       16,103
   Deferred income taxes (Note 7)                               9,299        6,297
   Other current liabilities                                    1,038          881
                                                             --------     --------
    Total current liabilities                                  72,370       68,404

Long-term debt, excluding current maturities (Note 5)         106,481       46,368
Deferred income taxes (Note 7)                                  8,730        9,813
Minority interest in consolidated subsidiary                      527          475
Other liabilities and deferred credits                          3,323        1,834

Commitments and other matters (Notes 6, 8, 10, 11 and 13)

Common stock subject
  to repurchase (Notes 2 and 8)                                17,750            -

                                       2


WLR Foods, Inc. and Subsidiaries

Consolidated Balance Sheets Continued

Shareholders' equity (Notes 8 and 9)
   Common stock, no par value                                  56,782       61,416
   Additional paid-in capital                                   3,014        3,253
   Retained earnings                                          103,548       91,488
                                                             --------     --------
    Total shareholders' equity                                163,344      156,157
                                                             --------     --------

Total Liabilities and Shareholders' Equity                   $372,525     $283,051
                                                             ========     ========
See accompanying Notes to Consolidated Financial Statements.


WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

Dollars and shares in thousands, except per share data

                                                                                             Additional
                                                Preferred Stock    Common Stock     Paid-In   Retained
Fiscal years ended July 1, 1995, July 2, 1994,  Shares   Amount  Shares   Amount    Capital   Earnings   Total
and July 3, 1993
----------------------------------------------  ------  ------ --------- --------- --------- ---------- ----------
Balance at June 27, 1992                        29.507   $29,507  12,719   $10,272    $3,253    $68,356   $111,388

Net earnings                                                                                     14,607     14,607
Dividends declared:
    Preferred dividends - $47.08 per share                                                       (1,389)    (1,389)
    Common dividends - $0.21 per share                                                           (3,124)    (3,124)
Issuance of common stock for acquisition of
  businesses (Note 2)                                                672    8,668                            8,668
Issuance of common stock through public
  offering                                                         3,000   41,365                           41,365
Repurchase of preferred stock                  (29.507)  (29,507)                                          (29,507)
Common stock issued under Stock Option Plan
   including tax benefit of $167                                      27      130                              130
Other common stock issued                                              9      117                              117
                                               --------  -------- ------   ------     ------    -------    -------

Balance at July 3, 1993                              -          - 16,427    60,552     3,253     78,450    142,255

Net earnings                                                                                     16,551     16,551
Common stock dividends declared- $0.21 per share                                                 (3,513)    (3,513)
Common stock issued under Stock Option Plan
   including tax benefit of $423                                      60       450                             450
Other common stock issued                                             27       414                             414
                                               -------   --------   -----  -------     ------     ------     ------

Balance at July 2, 1994                            -           -  16,514    61,416     3,253      91,488    156,157

Net earnings                                                                                      16,133    16,133
Common stock dividends declared-$0.22 per share                                                   (4,073)   (4,073)
Issuance of common stock for acquisition of
  businesses (Note 2)                                              1,775    10,650                          10,650
Common stock issued under Stock Option Plan
   including tax benefit of $182                                      29       173                             173
Other common stock issued                                             38       563                             563
Common stock repurchased                                          (1,058)  (16,020)     (239)              (16,259)
                                               ------    -------  -------  --------   -------   --------   --------
Balance at July 1, 1995                            -          -   17,298   $56,782    $3,014    $103,548   $163,344
                                               ======    =======  ======   =======    =======   ========   ========

See accompanying Notes to Consolidated Financial Statements.


WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Dollars in thousands
Fiscal years ended July 1, 1995, July 2, 1994, and July 3, 1993                    1995          1994         1993
-----------------------------------------------------------------                 --------      --------    ---------
Cash Flows from Operating Activities:
Net earnings                                                                       $16,133       $16,551      $14,607
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation                                                                        24,817        21,333       18,115
Gain on sales of property, plant and equipment                                        (218)          (12)         (17)
Deferred income taxes                                                                1,919         8,449        1,100
Other, net                                                                             498           520          445
Change in operating assets and liabilities net of acquired businesses:
   (Increase) decrease in accounts receivable                                        4,069       (11,215)      (2,380)
   Increase in inventories                                                         (14,430)       (6,319)     (13,138)
   (Increase) decrease in other current assets                                        (878)         (961)         601
   Increase (decrease) in accounts payable                                          (2,713)        2,486          509
   Increase (decrease) in accrued expenses and other                                 3,500          (350)          99
                                                                                   -------       -------      -------
Net cash provided by operating activities                                           32,697        30,482       19,941

Cash Flows From Investing Activities:
Additions to property, plant and equipment                                         (17,251)      (19,186)     (31,766)
Acquisition of businesses (Note 2)                                                 (42,489)             -      (2,061)
Proceeds from sales of property, plant and equipment                                 1,505           140          132
(Additions to) proceeds from dispositions of other assets                              302           (44)      (1,199)
Minority interest in net earnings of consolidated subsidiary, net of dividends          52            34           39
                                                                                   -------       -------      -------
Net cash used in investing activities                                              (57,881)      (19,056)     (34,855)

Cash Flows From Financing Activities:
Net decrease in notes payable to banks                                              (9,400)       (3,500)      (6,171)
Issuance of long-term debt                                                          83,541             -       15,193
Principal payments on long-term debt                                               (25,020)       (6,489)        (962)
Issuance of common stock                                                               736           864       41,612
Repurchase of common stock                                                         (16,259)            -            -
Repurchase of preferred stock                                                            -             -      (29,507)
Increase (decrease) in excess checks over bank balances                             (4,563)        1,298          366
Dividends paid                                                                      (3,916)       (3,508)      (5,298)
                                                                                   -------       -------      -------
Net cash provided by (used in) financing activities                                 25,119       (11,335)      15,233
                                                                                   -------       -------      -------
Increase (decrease) in cash and cash equivalents                                       (65)           91          319

Cash and cash equivalents at beginning of fiscal year                                  771           680          361
                                                                                   -------       -------      -------
Cash and cash equivalents at end of fiscal year                                       $706          $771         $680
                                                                                   =======       =======      =======
                                       5

WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows Continued

Supplemental cash flow information:
Cash paid for:
   Interest                                                                         $6,555        $4,808       $4,237
   Income taxes                                                                      8,418         2,039        7,958
                                                                                    ======        ======       ======

Non-cash financing activities:

      In fiscal 1995:             The Company issued 1,774,999 shares of WLR
                                  Foods, Inc. common stock valued at
                                  $28,400,000, including $17,750,000 common
                                  stock subject to repurchase, in conjunction with the acquisition of Cuddy Farms, Inc. -
                                  USA Food Division. (Notes 2 and 8)

      In fiscal 1993:             The Company issued 176,694 shares of WLR
                                  Foods, Inc. common stock valued at
                                  $2,554,000 and $733,000 in notes payable
                                  to purchase the assets of two ice
                                  manufacturing and distribution companies.
                                  (Note 2)

                                  The Company issued 495,708 shares of WLR
                                  Foods, Inc. common stock valued at
                                  $6,114,000 and a five year promissory note payable for $842,000 as consideration for the acquisition of Round Hill Foods, Inc. (Note 2)

See accompanying Notes to Consolidated Financial Statements.

                Notes to Consolidated Financial Statements
                  Fiscal Years 7/1/95, 7/2/94 and 7/2/93

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

Fiscal year
The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1995, 1994 and 1993 ended on July 1, 1995, July 2, 1994 and July 3, 1993, respectively, and included 52 weeks in fiscal 1995 and fiscal 1994, and 53 weeks in fiscal 1993.

Principles of Consolidation and Presentation
The accompanying consolidated financial statements include the accounts of WLR Foods and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories
Inventories of feed, grain, eggs, packaging supplies, processed poultry and meat products are stated at the lower of cost or market as determined by the first-in, first-out valuation method. Live poultry and breeder flocks consist of poultry raised for slaughter and breeders. Poultry raised for slaughter are stated at the lower of average cost or market. Breeders are stated at average cost less accumulated amortization. The costs of breeders are accumulated during their development stage and then amortized into the cost of the eggs produced over the egg production cycle of the breeders.

The Company has four methods of purchasing grain: cash purchasing, forward pricing, grain options, and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. During the fiscal years presented, the Company has used only cash purchasing and forward pricing to buy its grain. As of July 1, 1995, WLR Foods does not have any forward contractual agreements for the purchase of grains.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements and major replacements are capitalized.

Income Taxes
Effective July 4, 1993, WLR Foods adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted SFAS 109 using the cumulative effect of a change in accounting principle, although the adoption of the new statement did not have a material effect on the consolidated statement of earnings or the consolidated balance sheet.

Net Earnings Per Common Share
Net earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding during the fiscal years (17,858,942 shares, 16,450,718 shares and 13,983,228 shares in 1995, 1994 and 1993, respectively). Net earnings are reduced by the preferred stock dividend to arrive at the net earnings available to common shareholders. Fully diluted earnings per share assume the full conversion of the Series L Convertible Preferred Stock during the period they were outstanding. Fully diluted earnings per share were based on the fully diluted weighted average common shares and common share equivalents of 15,666,522 for fiscal 1993.

Stock Split
On February 28, 1995, the Company declared a three-for-two stock split effected in the form of a 50% stock dividend paid on May 12, 1995 to shareholders of record on April 14, 1995. The split resulted in the issuance of an additional 6.1 million shares of common stock. All numbers of common shares and per share data have been restated to reflect the stock split.

Fair Value of Financial Instruments
The estimated fair value of financial instruments has been determined by the Company using available market information. Except for debt instruments (Note 5), the carrying amounts of all financial instruments approximate their fair values due to their short maturities.

Reclassifications
Certain 1994 and 1993 amounts have been reclassified to conform with fiscal 1995 presentations.


2.  BUSINESS ACQUISITIONS

Each transaction discussed below has been accounted for as a purchase, and, accordingly, the consolidated financial statements included herein include the net assets acquired at fair value and the results of operations from the date of acquisition.

On April 3, 1995, the Company's wholly owned subsidiary, Cassco Ice & Cold Storage, Inc., acquired the remaining 50% interest in a cold storage and distribution facility in Marshville, North Carolina for $2.3 million in cash. The business is a refrigerated distribution center that operates as a public refrigerated warehouse, located on approximately 15 acres. The Company acquired its initial 50% interest in the facility as part of its purchase of Cuddy Farms, Inc.-USA Food Division mentioned below.

Dollars in thousands
---------------------------------------                 --------
Total assets acquired                                   $  5,881
Cash paid (including costs)                                2,346)
                                                        --------
Total liabilities assumed                               $  3,535
                                                         =======
On August 29, 1994, the Company acquired the turkey processing and production assets of Cuddy Farms, Inc. for $39.1 million in cash and 1,774,999 shares of common stock valued at $28.4 million. The transaction was recorded as follows:

Dollars in thousands
--------------------------------------                  --------
Accounts receivable                                     $ 14,758
Inventories                                               28,372
Other current assets                                          30
Property, plant and equipment                             36,289
Other assets                                               2,611
                                                        --------
     Total assets acquired                                82,060
Cash paid (including costs of $1,043)                    (40,143)
Issuance of common stock                                 (10,650)
Common stock subject to repurchase                       (17,750)
                                                        --------
Total liabilities assumed                               $ 13,517
                                                        ========

The following table shows the unaudited pro forma information as if the transaction had been consummated at the beginning of the periods presented. This pro forma information is not necessarily indicative of the results which may have occurred if the transaction had been consummated at the beginning of the periods presented.

                                                    Pro-forma  Unaudited
                                                      Fiscal year ended
Dollars in thousands, except per share data      July 1, 1995  July 2, 1994
-------------------------------------------      ------------  ------------
Net sales                                          $947,199        $939,464
Net earnings                                         14,774          13,713
Net earnings per common share                      $   0.82        $   0.75

In May 1993, the Company issued 176,694 shares of WLR Foods common stock valued at $2.6 million, debt of $732,900 and cash of $806,000 for net assets of two ice manufacturing operations. In November 1992, WLR Foods acquired Round Hill Foods, Inc. and affiliated companies for 495,708 shares of WLR Foods common stock valued at $6.1 million, $1 million in cash, $842,000 in notes and assumed $11 million in debt of the acquired companies.
                                       9

3 INVENTORIES

A summary of inventories at July 1, 1995 and July 2, 1994 follows:

Dollars in thousands                               1995            1994
-------------------------------------           -----------      ---------
Live poultry and breeder flocks                  $54,487          $39,719
Processed poultry and meat products               41,262           22,969
Packaging supplies, parts and other               19,704           13,302
Feed, grain and eggs                              10,396            7,057
                                                --------          -------
Total inventories                               $125,849          $83,047
                                                ========          =======


4.  PROPERTY, PLANT AND EQUIPMENT

WLR Foods investment in property, plant and equipment at July 1, 1995 and July 2, 1994 was as follows:

Dollars in thousands                             1995            1994
-------------------------------               --------         --------
Land and improvements                          $20,361          $14,260
Buildings and improvements                     109,368           82,514
Machinery and equipment                        168,228          141,289
Transportation equipment                        25,371           24,710
Construction in progress                         3,236            6,000
                                              --------         --------
                                               326,564          268,773
Less accumulated depreciation                  152,401          128,919
                                              --------         --------
Property, plant and equipment, net            $174,163         $139,854
                                              ========         ========

The Company capitalized interest costs with respect to certain major construction projects of $146,000, $82,000 and $800,000 in fiscal years 1995, 1994 and 1993, respectively.

5. LONG-TERM DEBT AND BANK REVOLVING CREDIT

Long-term debt at July 1, 1995 and July 2, 1994 consisted of the following obligations:

Dollars in thousands                            1995            1994
--------------------------------------        ---------      ----------
Fixed Rate Notes:
  9.41% Senior Unsecured Notes due 2001        $24,000         $27,000
  7.47% Senior Unsecured Notes due 2007         22,000               -

Variable Rate Notes:
  Unsecured Bank Term Note due 2002             24,107               -
  Unsecured Bank Revolving Credit due 1998      35,000               -
  Unsecured Private Placement Notes due 2001         -          17,750

Other Notes:
 Various notes with varying terms and rates      9,402           7,893
                                               -------         -------
Total long-term debt                           114,509          52,643

Less current maturities of long-term debt        8,028           6,275
                                               -------         -------

Long-term debt, excluding current maturities  $106,481         $46,368
                                              ========         =======

The 9.41% Senior Unsecured Notes have $3 million principal payments due in May of each year through 2000. In 2001, a final balloon payment of $9 million is due. Interest is payable semi-annually. The 7.47% Senior Unsecured Notes due 2007 were placed in June 1995. The notes require interest payments on a semi-annual basis through maturity. Principal payments of $4.4 million begin in 2003. The financial covenants for both senior notes include fixed charge coverage, debt-to-capital, tangible net worth and current ratio requirements.

The Unsecured Bank Term Note is a seven-year fully amortizing variable rate note, priced at London Interbank Offered Rates (LIBOR) plus 75 basis points. With initial funding in April 1995, WLR Foods made the first payment on June 30, 1995. Principal and interest payments are due quarterly, with repricing occurring on or about the due date of the payment. Annual principal payments are $3,571,000.

WLR Foods has two unsecured revolving credit facilities totaling $110 million with banks. The first facility is a three-year, $100 million syndicated facility, which matures on April 1, 1998. On July 1, 1995, $35 million was outstanding, with $50 million available for borrowing. The facility provides for $15 million of standby letters of credit, including $6.5 million currently available for new standby letters of credit. Pricing is LIBOR plus 35 basis points. The second revolving credit facility is a $10 million facility maturing in March 1996. No amounts were outstanding on July 1, 1995. The revolving credit and bank term agreements contain various covenants, including maintenance of a minimum net worth, current ratio, fixed charge coverage, and a maximum debt-to-capitalization ratio.

The fair value of the fixed rate notes is estimated at $47.8 million based on quoted market prices for similar issues at July 1, 1995. The carrying value of all other debt approximates fair value at July 1, 1995.

Required annual principal repayments of long-term debt are as follows:

Dollars in thousands
--------------------------------------------             --------

Fiscal 1996                                              $ 8,028
Fiscal 1997                                                8,027
Fiscal 1998                                               43,067
Fiscal 1999                                                7,610
Fiscal 2000                                                7,609

6. EMPLOYEE BENEFITS

The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Most participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. WLR Foods total contributions under this plan were approximately $2.3 million, $2.1 million, and $1.5 million, for fiscal 1995, 1994, and 1993, respectively.

7. INCOME TAXES

Effective July 4, 1993, WLR Foods, Inc. adopted SFAS 109.
See Note 1 for a discussion of the effects of the accounting change.

The provisions for income taxes from operations were as follows for fiscal years 1995, 1994 and 1993:

Dollars in thousands           1995          1994            1993
                              -------       -------         -------
      Current:
         Federal              $6,211          $948          $5,985
         State                 1,619           500             972
                              ------         -----          ------
                               7,830         1,448           6,957

      Deferred:
         Federal               1,638         7,477             846
         State                   281           972             254
                              ------        ------          ------
                               1,919         8,449           1,100
                              ------        ------          ------
Total tax provision           $9,749        $9,897          $8,057
                              ======        ======          ======

The provision for income taxes differs from the amounts resulting from applying the federal statutory tax rates (35% for fiscal years 1995 and 1994 and 34% for 1993) to earnings before income taxes and minority interest as follows for fiscal years 1995, 1994 and 1993:

Dollars in thousands           1995           1994           1993
-------------------------     -------       -------        -------

Taxes computed using federal
  statutory tax rates          $9,078        $9,270          $7,720
State income tax expense,
  net of federal tax benefit      908           957             809
Other, net                       (237)         (330)           (472)
                               ------        ------          ------
Total tax provision            $9,749        $9,897          $8,057
                               ======        ======          ======
Effective tax rate               37.6%        37.4%           35.5%

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and deferred tax liabilities at July 1, 1995 and July 2, 1994 are listed below.

Dollars in thousands                                     1995            1994
---------------------------------------               ---------       ---------

Deferred tax liabilities:

  Inventories, principally due to live inventories
    accounted for on the farm price method for tax
    purposes                                         ($14,376)       ($11,901)

  Plant and equipment, principally due to
    differences in depreciation and capitalized
    interest                                           (9,465)        (10,343)

  Investments in subsidiary, principally
    due to undistributed net income of the
    subsidiary                                           (357)           (319)

  Other                                                    -             (136)
                                                     --------        --------
Gross deferred tax liabilities                        (24,198)        (22,699)


Deferred tax assets:

  Insurance accruals, principally due to
    the timing of payments vs. the recording of
    expense                                            $2,478          $1,599

  Net operating loss carryforwards                         -            1,428

  Deferred compensation, principally due to
    accrual for financial reporting purposes             955            1,217

  Alternative minimum tax credit carryforward            836              948

  Compensated absences, principally due to
    accrual for financial reporting purposes             970              794

  Accounts receivable, principally due to
    allowance for doubtful accounts                      241              140

  Other                                                  689              463
                                                    --------         --------
Gross deferred tax assets                              6,169            6,589
Valuation allowance on deferred tax assets                 -                -
                                                    --------         --------
Net deferred tax liability                          ($18,029)        ($16,110)
                                                    =========        =========

At the adoption of SFAS 109 management determined a valuation allowance was unnecessary, and during fiscal 1995 and fiscal 1994, no valuation allowance was recorded. Based on the Company's historical earnings, future expectations of taxable income, the reversing of gross deferred tax liabilities and potential net operating loss carrybacks, management believes that it is more likely than not that the Company will realize the gross deferred tax assets.

The sources of deferred income taxes and their related tax effects are as follows for fiscal year 1993:

Dollars in thousands                                            1993
                                                               ------
Excess of tax over financial statement depreciation              $936
Accrued expenses deductible in different periods for
  financial reporting and tax purposes                           (586)
Difference between financial statement and tax bases of
  inventories                                                     773
Other, Net                                                        (23)
                                                                -----
Deferred tax provision                                         $1,100
                                                               ======

8. SHAREHOLDERS' EQUITY AND COMMON STOCK SUBJECT TO REPURCHASE

In February 1994, the Board of Directors approved the adoption of the Shareholder Protection Rights Plan (the Plan) wherein one right attaches to and trades with each share of common stock. Each right entitles the registered holder to purchase from the Company, at an exercise price of $45.33, the number of shares of common stock or participating preferred stock having a market value of twice the exercise price. Such participating preferred stock is designed to have economic and voting terms similar to those of one share of common stock. Rights will separate from the common stock and become exercisable following the earlier of 1) the date a person or group acquires 15% or more of the outstanding stock, or 2) the tenth business day (or such later date the Board may decide) after any person commences a tender offer that would result in such person or group holding a total of 15% or more of the common stock. Additionally, rights owned by the acquiring person or group would automatically become void.

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

The rights are redeemable by the Company at $0.01 per right prior to becoming exercisable and expire 10 years from issuance.

WLR Foods has 100,000,000 shares of common stock authorized, with 17,297,671 shares outstanding on July 1, 1995 and 16,513,992 outstanding on July 2, 1994. Additionally, there are 50,000,000 shares of preferred stock authorized with none outstanding as of July 1, 1995 or July 2, 1994.

The Common Stock Subject to Repurchase arises from WLR Foods commitment to repurchase the shares held by a trustee on behalf of Cuddy Farms, Inc. for $17,750,000 in cash if Cuddy Farms has a payment default under its credit facilities. The obligation is in effect until August 1998, at which point the obligation is terminated.

9. STOCK OPTION AND STOCK PURCHASE PLANS

WLR Foods Stock Option Plan was adopted by the Board of Directors in accordance with the Long-Term Incentive Plan which was ratified by the shareholders of the Company on November 1, 1988. The Plan provides for the granting of incentive or nonqualified common stock options. The option price under the Plan shall not be less than the fair market value of the common shares as of the date of the grant. The options vest over a three-year period and are exercisable at varying dates not to exceed 10 years from the grant.

The changes in the outstanding common shares under option for fiscal 1995, 1994, and 1993 are listed below:

                                  Common shares           Option
                                   under option           price
-----------------------------     --------------       -------------


Outstanding at June 27, 1992       793,875             $8.22 to $12.33

Canceled or expired               (119,250)            $8.22 to $12.33
Exercised                          (70,875)            $8.22
Granted in fiscal 1993             156,375            $14.67
                                  --------            ----------------
Outstanding at July 3, 1993        760,125             $8.22 to $14.67

Canceled or expired                 (3,000)           $11.92
Exercised                         (164,625)            $8.22 to $12.33
Granted in fiscal 1994             150,375            $20.00
                                  --------            ----------------
Outstanding at July 2, 1994        742,875            $11.92 to $20.00

Exercised                         (137,625)           $12.33
Granted in fiscal 1995             163,000            $15.00
                                  --------            ----------------
Outstanding at July 1, 1995        768,250            $11.92 to $20.00
                                  ========            ================

At July 1, 1995  452,875 options are exercisable.

On October 29, 1994, the shareholders of WLR Foods approved the Poultry Producer Stock Purchase Plan and amended and restated the Employee Stock Purchase Plan. These plans allow contract producers and employees to purchase stock at a 10% discount off the market price. All shares must be held in the plans for a period of two years. Upon termination of employment or contract, participants are terminated from the respective plans.

10.  LEASES

WLR Foods has entered into various operating lease agreements for machinery and equipment. The leases are noncancelable and expire on various dates through 2001. Total rent expense was approximately $2.7 million, $1.4 million and $1.2 million for fiscal 1995, 1994, and 1993, respectively. The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of July 1, 1995:


Dollars in thousands
-----------------------------------------
Fiscal 1996                                  $2,168
Fiscal 1997                                   1,548
Fiscal 1998                                   1,324
Fiscal 1999                                     626
Fiscal 2000                                     460
Fiscal 2001 and thereafter                      374
                                             ------
Total minimum lease payments                 $6,500
                                             ======



11. Related Party Transactions

Certain directors of WLR Foods are contract producers of live poultry for the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during each fiscal year presented. As a result of the August 1994 acquisition (Note 2), Cuddy Farms, Inc. became a related party. The 1995 transactions include poult purchases and feed sales to Cuddy Farms, Inc. at prices established when the acquisition was completed. The contract terms are through 1998 with extensions available.

Transactions with these related parties during the past three fiscal years are as follows:

                                       Purchases              Sales to
Dollars in thousands              from related parties     related parties
-----------------------------    ------------------------- -----------------
Fiscal 1995                             $21,020               $7,939
Fiscal 1994                               1,522                    -
Fiscal 1993                               1,921                    -

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


The unaudited summary quarterly results for fiscal 1995 and 1994 follows:


Dollars in thousands, except per share data
Fiscal year ended July 1, 1995                First      Second        Third         Fourth
-------------------------------------------- ---------   --------     --------       --------
Net sales                                    $210,285    $247,840     $211,469       $239,182
Operating income                               11,823      13,186        4,403          2,859
Net earnings                                    6,508       6,785        2,033            807
Per share data:
   Net earnings per common share                $0.38       $0.37        $0.11          $0.05
   Dividends declared per common share           0.05        0.05         0.06           0.06
   Market price (bid)-high                      18.67       18.17        18.17          18.00
                     -low                       13.00       15.33        16.83          12.00


Fiscal year ended July 2, 1994               First      Second        Third         Fourth
------------------------------------------- ---------   --------      --------      ---------
Net sales                                   $179,028    $182,315     $171,090       $194,837
Operating income                               7,293       7,901        3,171         12,679
Net earnings                                   3,784       4,133        1,303          7,331
Per share data:
   Net earnings per common share               $0.23       $0.25        $0.08          $0.45
   Dividends declared per common share          0.05        0.05         0.05           0.05
   Market price (bid)-high                     13.33       12.83        20.92          21.17
                     -low                      11.17       11.50        18.33          17.17

13. SUBSEQUENT EVENT

On August 22, 1995, WLR Foods entered into an agreement to acquire the net assets of New Hope Feeds, Inc. and Economy Truck Leasing, Inc. for $18 million, including stock and debt. The consummation of the acquisition is contingent on several conditions including regulatory approval, and resolution of a third party right of first refusal. Closing is anticipated by September 30, 1995.