Form 10-K, Exhibit 13
period 1995-07-01
WLR FOODS INC
filed 1995-09-29
CIK 760775

Exhibit 13.4
         Independents Auditors Report on Consolidated Financial Statements








Independent Auditors  Report


The Board of Directors and Shareholders
WLR Foods, Inc.:

We have audited the accompanying consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 1, 1995 and July 2, 1994, and the related consolidated statements of earnings, shareholders equity and cash flows for each of the fiscal years in the three-year period ended July 1, 1995. These consolidated financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above represent fairly, in all material respects, the financial position of WLR Foods, Inc. and subsidiaries as of July 1, 1995 and July 2, 1994, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended July 1, 1995, in conformity with generally accepted accounting principles.

                              KPMG PEAT MARWICK LLP

Richmond, Virginia
August 16, 1995