Form 10-K, Exhibit 13
period 1996-06-29
WLR FOODS INC
filed 1996-09-27
CIK 760775

                                      Exhibit 13.1
          Financial Highlights from Registrant's Annual Report to Shareholders

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS
Dollars in thousands, except
per share data

                                     June 29,        July 1,       July 2,     July 3,
Fiscal year ended:                     1996           1995          1994        1993
                                     --------       --------      --------    --------
OPERATIONS
Net sales                            $997,632       $908,776      $727,270    $616,702
Cost of sales                         897,892        785,085       632,620     535,014
                                     --------       --------      --------    --------
Gross profit                           99,740        123,691        94,650      81,688

Selling, general and
 administrative expenses               97,324         91,420        63,606      55,732
                                     --------       --------      --------    --------
Operating income                        2,416         32,271        31,044      25,956

Interest expense                        9,359          6,666         4,989       3,816
Other (income) expense, net               321           (332)         (431)       (567)
                                     --------       --------      --------    --------
Total other expense, net                9,680          6,334         4,558       3,249

Earnings (loss) before income
 taxes and minority interest           (7,264)        25,937        26,486      22,707
Income tax expense (benefit)           (2,610)         9,749         9,897       8,057
Minority interest                          32             55            38          43
                                     --------       --------      --------    --------
Net earnings (loss) before
 cumulative effect of change in
 accounting                            (4,686)        16,133        16,551      14,607

Cumulative effect on prior
 years of change in accounting              -              -             -          -
                                     --------       --------      --------    --------
Net earnings (loss)                    (4,686)        16,133        16,551      14,607
Less preferred stock dividends              -              -             -       1,389
                                     --------       --------      --------    --------
Net earnings (loss) available
 to common shareholders               $(4,686)       $16,133       $16,551     $13,218
                                     ========       ========      ========    ========
PER COMMON SHARE
Net earnings (loss) before
 cumulative effect of change in
 accounting                            $(0.27)         $0.90         $1.01       $0.95
Cumulative effect on prior
 years of change in accounting              -              -             -           -
                                     --------       --------      --------    --------
Net earnings (loss) per share
 (primary)                             $(0.27)         $0.90         $1.01       $0.95

Net earnings (loss) per share
 (fully diluted)                        (0.27)          0.90          1.01        0.93

Dividends declared (excluding
 Cassco pooling)                         0.24           0.22          0.21        0.21

Book value                              10.00          10.47          9.45        8.66

Year-end stock price                    14.00          14.38         17.00       11.33

Common shares outstanding
 (in thousands):
        Average for the year           17,528         17,859        16,451      15,667<F1>
        At year end                    17,682         17,298        16,514      16,427


WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data

                                      June 29,       July 1,       July 2,       July 3,
Fiscal year ended:                      1996          1995           1994          1993
                                     ---------     ---------      --------     ---------

FINANCIAL POSITION AT END OF YEAR
Working capital                      $144,621       $120,562       $69,989       $57,509

Property, plant and equipment,
 net                                  176,691        174,163       139,854       140,540

Total assets                          451,121        372,525       283,051       265,626

Long-term debt                        138,510        106,481        46,368        52,253

Common stock subject to
 repurchase                            17,750         17,750             -             -

Preferred shareholders'
 equity <F2>                                -              -             -             -

Common shareholders' equity          $159,010       $163,344      $156,157      $142,255
                                     ========       ========      ========      ========
ANALYTICAL & OTHER INFORMATION

Current ratio (compared to 1)            2.18           2.67          2.02          1.92

Total debt/total
 capitalization <F3>                     55.1%          44.7%         28.4%         33.5%

Return on beginning total
 equity                                   NMF           10.3%         11.6%         13.1%

Capital expenditures                  $18,771        $17,251       $19,186       $31,766
Depreciation expense                   28,243         24,817        21,333        18,115
Amortization expense                      742            598           520           445
Interest expense                        9,359          6,666         4,989         3,816

Dividends declared:
  Common stock                          4,233          4,073         3,513         3,124
  Preferred stock                           -              -             -         1,389

Market capitalization of common
 stock at year end                   $247,547       $248,654      $280,738      $186,168
                                     ========       ========      ========      ========

All information reflects the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

[FN]
<F1> Fully diluted shares

<F2> In March 1993, the Company repurchased all the preferred stock issued in January 1992.

<F3> Common stock subject to repurchase classified as debt.

WLR Foods, Inc. common stock was first publicly traded in 1988.


WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data

                                      June 27,   June 29,  June 30,    July 1,    July 2,
Fiscal year ended:                      1992       1991      1990        1989       1988
                                      --------   --------   --------   --------  --------

OPERATIONS
Net sales                             $514,465   $502,238   $494,156   $465,951   $381,363
Cost of sales                          454,331    434,509    415,803    391,640    335,855
                                      --------   --------   --------   --------   --------
Gross profit                            60,134     67,729     78,353     74,311     45,508

Selling, general and
 administrative expenses                48,191     50,019     49,595     44,566     37,420
                                      --------   --------   --------   --------   --------
Operating income                        11,943     17,710     28,758     29,745      8,088

Interest expense                         2,755        928        925      2,037      1,536
Other (income) expense, net               (251)      (453)      (491)       166       (184)
                                      --------   --------   --------   --------   --------
Total other expense, net                 2,504        475        434      2,203      1,352

Earnings (loss) before income
 taxes and minority interest             9,439     17,235     28,324     27,542      6,736
Income tax expense (benefit)             3,518      6,521     10,895     10,520      2,952
Minority interest                           25         33         34       (206)        60
                                      --------   --------   --------   --------   --------
Net earnings (loss) before
  cumulative effect of change
  in accounting                          5,896     10,681     17,395     17,228      3,724

Cumulative effect on prior
 years of change in accounting               -          -          -          -      1,112
                                      --------   --------   --------   --------   --------
Net earnings (loss)                      5,896     10,681     17,395     17,228      4,836
Less preferred stock dividends             982          -          -          -          -
                                      --------   --------   --------   --------   --------
Net earnings (loss) available
 to common shareholders                 $4,914    $10,681    $17,395    $17,228     $4,836
                                       =======   ========   ========   ========   ========
PER COMMON SHARE
Net earnings (loss) before
 cumulative effect of change
 in accounting                           $0.35      $0.68      $1.11      $1.11      $0.24
Cumulative effect on prior
 years of change in accounting               -          -          -          -       0.07
                                      --------   --------   --------   --------   --------
Net earnings (loss) per share
 (primary)                               $0.35      $0.68      $1.11      $1.11      $0.31

Net earnings (loss) per share
 (fully diluted)                          0.35       0.68       1.11       1.11       0.31

Dividends declared (excluding
 Cassco pooling)                          0.21       0.21       0.19       0.18       0.21

Book value                                6.44       7.33       6.86       5.86       4.95

Year-end stock price                      9.67      12.00      12.33      11.87       5.63

Common shares outstanding
 (in thousands):
         Average for the year           14,277     15,782     15,645     15,600     15,600
         At year end                    12,719     15,782     15,782     15,600     15,600


WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data

                                      June 27,    June 29,  June 30,    July 1,    July 2,
Fiscal year ended:                      1992        1991      1990        1989       1988
                                     ---------   --------  ---------   --------   --------
FINANCIAL POSITION AT END OF YEAR
Working capital                        $40,337    $49,532    $46,039    $42,914    $35,169

Property, plant and equipment,
 net                                   113,017     88,807     71,414     59,687     53,524

Total assets                           207,736    175,329    157,763    142,832    124,810

Long-term debt                          38,148     18,678      6,402      7,858      8,995

Common Stock subject to
 repurchase                                  -          -          -          -          -

Preferred shareholders'
 equity <F2>                            29,507          -          -          -          -

Common shareholders' equity            $81,881   $115,625   $108,258    $91,455    $77,181
                                       =======   ========   ========    =======    =======
ANALYTICAL & OTHER INFORMATION

Current ratio (compared to 1)             1.80       2.42       2.20       2.12       2.03

Total debt/total
 capitalization <F3>                      32.0%      16.1%       8.5%      13.9%      16.0%

Return on beginning total
 equity                                    5.1%       9.9%      19.0%      22.3%       6.6%

Capital expenditures                   $36,107    $29,471    $20,360    $16,001     $8,163

Depreciation expense                    14,041     11,544      9,932      8,595      7,057
Amortization expense                       168          -          -          -          -
Interest expense                         2,755        928        925      2,037      1,536

Dividends declared:
  Common stock                           2,854      3,314      2,948      2,643      2,503
  Preferred stock                          982          -          -          -          -

Market capitalization of
 common stock at year end             $122,942   $189,378   $194,638   $185,432    $87,880
                                      ========   ========   ========   ========    =======

All information reflects the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

[FN]
<F1> Fully Diluted Shares

<F2> In March 1993, the Company repurchased all the preferred stock issued in January 1992.

<F3> Common Stock subject to repurchase classified as debt.

WLR Foods, Inc. common stock was first publicly traded in 1988.