Form 10-K, Exhibit 13
period 1996-06-29
WLR FOODS INC
filed 1996-09-27
CIK 760775

Exhibit 13.2


  MANAGEMENT'S DISCUSSION AND ANALYSIS, FROM THE REGISTRANT'S ANNUAL
    REPORT TO SHAREHOLDERS FOR THE FISCAL YEAR ENDED JUNE 29, 1996.


What is WLR Foods and where are its operations located?
WLR Foods, Inc. (WLR Foods or the company) is a fully-integrated poultry production, processing and marketing business with operations in Virginia, West Virginia, Pennsylvania and North Carolina.

Fiscal 1996 is the only year WLR Foods has ever reported a net loss. What caused this?
Several extreme industry conditions adversely affected fiscal 1996 results. Most important were: record high grain costs during the second half of the fiscal year; excess supplies of poultry and meats which prevented the company from increasing prices to offset rising grain costs; and disease in turkey flocks in North Carolina. In addition, severe weather in the mid-Atlantic region adversely affected operations throughout fiscal 1996.

How did the operating results of fiscal 1996 compare to fiscal 1995? Fiscal 1996 had record sales of $997.6 million, up $88.9 million or 9.8% from last year. Sales volumes increased 6.4%. Chicken sales volume grew 16.3%, with nearly 70% of the chicken volume increase resulting from the acquisition of the Goldsboro chicken complex in September 1995. The Goldsboro acquisition accounted for approximately $30 million of the change in net sales. Turkey sales volumes decreased 1.7% even though 52 weeks of sales from the Carolina division were included in fiscal 1996, versus 44 weeks for the previous year.

Compared to fiscal 1995, fiscal 1996 average quoted commodity prices for whole turkeys and chickens were up 6% and 13%, respectively, but, because of excess poultry and meat supplies, were far below those needed to offset the increased grain cost.

Rather than accept uneconomic prices, management elected to build turkey finished goods inventories during the third and fourth quarters. This resulted in higher than usual inventory volumes at fiscal year end. Since then, finished goods inventory levels have been brought down by over 20% and are anticipated to be further reduced to near normal levels by calendar year end.

Cost of sales increased $112.8 million or 14.4%, because of higher volumes sold and high grain costs. Higher corn and soybean costs in fiscal 1996 caused approximately $58 million of the increase in cost of sales. The average price paid for corn was 46% higher, while soybean meal was 23% higher than last year. Grain futures prices have moved modestly lower since the end of the fiscal year, but still remain higher on an annual average than last year. Management expects that grain prices will remain high at least until the harvest is completed. Due to the production cycle of poultry, it takes up to three months for the impact of a price change in grains to change product costs.

The company has various ways to purchase grain. These include cash purchasing, forward pricing, grain futures and options. During fiscal 1996, the company only used cash purchasing and continues to do so.

Production volumes were reduced by decreasing chicken placements by 5% and turkey live weights by 10% during the third and fourth quarters. As a result, producer payments were affected since, with less production, many received less pay. These reductions will be adjusted as industry conditions warrant.

During the second half of fiscal 1996, management concentrated its efforts on reducing costs throughout the company. Cost cuts included centralizing purchasing, staff reductions and changing the North Carolina turkey processing operation to a single shift, without reducing production levels. Cost reductions throughout the company will generate at least $20 million of savings annually, but only a portion of these savings were reflected in fiscal 1996 operating results.

Disease is a risk the company faces while growing poultry. In fiscal 1996, the company was once again adversely affected by Poult Enteritis Mortality Syndrome (PEMS, commonly referred to as spiking mortality) in its North Carolina turkey operations. Although excessive mortality and poor feed conversion caused by the disease combined to increase product costs over those of unaffected flocks, the financial impact of the disease in fiscal 1996 was comparable to fiscal 1995.

The drug introduced last fall to combat the disease showed favorable results in certain flocks this summer. The more seriously affected flocks that did not respond to the medication were depopulated to minimize ongoing costs. The company also initiated changes in flock management practices to reduce the effects of the disease while industry research for a cure or better containment continues.

Gross profit decreased $24.0 million or 19% to $99.7 million.
The gross profit margin decreased to 10.0% from 13.6% last year.

Selling, general and administrative expenses increased $5.9 million, or 6.5% because of the incremental expenses of the North Carolina turkey operation (52 weeks this year, 44 weeks last year) and increases in freight and other sales related expenses of $3.4 million and $3.9 million, respectively. Selling and freight expenses increased with higher volumes sold, somewhat offset by operational efficiencies.

These higher expenses were also partially offset by a decrease in administrative costs from company-wide centralization of administration, cost reductions and no bonuses earned during fiscal 1996.

Operating income decreased $29.9 million to $2.4 million. Other expense totaled $9.7 million, an increase of $3.4 million, primarily because of interest on increased borrowings to cover higher inventory levels and other operating needs.

The effective tax benefit was 35.9% due to limitations on the use of operating losses in some states.

Net income decreased $20.8 million, resulting in a net loss of $4.7 million. On a per share basis, the company s loss was $0.27 for fiscal 1996 compared to a profit of $0.90 last year.

In comparing fiscal 1995 to fiscal 1994, what factors caused operating result changes?
Overall, fiscal 1995 and 1994 had similar operating results, with profits of $16.1 million and $16.6 million, respectively. There were various factors that contributed to the similar net income results.

Fiscal 1995 sales increased 25% over 1994 primarily as a result of the acquisition of the Carolina Division in August 1994. Sales pounds increased 18% overall, with chicken sales up 2% and turkey and further processed sales up 40% over the prior year. Average quoted commodity prices for whole chickens and turkeys were down 8% and 1%, respectively, because of abundant supplies of not only poultry but all competing meats. Sales of dark turkey meat decreased significantly in the fourth quarter, as export demand waned with the devaluation of the Mexican peso.

Cost of sales increased 24%, primarily due to increased volumes sold, somewhat offset by lower grain costs. Average corn prices were down 10% and soybean meal was 16% lower than in fiscal 1994. Operating costs remained steady, with efficiency improvements offsetting increases in labor and packaging costs.

Gross profit margin improved for fiscal 1995, but this trend reversed in the fourth quarter as dark meat turkey prices dropped and grain prices increased.

Selling, general and administrative expenses rose 43.7% because of increased sales volumes. Selling, marketing, advertising and delivery costs were up due to the acquisition of the Carolina Division and the change in volumes sold. Increased sales volumes of further processed and foodservice products also resulted in increased selling, marketing and advertising expenses. Administrative costs increased only 6% over the prior year. Fiscal 1995 included $1.3 million in defense costs for the hostile takeover attempt of the company by Tyson Foods, Inc.

Other expenses increased due to interest on higher borrowing and higher interest rates on variable rate loans. Additional funds were borrowed to finance two acquisitions, and an additional $16.3 million was used to repurchase 1.06 million shares of the company s common stock in fiscal 1995.

The effective tax rate was 37.6%, compared to 37.4% from the prior year. Net income was $16.1 million, down $0.5 million from fiscal 1994.

How has the company s liquidity and financial condition changed during fiscal 1996?
The company s year-end net working capital grew to $144.6 million, up from $120.6 million last year. The current ratio was 2.2-to-1, down from 2.7-to-1, a result of a $30 million unsecured loan funded in June 1996 to provide greater liquidity. Capital spending was reduced to $18.8 million to conserve cash, down from the originally budgeted amount of $30 million. Certain projects were delayed including a new Goldsboro hatchery originally planned for fiscal 1996.

Management is negotiating with its lenders to waive and or modify certain financial covenants of the company s existing debt agreements and believes such requests will be granted. Under the existing agreements, projections show one of the covenants could be violated in fiscal 1997 at current earnings levels.

During the first half of the year, the company repurchased 0.2 million shares of stock for $2.8 million. Because of industry conditions, no repurchases of stock were made during the second half of the fiscal year. In fiscal 1995, the Board of Directors authorized $30 million of stock repurchases, of which $19.1 million has been expended to date to acquire 1.3 million shares. No further repurchases of shares are anticipated until industry conditions improve significantly.

Total debt to total capital was 55.1% compared to 44.7% last year. This calculation reflects the common stock subject to repurchase as debt. The increase came from higher borrowings to fund the acquisition of the Goldsboro chicken complex, higher inventories and receivables, and the repurchases of stock. Until grain costs decrease to more normal levels and inventories are reduced, this ratio will likely remain above the company s target range of 40% to 45%.

What  resources did  the company  invest in  its operations  in fiscal
1996?
The company spent $18.8 million for capital items along with
$16.6 million in cash and stock disbursed for the Goldsboro chicken complex. The capital projects generally were for normal replacements and upgrades of existing assets, but included $2.4 million for a new ice plant near Richmond, Virginia. Lease financing totaled $1.1 million for equipment, vehicles and computer equipment, all operating leases.

Capital expenditures of $15 million are projected for fiscal 1997, but may be increased to cover the Goldsboro hatchery, delayed in fiscal 1996. Strategic projects will be evaluated individually, based on industry conditions and the company s position in the marketplace.

                                   3

In fiscal 1996, the company disbursed $4.2 million for dividends and received $1.3 million from employees, producers and shareholders for purchases of stock.

Regulatory items
The company is in material compliance with all regulatory requirements at the present time.

The company will adopt SFAS No. 123, Accounting for Stock-Based Compensation in fiscal 1997. The company will elect the disclosure provisions of the statement and continue to account for stock-based compensation in accordance with APB Opinion No. 25. SFAS No. 121 Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed of will be adopted in fiscal 1997. These accounting standards are not anticipated to materially impact the financial position of the company or results of operations at the time of adoption.

What are the risks of the poultry industry?
Risks include weather conditions impacting grain production, and live growout of poultry; disease in poultry; feed supplies and prices; supplies and selling prices of poultry and competing meats; consumer preferences; governmental and regulatory intervention in the export/import of poultry; and changes in regulations governing production processes.

Company performance expectations, or "forward looking statements" expressed from time to time are always subject to the possible material impact of any risks identified above. The company hopes that 1996 will remain the best, if not only, example of the adverse impact that can result when almost all such risks present themselves in a single year.