Form 10-K, Exhibit 13
period 1996-06-29
WLR FOODS INC
filed 1996-09-27
CIK 760775

Exhibit 13.3

Consolidated Financial Statements and Notes to Consolidated Financial Statements


WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Operations
Dollars in thousands, except per share data
Fiscal years ended June 29, 1996, July 1, 1995
 and July 2, 1994                                     1996         1995       1994
- ----------------------------------------------     ---------     --------   --------
Net sales (Note 11)                                $997,632      $908,776   $727,270
Cost of sales (Note 11)                             897,892       785,085    632,620
                                                   --------      --------   --------
   Gross profit                                      99,740       123,691     94,650
Selling, general and administrative expenses         97,324        91,420     63,606
                                                   --------      --------   --------
   Operating income                                   2,416        32,271     31,044
Other expense:
   Interest expense (Note 4)                          9,359         6,666      4,989
   Other expense (income), net                          321          (332)      (431)
                                                   --------      --------   --------
   Other expense, net                                 9,680         6,334      4,558
                                                   --------      --------   --------
Earnings (loss) before income taxes and
 minority interest                                   (7,264)       25,937     26,486
Income tax expense (benefit) (Note 7)                (2,610)        9,749      9,897
Minority interest in net earnings of
 consolidated subsidiary                                 32            55         38
                                                   --------      --------   --------
Net Earnings (loss)                                  (4,686)       16,133     16,551
                                                   ========      ========   ========

Net Earnings (loss) per common share                 $(0.27)        $0.90      $1.01
                                                    =======       =======    =======
See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries

Consolidated Balance Sheets
Dollars in thousands
June 29, 1996 and July 1, 1995                                 1996        1995
- -------------------------------------------------            ---------   ---------
Assets
Current Assets
   Cash and cash equivalents                                      $724        $706
   Accounts receivable, less allowance for doubtful             79,932      63,194
    accounts of $708 and $613
   Inventories (Note 3)                                        171,946     125,849
   Income tax receivable                                        10,802       1,828
   Other current assets                                          4,275       1,355
                                                              --------    --------
    Total current assets                                       267,679     192,932

Investments                                                        745         949
Property, plant and equipment, net (Note 4)                    176,691     174,163
Other assets                                                     6,006       4,481
                                                              --------    --------
Total Assets                                                  $451,121    $372,525
                                                              ========    ========
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable to banks (Note 5)                             $30,776    $      -
   Current maturities of long-term debt (Note 5)                 7,983       8,028
   Excess checks over bank balances                             14,788       3,948
   Trade accounts payable                                       31,989      28,021
   Accrued expenses                                             23,887      22,036
   Deferred income taxes (Note 7)                               12,574       9,299
   Other current liabilities                                     1,061       1,038
                                                              --------    --------
    Total current liabilities                                  123,058      72,370

Long-term debt, excluding current maturities (Note 5)          138,510     106,481
Deferred income taxes (Note 7)                                   8,849       8,730
Minority interest in consolidated subsidiary                       552         527
Other liabilities and deferred credits                           3,392       3,323

Commitments and other matters (Notes 6, 8, 10 and 11)

Common stock subject
 to repurchase (Notes 2 and 8)                                  17,750      17,750

Shareholders' equity (Notes 8 and 9)
   Common stock, no par value                                   61,407      56,782
   Additional paid-in capital                                    2,974       3,014
   Retained earnings                                            94,629     103,548
                                                              --------    --------
     Total shareholders' equity                                159,010     163,344
                                                              --------    --------
Total Liabilities and Shareholders' Equity                    $451,121    $372,525
                                                              ========    ========
See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity

Dollars and shares in thousands, except per share data

Fiscal years ended June 29,                     Additional
 1996, July 1, 1995 and July 2,   Common Stock    Paid-In  Retained
 1994                             Shares Amount   Capital  Earnings    Total
- ------------------------------   --------------  ---------- -------- --------
Balance at July 3, 1993          16,427 $60,552     $3,253  $78,450  $142,255
Net earnings                                                 16,551    16,551
Common stock dividends declared
 - $0.21 per share                                           (3,513)   (3,513)
Common stock issued under Stock
 Option Plan including tax
 benefit of $423                     60     450                           450
Other common stock issued            27     414                           414
                                 ------ -------     ------  -------  --------
Balance at July 2, 1994          16,514  61,416      3,253   91,488   156,157
Net earnings                                                 16,133    16,133
Common stock dividends declared
 - $0.22 per share                                           (4,073)   (4,073)
Issuance of common stock
 for acquisition of
 businesses (Note 2)              1,775  10,650                        10,650
Common stock issued under Stock
 Option Plan including tax
 benefit of $182                     29     173                           173
Other common stock issued            38     563                           563
Common stock repurchased         (1,058)(16,020)      (239)           (16,259)
                                 ------ -------     ------  -------  --------
Balance at July 1, 1995          17,298  56,782      3,014  103,548   163,344
Net loss                                                     (4,686)   (4,686)
Common stock dividends declared
 - $0.24 per share                                           (4,233)   (4,233)
Issuance of common stock
 for acquisition of
 businesses (Note 2)                457   6,028                         6,028
Common stock issued under Stock
 Option Plan including tax
 benefit of $104                     20      78                            78
Other common stock issued           102   1,298                         1,298
Common stock repurchased           (195) (2,779)       (40)            (2,819)
                                 ------ -------     ------  -------  --------
Balance at June 29, 1996         17,682 $61,407     $2,974  $94,629  $159,010
                                 ====== =======     ======  =======  ========

WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Dollars in thousands
Fiscal years ended June 29, 1996, July 1, 1995
and July 2, 1994                                          1996     1995      1994
- -------------------------------------------------       -------   -------  -------
Cash Flows from Operating Activities:
Net earnings (loss)                                     $(4,686)  $16,133  $16,551

Adjustments to reconcile net earnings (loss) to net
 cash provided by (used in) operating activities:
Depreciation                                             28,243    24,817   21,333
(Gain) loss on sales of property, plant and equipment        67      (218)     (12)
Deferred income taxes                                     2,339     1,919    8,449
Other, net                                                  395       498      520
Change in operating assets and liabilities net of
 acquired businesses:
   (Increase) decrease in accounts receivable           (16,583)    4,069  (11,215)
   Increase in inventories                              (43,233)  (14,430)  (6,319)
   Increase in other current assets                     (11,766)     (878)    (961)
   Increase (decrease) in accounts payable                3,298    (2,713)   2,486
   Increase (decrease) in accrued expenses and other      1,656     3,500     (350)
                                                        -------   -------  -------
Net cash provided by (used in) operating activities     (40,270)   32,697   30,482

Cash Flows From Investing Activities:
Additions to property, plant and equipment              (18,771)  (17,251) (19,186)
Acquisition of businesses (Note 2)                      (10,565)  (42,489)       -
Proceeds from sales of property, plant and equipment        833     1,505      140
(Additions to) proceeds from dispositions of other
 assets                                                     819       302      (44)
Minority interest in net earnings of consolidated
 subsidiary, net of dividends                                25        52       34
                                                        -------   -------  -------
Net cash used in investing activities                   (27,659)  (57,881) (19,056)

Cash Flows From Financing Activities:
Net increase (decrease) in notes payable to banks
 and revolver debt                                       70,776    25,600   (3,500)
Issuance of long-term debt                                         48,541        -
Principal payments on long-term debt                     (8,016)  (25,020)  (6,489)
Issuance of common stock                                  1,376       736      864
Repurchase of common stock                               (2,819)  (16,259)       -
Increase (decrease) in excess checks over bank balances  10,840    (4,563)   1,298
Dividends paid                                           (4,210)   (3,916)  (3,508)
                                                         ------   -------  -------
Net cash provided by (used in) financing activities      67,947    25,119  (11,335)
                                                         ------   -------  -------
Increase (decrease) in cash and cash equivalents             18       (65)      91

Cash and cash equivalents at beginning of fiscal year       706       771      680
                                                         ------   -------  -------
Cash and cash equivalents at end of fiscal year            $724      $706     $771
                                                         ======    ======   ======


                                       4




WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Continued

Supplemental cash flow information:
Cash paid for:
   Interest                                               $8,906   $6,555   $4,808
   Income taxes                                            3,213    8,418    2,039
                                                          ======   ======   ======


Non-cash financing activities:

      In fiscal 1996:   The Company issued 456,936 shares of WLR Foods, Inc.
                        common stock valued at $6.0 million for the acquisition of New Hope Feeds, Inc. and a related company. (Note 2)

      In fiscal 1995:   The Company issued 1,774,999 shares of WLR Foods, Inc.
                        common stock valued at $28.4 million including $17.8 million of common stock subject to repurchase, in conjunction with the acquisition of Cuddy Farms, Inc.
                        - USA Food Division. (Notes 2 and 8)

See accompanying Notes to Consolidated Financial Statements.

WLR FOODS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER INFORMATION

Organization
WLR Foods, Inc. and Subsidiaries (WLR Foods, or the Company) are primarily engaged in fully integrated turkey and chicken production, processing, further processing and marketing. The Company's operations are predominately located in the mid-Atlantic region of the United States. WLR Foods sells products through a variety of selected national and international retail, food service and institutional markets.

Fiscal year
The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1996, 1995 and 1994 ended on June 29, 1996, July 1, 1995 and July 2, 1994, respectively, and included 52 weeks in each year.

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

The Company has four methods of purchasing grain: cash purchasing, forward pricing, grain options, and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. During the fiscal years presented, the Company has used only cash purchasing and forward pricing to buy its grain. As of June 29, 1996, WLR Foods does not have any forward contractual agreements for the purchase of grains.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements and major replacements are capitalized.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Earnings Per Common Share
Net earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding during the fiscal years (17,527,876 shares, 17,858,942 shares and 16,450,718 shares in 1996, 1995, and 1994, respectively).

Fair Value of Financial Instruments
The estimated fair value of financial instruments has been determined by the Company using available market information. Except for debt instruments (Note 5), the carrying amounts of all financial instruments approximate their fair values due to their short maturities.

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification
Certain 1995 and 1994 amounts have been reclassified to conform with fiscal 1996 presentations.

2. Business Acquisitions

Each transaction discussed here has been accounted for as a purchase, and, accordingly, the financial statements herein include the net assets acquired at fair value and the results of operations of the acquired businesses from the date of acquisition.

On September 29, 1995 the Company acquired substantially all of the assets of New Hope Feeds, Inc. and an affiliated company for $10.6 million in cash, including costs, and $6.0 million in stock. The assets included a new chicken processing facility, a feedmill, a hatchery, and related operating equipment. The transaction was recorded as follows:

Dollars in thousands
Inventories                      $2,864
Other current assets                283
Property, plant and equipment    12,900
Other assets                      2,537
                                 ------
Total assets acquired            18,584

Cash paid (including costs)      10,565
Issuance of common stock          6,028
                                 ------
Total liabilities assumed        $1,991
                                 ======

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

Dollars in thousands

Total assets acquired           $5,881
Cash paid (including costs)     (2,346)
                                ------
Total liabilities assumed       $3,535
                                ======

On August 29, 1994, the Company acquired the turkey processing and production assets of Cuddy Farms, Inc.- USA Food Division for $39.1 million in cash and 1,774,999 shares of common stock valued at $28.4 million.

The transaction was recorded as follows:

Dollars in thousands

Accounts receivable                     $14,758
Inventories                              28,372
Other current assets                         30
Property, plant and equipment, net       36,289
Other assets                              2,611
                                       --------
Total assets acquired                    82,060

Cash paid (including costs of $1,043)   (40,143)
Issuance of common stock                (10,650)
Common stock subject to repurchase      (17,750)
                                        -------
Total liabilities assumed               $13,517
                                        =======

The following table shows the unaudited pro forma information as if the transaction had been consummated at the beginning of the periods presented. This pro forma information is not necessarily indicative of the results which may have occurred if the transaction had been consummated at the beginning of the periods presented.

Dollars in thousands, except per share data   Pro-forma  unaudited
                                                Fiscal year ended
                                            July 1, 1995  July 2, 1994
                                            ------------  ------------
Net sales                                      $947,199    $939,464
Net earnings                                     14,774      13,713
Net earnings per common share                     $0.82       $0.75

3. Inventories

A summary of inventories at June 29, 1996 and July 1, 1995 follows:

Dollars in thousands                                  1996       1995
                                                     -------   -------
Live poultry and breeder flocks                      $71,263   $54,487
Processed poultry and meat products                   66,895    41,262
Packaging supplies, parts and other                   18,046    19,704
Feed, grain and eggs                                  15,742    10,396
                                                    --------  --------
Total inventories                                   $171,946  $125,849
                                                    ========  ========
4. Property, Plant and Equipment

WLR Foods investment in property, plant and equipment at June 29, 1996 and July 1, 1995 was as follows:

Dollars in thousands                                  1996      1995
                                                     -------   -------
Land and improvements                                $21,348   $20,361
Buildings and improvements                           116,006   109,368
Machinery and equipment                              172,280   168,228
Transportation equipment                              28,871    25,371
Construction in progress                               5,764     3,236
                                                     -------   -------
                                                     344,269   326,564
Less accumulated depreciation                        167,578   152,401
                                                     -------   -------
Property, plant and equipment, net                  $176,691  $174,163
                                                    ========  ========

The Company capitalized interest costs with respect to certain major construction projects of $91,000, $146,000, and $82,000 in fiscal years 1996, 1995 and 1994, respectively.

5. Long-Term Debt and Bank Revolving Credits

Long-term debt and other credit facilities at June 29, 1996 and July 1, 1995 consisted of the following obligations:

Dollars in thousands                                  1996      1995
                                                     -------   -------

Fixed Rate Notes:
    9.41% Senior Unsecured Notes due 2001            $21,000   $24,000
    7.47% Senior Unsecured Notes due 2007             22,000    22,000

Variable Rate Notes:
    Unsecured Bank Term Note due 2002                 20,536    24,107
    Unsecured Bank Term Note due 1997                 30,000         -

Revolving Credit Notes:
    Unsecured Bank Revolving Credit Note due 1997        776         -
    Unsecured Bank Revolving Credit Note due 1998     75,000    35,000
Other Notes:
Other notes with various terms and rates               7,957     9,402
                                                    --------  --------
Total long term debt                                 177,269   114,509

Less revolving debt maturing in less than 1 year         776         -
Less term note maturing in less than 1 year           30,000         -
Less current maturities of long-term debt              7,983     8,028
                                                    --------  --------
Long-term debt and revolving debt,
 excluding current maturities                       $138,510  $106,481
                                                    ========  ========

The 9.41% Senior Unsecured Notes have $3 million principal payments due in May of each year through 2000. In 2001, a final balloon payment of $9 million is due. Interest is payable semi-annually. The 7.47% Senior Unsecured Notes due 2007 were placed in June 1995. The notes require interest payments on a semiannual basis through maturity. Annual principal payments of $4.4 million begin in 2003. The financial covenants for both senior notes include fixed charge coverage, debt-to-capital, tangible net worth and current ratio requirements.

The Unsecured Bank Term Note is a seven-year fully amortizing variable rate note, priced at London Interbank Offered Rates (LIBOR) plus a spread of 60 to 100 basis points, depending on the Company's total debt-to-capitalization ratio. With initial funding in April 1995, WLR Foods made the first payment on June 30, 1995. Principal and interest payments are due quarterly, with repricing occurring on or about the due date of the payment. Annual principal payments are $3.6 million.

The $30 million Unsecured Bank Term Note is a 9 month facility executed in June 1996. The note matures March 31, 1997 with the same interest rate as the Unsecured Bank Term Note.

WLR Foods has two unsecured revolving credit facilities totaling $110 million with banks. The first facility is a three-year, $100 million syndicated facility, which matures on April 1, 1998. On June 29, 1996, $75 million was outstanding, with $10 million available for borrowing. The facility provides for $15 million of standby letters of credit, including $6.5 million currently available for new standby letters of credit. Pricing is based on the Company's capital ratio with a range between LIBOR plus 35 basis points and LIBOR plus 75 basis points. The second revolving credit facility is a $10 million facility maturing in March 1997. At June 29, 1996, $0.8 million was outstanding. The revolving credit and bank term agreements contain various covenants, including maintenance of a minimum net worth, current ratio, fixed charge coverage, and a maximum debt-to-capitalization ratio.

The terms of the Company's borrowing agreements with several lenders contain restrictive financial covenants which include the maintenance of minimum tangible net worth, as defined, and certain financial ratio's. The Company complied with all covenants at June 29, 1996. The Company has assessed through projections, it is probable that it will not meet certain financial covenants during fiscal 1997. The Company is in the process of negotiating with its lenders to modify the covenants or restructure its debt. Management expects to resolve this issue in the near future without a material impact on the financial position or results of operations of the Company.

The fair value of the fixed rate notes is estimated at $44 million based on quoted market prices for similar issues at June 29, 1996. The carrying value of all other debt approximates fair value at June 29, 1996.

Required annual principal repayments of long-term debt and revolving credits with original maturities of greater than one year are as follows:

Dollars in thousands

Fiscal 1997                            $ 7,983
Fiscal 1998                             83,024
Fiscal 1999                              7,566
Fiscal 2000                              7,566
Fiscal 2001                             13,581

6. Employee Benefits

The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Most participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. WLR Foods total contributions under this plan were approximately $1.7 million, $2.3 million and $2.1 million, for fiscal 1996, 1995 and 1994, respectively.

7. Income Taxes

The provision for income taxes from operations was as follows for fiscal years 1996, 1995 and 1994:

Dollars in thousands                    1996        1995         1994
                                       -------     ------        -----
Current:
   Federal                            $(4,092)     $6,211         $948
   State                                 (857)      1,619          500
                                       -------      -----        -----
                                       (4,949)      7,830        1,448
Deferred:
   Federal                              1,788       1,638        7,477
   State                                  551         281          972
                                        -----       -----        -----
                                        2,339       1,919        8,449
                                        -----       -----        -----
Total tax provision (benefit)         $(2,610)     $9,749       $9,897
                                      =======      ======       ======

The provision for income taxes differs from the amounts resulting from applying the federal statutory tax rates (35%) to earnings before income taxes and minority interest as follows for fiscal years 1996, 1995 and 1994:

Dollars in thousands                       1996        1995       1994
                                           ------     ------    ------
Taxes computed using federal statutory
 tax rates                             $(2,542)     $9,078      $9,270
State income tax expense, net of
 federal tax effect                       (199)        908         957
Other, net                                 131        (237)      (330)
                                       -------      ------       -----
Total tax provision                    $(2,610)     $9,749      $9,897
                                       =======      ======      ======
Effective tax rate                        35.9%       37.6%      37.4%


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 29, 1996 and July 1, 1995 are listed below.

Dollars in thousands                                   1996      1995
                                                     -------    ------
Deferred tax liabilities:

 Inventories, principally due to the accounting
 for live inventories on the farm price method
 for tax purposes                                 $(18,152)  $(14,376)

 Plant and equipment, principally due to
 differences in depreciation and capitalized
 interest                                           (9,485)    (9,465)

 Investments in subsidiary companies, principally
  due to undistributed net income of the subsidiary   (375)      (357)
                                                  --------   --------
Gross deferred tax liabilities                     (28,012)   (24,198)

Deferred tax assets:

 Insurance accruals, principally due to
 the timing of payments verses the recording
 of expense                                         $3,281     $2,478

  Net operating loss carryforwards                     465          -

 Deferred compensation, principally due to
  accrual for financial reporting purposes             945        955

 Alternative minimum tax credit carryforward           836        836

 Compensated absences, principally due to
  accrual for financial reporting purposes             970        970

 Accounts receivable, principally due to
  allowance for doubtful accounts                      276        241

 Other                                                 281        689
                                                  --------   --------
Gross deferred tax assets                            7,054      6,169
Valuation allowance on deferred tax assets            (465)         -
                                                     -----      -----
Net deferred tax liability                        $(21,423)  $(18,029)
                                                  ========   ========

The valuation allowance for deferred tax assets was $465,000 at June 29, 1996 (none at July 1, 1995). In assessing the recoverability of deferred tax assets, management considers whether it is reasonably probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical operating results, future expectation of taxable income and reversal of deferred tax liabilities, management believes it is more likely than not the company will realize the benefits of these deductible differences, net of the existing valuation allowance at June 29, 1996. The valuation allowance is a result of limitations on the use of operating losses in some states where the Company does business.

8. Shareholders' Equity and Common Stock Subject to Repurchase

In February 1994, the Board of Directors approved the adoption of the Shareholder Protection Rights Plan (the Plan) wherein one right attaches to and trades with each share of common stock. Each right entitles the registered holder to purchase from the Company at an exercise price of $45.33, the number of shares of common stock or participating preferred stock having a market value of twice the exercise price. Such participating preferred stock is designed to have economic and voting terms similar to those of one share of common stock. Rights will separate from the common stock and become exercisable following the earlier of 1) the date a person or group acquires 15% or more of the outstanding stock, or 2) the tenth business day (or such later date the Board may decide) after any person commences a tender offer that would result in such person or group holding a total of 15% or more of the common stock. Additionally, in either case, rights owned by the acquiring person or group would automatically become void.

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

WLR Foods has 100,000,000 shares of common stock authorized, with 17,681,893 outstanding on June 29, 1996, and 17,297,671 outstanding on July 1, 1995. Additionally, there are 50,000,000 shares of preferred stock authorized with none outstanding as of June 29, 1996 or July 1, 1995.

The Common Stock subject to Repurchase arises due to WLR Foods commitment to repurchase the shares held by a trustee on behalf of Cuddy Farms, Inc. for $17,750,000 in cash if Cuddy Farms has a payment default under its credit facilities. The obligation is in effect until August 1998, at which point the obligation is terminated.

9. Stock Option and Stock Purchase Plans

WLR Foods Stock Option Plan was adopted by the Board of Directors in accordance with the Long-Term Incentive Plan which was ratified by the shareholders of the Company on November 1, 1988. The Plan provides for the granting of incentive or non-qualified common stock options. The option price under the Plan shall not be less than the fair market value of the common shares as of the date of the grant. The options vest over a three-year period and are exercisable at varying dates not to exceed 10 years from the date of the grant.

The changes in the outstanding common shares under option for fiscal 1996, 1995, and 1994 are listed below:

                                    Common shares          Option
                                     under option           price
                                     ------------           -----

Outstanding at July 3, 1993             760,125        $8.22 to $14.67

Canceled or expired                      (3,000)                $11.92
Exercised                              (164,625)       $8.22 to $12.33
Granted in fiscal 1994                  150,375                 $20.00
                                       --------                -------
Outstanding at July 2, 1994             742,875       $11.92 to $20.00

Exercised                              (137,625)                $12.33
Granted in fiscal 1995                  163,000                 $15.00
                                        -------                 ------
Outstanding at July 1, 1995             768,250       $11.92 to $20.00

Canceled or expired                    (110,120)      $11.92 to $20.00
Exercised                              (148,255)                $11.92
Granted in fiscal 1996                  190,500                 $14.13
                                       --------                 ------
Outstanding at June 29, 1996            700,375       $11.92 to $20.00
                                        =======       ================

At June 29, 1996 there were 376,333 shares exercisable under options.

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

10.  Leases

WLR Foods has entered into various operating lease agreements for machinery and equipment. The leases are noncancelable and expire on various dates through 2002. Total rent expense was approximately $3.5 million, $2.7 million, and $1.4 million for fiscal 1996, 1995, and 1994, respectively. The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 29, 1996:

Dollars in thousands

Fiscal 1997                          $1,962
Fiscal 1998                           1,383
Fiscal 1999                           1,084
Fiscal 2000                             686
Fiscal 2001                             476
Fiscal 2002 and thereafter              323
                                     ------
Total minimum lease payments         $5,914
                                     ======

11. Related Party Transactions

Certain directors of WLR Foods are contract growers of live poultry for the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during each fiscal year presented.
As a result of the August 1994 acquisition (Note 2), Cuddy Farms, Inc. (as an affiliate of Cuddy International) became a related party. The 1996 and 1995 transactions include poult purchases and feed sales to Cuddy Farms based on pricing formulas established when the acquisition was completed. The contract terms are through 1998 with extensions available.

Transactions with these related parties during the past three fiscal years are as follows:

                                        Purchases
                                       from related     Sales to
Dollars in thousands                      parties    related parties
                                        ----------   ---------------
Fiscal 1996                               $25,433         $10,237
Fiscal 1995                                21,020           7,939
Fiscal 1994                                 1,522               -

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

12.  Selected Quarterly Financial Data (Unaudited)

The unaudited summary of quarterly results for fiscal 1996 and 1995 follows:
Dollars in thousands, except per share data

Fiscal year ended June 29, 1996    First   Second    Third     Fourth
                                -------- --------  --------  --------
Net sales                       $250,798 $267,795  $216,263  $262,776
Operating income (loss)            8,947    9,919    (9,274)   (7,176)
Net earnings (loss)                4,296    4,843    (7,062)   (6,763)
Per share data:
  Net earnings (loss) per common
   share                           $0.25    $0.28    $(0.40)   $(0.38)
  Dividends declared per common
   share                           $0.06    $0.06     $0.06     $0.06
  Market price (bid)-high          14.50    16.50     16.25     14.00
                    -low           12.75    13.25     12.50     11.75

Fiscal year ended July 1, 1995     First   Second     Third    Fourth
                                -------- --------  --------  --------
Net sales                       $210,285 $247,840  $211,469  $239,182
Operating income                  11,823   13,186     4,403     2,859
Net earnings                       6,508    6,785     2,033       807
Per share data:
   Net earnings per common
    share                          $0.38    $0.37     $0.11     $0.05
   Dividends declared per common
    share                          $0.05    $0.05     $0.06     $0.06
   Market price (bid)-high         18.67    18.17     18.17     18.00
                     -low          13.00    15.33     16.83     12.00

Per share calculations are based on each stand alone period presented; therefore, the annual per share results may not be the sum of the four quarters.