Form 10-K, Exhibit 13
period 1996-06-29
WLR FOODS INC
filed 1996-09-27
CIK 760775

[KPMG PEAT MARWICK LETTERHEAD]



                             Exhibit 13.4


Independent Auditors' Report

The Board of Directors and Shareholders
WLR Foods, Inc.

     We have audited the accompanying consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of June 29, 1996 and July 1, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended June 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above represent fairly, in all material respects, the financial position of WLR Foods, Inc. and subsidiaries as of June 29, 1996 and July 1, 1995 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended July 29, 1996, in conformity with generally accepted accounting principles.

                         KPMG PEAT MARWICK LLP

Richmond, Virginia
August 14, 1996