Form 10-K, Exhibit 13
period 1997-06-28
WLR FOODS INC
filed 1997-09-26
CIK 760775


                                            Exhibit 13.1
            Financial Highlights from Registrant's Annual Report to Shareholders

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS
Dollars in thousands, except
per share data
                                  June 28,     June 29,     July 1,    July 2,   July 3,
Fiscal year ended:                  1997         1996        1995       1994      1993
                                  ---------    --------    --------   --------  --------
OPERATIONS
Net sales                        $1,013,777    $997,632    $908,776   $727,270  $616,702
Cost of sales                       956,948     897,892     785,085    632,620   535,014
                                 ----------    --------    --------   --------  --------
Gross profit                         56,829      99,740     123,691     94,650    81,688

Selling, general and
 administrative expenses             95,728      97,324      91,420     63,606    55,732
                                 ----------    --------    --------   --------  --------
Operating income (Loss)             (38,899)      2,416      32,271     31,044    25,956

Interest expense                     13,143       9,359       6,666      4,989     3,816
Other (income) expense, net          (1,646)        321        (332)      (431)     (567)
                                 ----------    --------    --------   --------  --------
Total other expense, net             11,497       9,680       6,334      4,558     3,249

Earnings (loss) before income
 taxes and minority interest        (50,396)     (7,264)     25,937     26,486    22,707
Income tax expense (benefit)        (18,260)     (2,610)      9,749      9,897     8,057
Minority interest                        47          32          55         38        43
                                 ----------    --------    --------   --------  --------
Net earnings (loss) before
 cumulative effect of change in
 accounting                         (32,183)     (4,686)     16,133     16,551    14,607
Cumulative effect on prior
 years of change in accounting            -           -           -          -         -
                                 ----------    --------    --------      ------  --------
                                                                            --
Net earnings (loss)                 (32,183)     (4,686)     16,133     16,551    14,607
Less preferred stock dividends            -           -           -          -     1,389
                                 ----------    --------    --------   --------  --------
Net earnings (loss) available
 to common shareholders            $(32,183)    $(4,686)    $16,133    $16,551   $13,218
                                 ==========    ========    ========   ========  ========
PER COMMON SHARE
Net earnings (loss) before
 cumulative effect of change in
 accounting                          $(1.86)     $(0.27)      $0.90      $1.01     $0.95
Cumulative effect on prior
 years of change in accounting            -           -           -          -         -
                                 ----------    --------    --------   --------  --------
Net earnings (loss) per share
 (primary)                           $(1.86)     $(0.27)      $0.90      $1.01     $0.95

Net earnings (loss) per share
 (fully diluted)                     $(1.86)      (0.27)       0.90       1.01      0.93

Cash dividends declared
 (excluding Cassco pooling)            0.12        0.24        0.22       0.21      0.21

Book value                             7.89       10.00       10.47       9.45      8.66

Year-end stock price                   8.50       14.00       14.38      17.00     11.33

Common shares outstanding
 (in thousands):
        Average for the year         17,276      17,528      17,859     16,451    15,667<F1>
        At year end                  16,597      17,682      17,298     16,514    16,427
                                 ==========     =======     =======   ========   =======

                                       1


WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data
                                  June 28,      June 29,    July 1,    July 2,     July 3,
Fiscal year ended:                  1997          1996       1995        1994        1993
                                 ---------     ---------  ---------   --------   ---------
FINANCIAL POSITION AT END OF YEAR
Working capital (Deficit)          $(31,397)   $144,621    $120,562    $69,989     $57,509

Property, plant and equipment,
 net                                159,426     176,691     174,163    139,854     140,540

Total assets                        416,728     451,121     372,525    283,051     265,626

Long-term debt                        5,040     138,510     106,481     46,368      52,253

Common stock subject to
 repurchase                           4,438      17,750      17,750          -           -

Preferred shareholders'
 equity <F2>                              -           -           -          -           -

Common shareholders' equity        $126,558    $159,010    $163,344   $156,157    $142,255
                                   ========    ========    ========   ========    ========
ANALYTICAL & OTHER INFORMATION

Current ratio (compared to 1)          0.89        2.18        2.67       2.02        1.92

Total debt/total
 capitalization <F3>                   61.2%       55.1%       44.7%      28.4%       33.5%

Return on beginning total
 equity                                 NMF         NMF        10.3%      11.6%       13.1%

Capital expenditures                $11,245     $18,771     $17,251    $19,186     $31,766
Depreciation expense                 28,088      28,243      24,817     21,333      18,115
Amortization expense                    500         742         598        520         445
Interest expense                     13,143       9,359       6,666      4,989       3,816

Cash dividends declared:
  Common stock                        2,078       4,233       4,073      3,513       3,124
  Preferred stock                         -           -           -          -       1,389

Market capitalization of common
 stock at year end                 $141,075    $247,547    $248,654   $280,738    $186,168
                                   ========    ========    ========   ========    ========

All information reflects the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

<F1> Fully diluted shares.

<F2> In March 1993, the Company repurchased all the preferred stock issued in January 1992.

<F3> Common stock subject to repurchase classified as debt.

WLR Foods, Inc. common stock was first publicly traded in 1988.

                                       2

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data
                                      June 27,   June 29,  June 30,    July 1,    July 2,
Fiscal year ended:                      1992       1991      1990        1989       1988
                                      --------   --------   --------   --------   --------
OPERATIONS
Net sales                             $514,465   $502,238   $494,156   $465,951   $381,363
Cost of sales                          454,331    434,509    415,803    391,640    335,855
                                      --------   --------   --------   --------   --------
Gross profit                            60,134     67,729     78,353     74,311     45,508

Selling, general and
 administrative expenses                48,191     50,019     49,595     44,566     37,420
                                      --------   --------   --------   --------   --------
Operating income                        11,943     17,710     28,758     29,745      8,088

Interest expense                         2,755        928        925      2,037      1,536
Other (income) expense, net               (251)      (453)      (491)       166       (184)
                                      --------   --------   --------   --------   --------
Total other expense, net                 2,504        475        434      2,203      1,352

Earnings before income
taxes and minority interest              9,439     17,235     28,324     27,542      6,736
Income tax expense                       3,518      6,521     10,895     10,520      2,952
Minority interest                           25         33         34       (206)        60
                                      --------   --------   --------   --------   --------
Net earnings before
cumulative effect of change
in accounting                            5,896     10,681     17,395     17,228      3,724

Cumulative effect on prior
 years of change in accounting               -          -          -          -      1,112
                                      --------   --------   --------   --------   --------
Net earnings                             5,896     10,681     17,395     17,228      4,836
Less preferred stock dividends             982          -          -          -          -
                                      --------   --------   --------   --------   --------
Net earnings available to
 common shareholders                    $4,914    $10,681    $17,395    $17,228     $4,836
                                       =======   ========   ========   ========   ========
PER COMMON SHARE
Net earnings before
 cumulative effect of change
 in accounting                           $0.35      $0.68      $1.11      $1.11      $0.24
Cumulative effect on prior
 years of change in accounting               -          -          -          -       0.07
                                      --------   --------   --------   --------   --------
Net earnings per share
  (primary)                              $0.35      $0.68      $1.11      $1.11      $0.31

Net earnings per share
 (fully diluted)                          0.35       0.68       1.11       1.11       0.31

Cash dividends declared
 (excluding Cassco pooling)               0.21       0.21       0.19       0.18       0.21

Book value                                6.44       7.33       6.86       5.86       4.95

Year-end stock price                      9.67      12.00      12.33      11.87       5.63

Common shares outstanding
 (in thousands):
         Average for the year           14,277     15,782     15,645     15,600     15,600
         At year end                    12,719     15,782     15,782     15,600     15,600

                                       3

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS-Continued
Dollars in thousands, except
per share data

                                      June 27,    June 29,  June 30,    July 1,    July 2,
Fiscal year ended:                      1992        1991      1990        1989       1988
                                     ---------   --------  ---------   --------   --------
FINANCIAL POSITION AT END OF YEAR
Working capital                       $ 40,337   $ 49,532   $ 46,039    $42,914    $35,169

Property, plant and equipment,
 net                                   113,017     88,807     71,414     59,687     53,524

Total assets                           207,736    175,329    157,763    142,832    124,810

Long-term debt                          38,148     18,678      6,402      7,858      8,995

Common stock subject to
 repurchase                                  -          -          -          -          -

Preferred shareholders'
 equity <F2>                            29,507          -          -          -          -

Common shareholders' equity           $ 81,881   $115,625   $108,258    $91,455    $77,181
                                       =======   ========   ========    =======    =======
ANALYTICAL & OTHER INFORMATION

Current ratio (compared to 1)             1.80       2.42       2.20       2.12       2.03

Total debt/total
 capitalization <F3>                      32.0%      16.1%       8.5%      13.9%      16.0%

Return on beginning total
 equity                                    5.1%       9.9%      19.0%      22.3%       6.6%

Capital expenditures                   $36,107    $29,471    $20,360    $16,001     $8,163

Depreciation expense                    14,041     11,544      9,932      8,595      7,057
Amortization expense                       168          -          -          -          -
Interest expense                         2,755        928        925      2,037      1,536

Cash dividends declared:
  Common stock                           2,854      3,314      2,948      2,643      2,503
  Preferred stock                          982          -          -          -          -

Market capitalization of
 common stock at year end             $122,942   $189,378   $194,638   $185,432    $87,880
                                      ========   ========   ========   ========    =======

All information reflects the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

<F1> Fully diluted shares.

<F2> In March 1993, the Company repurchased all the preferred stock issued in January 1992.

<F3> Common Stock subject to repurchase classified as debt.

WLR Foods, Inc. common stock was first publicly traded in 1988.

                                       4