Form 10-K, Exhibit 13
period 1997-06-28
WLR FOODS INC
filed 1997-09-26
CIK 760775

Exhibit 13.2

                MANAGEMENT S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     In fiscal 1996, results of operations for WLR Foods, Inc. (WLR Foods or the Company) were adversely impacted by significantly higher grain costs in both its chicken and turkey operations and excess supplies of poultry and meats which prevented the Company from raising prices enough to recover these increases. The occurrence of disease in the turkey operations also raised operating costs. The average delivered costs paid for corn and soybean meal were approximately 46% and 23% higher, respectively, than in fiscal 1995. The effects of disease, and, in particular, Poult Enteritis Mortality Syndrome
(PEMS), include significantly higher than normal mortality rates, poor feed conversion, irregular growth rates and processing inefficiencies. In combination, these factors can substantially increase the cost of producing turkey products.
     In fiscal 1997, results of operations were again adversely impacted by significantly higher delivered costs of soybean meal, which increased a further 26% over fiscal 1996 levels, and by corn costs which, although reduced by 6% from fiscal 1996 levels, remained substantially above historical averages. In addition, overproduction within the turkey industry led to lower sale prices. Operating results were further impacted by the recurrence of disease within the turkey operations, particularly in North Carolina.
     While the current costs for corn and soymeal remain substantially above their historic ranges, the United States Department of Agriculture forecasts higher inventory levels over the next year. If realized, higher inventory levels should lead to further reductions in the prices of these grains. Furthermore, industry-wide turkey production, as reflected by the number of eggs set in hatcheries and the number of poults placed in growout facilities, appears to be declining. Restoring a better balance of supply to demand should help improve commodity prices for turkey products. In addition, WLR Foods has implemented even more stringent biosecurity and flock management practices to minimize the occurrence of disease. The Company has not experienced any further outbreaks of PEMS year-to-date in fiscal 1998. If these trends continue, management believes that the Company will be able to generate substantial improvements in operating margins and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in fiscal 1998, as compared to fiscal 1997.

Results of Operations
1997 Versus 1996

     Net sales for fiscal 1997 were $1.014 billion, an increase of $16.2 million, or 1.6%, as compared to net sales for fiscal 1996 of $997.6 million. This increase was attributable to a $17 million increase in chicken sales to $400 million. The increase in chicken sales was due to a 3% increase in pounds sold (the Goldsboro facility was in operation for a full year in 1997) and a 1% increase in prices. Turkey sales increased $5 million to approximately $490 million as a 2% increase in pounds sold offset a 1% decrease in prices.
     Cost of sales for fiscal 1997 were $956.9 million, an increase of $59.0 million, or 6.6%, as compared to $897.9 million for fiscal 1996. This increase was primarily attributable to the increase in total pounds sold; a $37 million increase in the cost of corn and soybean meal consumed by birds processed at the Company s facilities; and higher growout costs due to the substitution of wheat for corn in feed early in fiscal 1997.
     Gross profit for fiscal 1997 was $56.8 million, a decrease of $42.9 million, or 43.0%, as compared to $99.7 million for fiscal 1996. Gross profit as a percentage of sales was 5.6% for fiscal 1997, as compared to 10.0% for fiscal 1996. The decrease in gross profit was primarily the result of higher grain costs and operating inefficiencies attributable to the effects of disease and a change in feed rations necessitated by the scarcity of corn in the fall of 1996. These factors were partially offset by higher realized prices on chicken and turkey products and approximately $15 million annual cost savings from the Charlotte, North Carolina plant closing, the move to a single operating shift in the North Carolina turkey processing operation, staff reductions and savings from centralized purchasing.
     Selling, general and administrative expenses for fiscal 1997 were $95.7 million, a decrease of $1.6 million, or 1.6%, as compared to $97.3 million for fiscal 1996. This was the result of a $1.5 million reduction in general and administrative expense initiated near the end of fiscal 1996.
     Interest expense for fiscal 1997 was $13.1 million, an increase of $3.8 million over $9.4 million for fiscal 1996. This increase was attributable primarily to higher borrowing levels and slightly higher interest rates. The effective tax benefit rate in 1997 was 36.2% versus 35.9% in 1996.
     The net loss for fiscal 1997 was $32.2 million (or $1.86 per share), an increase of $27.5 million as compared to a net loss of $4.7 ($0.27 per share) for fiscal 1996.

 Fiscal 1996 Compared to Fiscal 1995

     Net sales for fiscal 1996 were $997.6 million, an increase of $88.9 million, or 9.8%. This increase was primarily attributable to a $70 million increase in chicken sales to approximately $380 million due largely to the acquisition of the Goldsboro, North Carolina complex in September 1995, and a 4% increase in the average price per pound sold. The $5 million decrease in turkey sales to approximately $485 million, was due to a 2% decrease in pounds sold, partially offset by a 1% increase in the average price.
     Cost of sales for fiscal 1996 were $897.9 million, an increase of $112.8 million, or 14.4%, as compared to $785.1 million for fiscal 1995. This increase was primarily attributable to the increase in total sales pounds and a $58 million increase in corn and soymeal costs in birds processed during the year.
     Gross profit for fiscal 1996 was $99.7 million, a decrease of $24.0 million, or 19.4%, as compared to $123.7 million for fiscal 1995. Gross profit as a percentage of sales was 10.0% for fiscal 1996, as compared to 13.6% for fiscal 1995. The decrease in gross profit was primarily the result of higher grain costs, only a portion of which were recovered through higher turkey and chicken prices, and costs associated with PEMS in the turkey operations. These were partially offset by cost savings realized through the move to a single operating shift in the North Carolina turkey processing operations and staff reductions in fiscal 1996.
     Selling, general and administrative expenses for fiscal 1996 were $97.3 million, an increase of $5.9 million, or 6.5%, as compared to $91.4 million for fiscal 1995. This increase was the result of a full year of operations at the North Carolina turkey processing facilities versus 44 weeks in fiscal 1995, combined with a $3.4 million increase in freight costs and a $3.9 million increase in sales expense, both due to higher sales volumes. These higher expenses were partially offset by operational efficiencies, a decrease in costs from the centralization of administrative functions, and the elimination of bonuses.
     Interest expense for fiscal 1996 was $9.4 million, an increase of $2.7 million, as compared to $6.7 million for fiscal 1995. This increase was attributable to increased borrowings to cover higher inventory levels and other operating needs. The effective tax benefit rate was 35.9% due to limitations on the use of operating losses in certain states.
     The net loss for fiscal 1996 was $4.7 million, or $0.27 per share, a decrease of $20.8 million as compared to net earnings of $16.1 million (a profit of $0.90 per share) for fiscal 1995.

Liquidity and Capital Resources

     The Company s historical capital resources have included funds from operations, the public offering of common stock, bank lines of credit and other borrowings. The primary uses of cash have been to provide funds for operations, make expenditures for capital improvements, equipment and facilities, repay indebtedness, pay cash dividends to shareholders, repurchase shares of common stock and make acquisitions.
     On June 28, 1997, the Company had a net working capital deficit of $31.4 million, compared to net working capital of $144.6 million on June 29, 1996. This decrease resulted primarily from the reclassification of $182 million of long-term debt obligations. As of June 28, 1997, the Company was not in compliance with the minimum tangible net worth and the current ratio provisions set forth in its credit agreements. The Company has secured waivers from its lenders covering both provisions only as of June 28, 1997.

     The Company is exploring alternative sources of financing to replace a portion of its existing debt and for general corporate purposes. In addition, the Company is negotiating amendments to the revolving credit facility.
     On June 28, 1997, inventories were $165.6 million, a decrease of $6.4 million, or 3.7%, as compared to $171.9 million on June 29, 1996. This decrease resulted primarily from lower levels of turkey finished goods inventories.
     Operating activities generated cash of $10.9 million in fiscal 1997, used $40.3 million in fiscal 1996 and generated $32.7 million in fiscal 1995. The increase in cash generated in fiscal 1997, as compared to fiscal 1996, resulted primarily from the reduction of its accounts receivable, inventories and other assets partially offset by the operating loss. The decrease in cash generated in fiscal 1996, as compared to fiscal 1995, resulted primarily from the decrease in net earnings and increases in accounts receivable, inventories and other current assets, partially offset by an increase in accounts payable.
     Capital expenditures were $11.2 million in fiscal 1997. The Company also leased equipment totaling $3.0 million using operating leases. Capital expenditures in fiscal 1996 totaled $18.8 million.
In addition, the Company spent $16.6 million to acquire the Goldsboro, North Carolina chicken complex. Capital expenditures in fiscal years 1997 and 1996 were generally for normal replacements and upgrades of existing assets and were somewhat constrained by the operating results. The Company expects capital expenditures in fiscal 1998 to range from $20 million to $25 million to cover normal replacement and upgrades of existing facilities, of which approximately $8.0 million will be used to fund construction of a new hatchery and implement a second shift at the Goldsboro, North Carolina chicken facility. Management believes that expanding production will enable the Company to leverage its fixed plant expenses at Goldsboro over a significantly larger volume of product, thereby minimizing per unit product costs.
     In fiscal 1997, the Company repurchased $13.3 million of common stock in a private transaction. Under the terms of the private transaction, the final repurchase of common stock for $4.4 million was completed shortly after the close of the fiscal 1997 year. This eliminated the Company s obligation to repurchase common stock. Including the common stock subject to repurchase as debt, total debt to total capital was 61.2% at June 28, 1997, an increase from 55.1% at June 29, 1996. The Company targets a total debt to total capital ratio of 40% to 45%.

Accounting Matters

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share" and SFAS No. 129, Disclosure of Information about Capital Structure." SFAS No. 128 establishes new standards for computing and presenting earnings per share. SFAS No. 129 establishes standards for disclosing information about an entity s capital structure. Both SFAS Nos. 128 and 129 are effective for financial statements issued for periods ending after December 15, 1997.
     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131 requires that companies report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. Both SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997.
     The Company does not believe the adoption of these Statements of Financial Accounting Standards will have a significant impact on the Company s financial condition or results of operations.
     This report contains certain forward-looking statements which are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. WLR Foods' actual results may differ materially from those in the forward-looking statements. For example, operating results may be affected by external factors such as: actions of competitors, changes in laws and regulations, including changes in governmental interpretations of regulations and changes in accounting standards, customer demand and fluctuations in the cost and availability of feed ingredients. Stockholders may review reports filed with the Securities and Exchange Commission for a more detailed description of the uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.



                                   4