Form 10-K, Exhibit 13
period 1997-06-28
WLR FOODS INC
filed 1997-09-26
CIK 760775

Exhibit 13.3
 Consolidated Financial Statements and Notes to Consolidated financial
                              Statements







WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Operations


Dollars in thousands, except per share data
Fiscal years ended June 28, 1997, June 29, 1996
 and July 1, 1995                                      1997        1996        1995
-----------------------------------------------       -------     -------     -------
Net sales (Note 11)                                  $1,013,777   $997,632    $908,776
Cost of sales (Note 11)                                 956,948    897,892     785,085
                                                     ----------   --------    --------
    Gross profit                                         56,829     99,740     123,691
Selling, general and administrative expenses             95,728     97,324      91,420
                                                     ----------   --------    --------
    Operating income (loss)                             (38,899)     2,416      32,271
Other expense:
    Interest expense (Note 4)                            13,143      9,359       6,666
    Other expense (income), net                          (1,646)       321        (332)
                                                     ----------   --------    --------
    Other expense, net                                   11,497      9,680       6,334
Earnings (loss) before income taxes and minority
 interest                                               (50,396)    (7,264)     25,937
Income tax expense (benefit)(Note 7)                    (18,260)    (2,610)      9,749
Minority interest in net earnings of consolidated
 subsidiary                                                  47         32          55
                                                     ----------   --------    --------
Net Earnings (loss)                                  $  (32,183)  $ (4,686)   $ 16,133
                                                     ----------   --------    --------
Net Earnings (loss) per common share                 $    (1.86)  $  (0.27)   $   0.90
                                                     ==========   ========    ========

See accompanying Notes to Consolidated Financial Statements.


WLR Foods, Inc. and Subsidiaries
Consolidated Balance Sheets

Dollars in thousands,
June 28, 1997 and June 29, 1996                                        1997        1996
-------------------------------                                       ------      ------
Assets
Current Assets
    Cash and cash equivalents                                       $    283   $    724
    Accounts receivable, less allowance for doubtful accounts of
     $1,550 and $708                                                  72,462     79,932
    Inventories (Note 3)                                             165,551    171,946
    Income taxes receivable                                            4,567     10,802
    Other current assets                                               2,301      4,275
                                                                    --------   --------
       Total current assets                                          245,164    267,679
Property, plant and equipment, net (Note 4)                          159,426    176,691
Deferred income taxes (Note 7)                                         4,996          -
Other assets                                                           7,142      6,751
                                                                    --------   --------
Total Assets                                                        $416,728   $451,121
                                                                    ========   ========
Liabilities and Shareholders' Equity
Current Liabilities
    Notes payable to banks (Note 5)                                 $  4,031   $ 30,776
    Current maturities of long-term debt (Note 5)                    186,391      7,983
    Excess checks over bank balances                                  12,118     14,788
    Trade accounts payable                                            35,005     31,989
    Accrued expenses                                                  26,657     23,887
    Deferred income taxes (Note 7)                                    12,359     12,574
    Other current liabilities                                              -      1,061
                                                                    --------   --------
       Total current liabilities                                     276,561    123,058
Long-term debt, excluding current maturities (Note 5)                  5,040    138,510
Deferred income taxes (Note 7)                                             -      8,849
Minority interest in consolidated subsidiary                             592        552
Other liabilities and deferred credits                                 3,539      3,392
Commitments and other matters (Notes 6, 8, 10, and 11)
Common stock subject to repurchase (Note 8)                            4,438     17,750
Shareholders' equity (Notes 8 and 9)
    Common stock, no par value                                        64,206     61,407
    Additional paid-in capital                                         2,974      2,974
    Retained earnings                                                 59,378     94,629
                                                                    --------   --------
       Total shareholders' equity                                    126,558    159,010
                                                                    --------   --------
Total Liabilities and Shareholders' Equity                          $416,728   $451,121
                                                                    ========   ========



See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity


Dollars and shares in thousands,
 except per share data                                        Additional
Fiscal years ended June 28, 1997,               Common Stock   Paid In    Retained
 June 29, 1996 and July 1, 1995                Shares   Amount Capital    Earnings   Total
-------------------------------------------  -------   -------  ------     -------  -------
Balance at July 2, 1994                       16,514  $ 61,416  $3,253     $91,488 $156,157
Net Earnings                                                                16,133   16,133
Cash dividends declared-$0.22 per share                                     (4,073)  (4,073)
Issuance of common stock for acquisition
 of businesses                                 1,775    10,650                       10,650
Common stock issued under Stock Option
 Plan including tax benefit of $182               29       173                          173
Other common stock issued                         38       563                          563
Common stock repurchased                      (1,058)  (16,020)   (239)             (16,259)
                                              ------    ------  ------     -------  -------
Balance at July 1, 1995                       17,298    56,782   3,014     103,548  163,344
Net loss                                                                    (4,686)  (4,686)
Cash dividends declared-$0.24 per share                                     (4,233)  (4,233)
Issuance of common stock for acquisition
 of businesses (Note 2)                          457     6,028                        6,028
Common stock issued under Stock Option Plan
 including tax benefit of $104                    20        78                           78
Other common stock issued                        102     1,298                        1,298
Common stock repurchased                        (195)   (2,779)    (40)              (2,819)
                                              ------    ------  ------     -------  -------
Balance at June 29, 1996                      17,682    61,407   2,974      94,629  159,010
Net loss                                                                   (32,183) (32,183)
Cash dividends declared-$0.12 per share                                     (2,078)  (2,078)
Stock dividend                                    85       976                (990)     (14)
Other common stock issued                        161     1,823                        1,823
Common stock repurchased (Note 8)             (1,331)        -                            -
                                              ------    ------  ------     -------  -------
Balance at June 28, 1997                      16,597  $ 64,206  $2,974     $59,378 $126,558
                                              ======   =======  ======     ======= ========


See accompanying Notes to Consolidated Financial Statements.

                                          3

WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Cash Flows


Dollars in thousands
Fiscal years ended June 28, 1997, June 29, 1996
 and July 1, 1995                                               1997      1996      1995
-----------------------------------------------                -------   -------   ------
Cash Flows From Operating Activities:
Net earnings (loss)                                           $(32,183)  $(4,686) $16,133
Adjustments to reconcile net earnings (loss) to net cash
 provided by (used in) operating activities:
Depreciation                                                    28,088    28,243   24,817
(Gain) loss on sales of property, plant and equipment              772        67     (218)
Deferred income taxes                                          (14,060)    2,339    1,919
Other, net                                                         286       395      498
Change in operating assets and liabilities net of
 acquired businesses:
    (Increase) decrease in accounts receivable                   7,470   (16,583)   4,069
    (Increase) decrease in inventories                           6,395   (43,233) (14,430)
    (Increase) decrease in other current assets                  8,209   (11,766)    (878)
    Increase (decrease) in accounts payable                      3,016     3,298   (2,713)
    Increase in accrued expenses and other                       2,917     1,656    3,500
                                                               -------   -------  -------
Net cash provided by (used in ) operating activities            10,910   (40,270)  32,697

Cash Flows From Investing Activities:
Additions to property, plant and equipment                     (11,245)  (18,771) (17,251)
Acquisition of businesses                                         (200)  (10,565) (42,489)
Proceeds from sales of property, plant and equipment               424       833    1,505
(Additions to) proceeds from dispositions of other assets         (677)      819      302
Minority interest in net earnings of consolidated subsidiary,
 net of dividends                                                   40        25       52
                                                               -------   -------  -------
Net cash used in investing activities                          (11,658)  (27,659) (57,881)

Cash Flows From Financing Activities:
Issuance of long-term and revolver debt                         74,031    70,776   74,141
Reduction of long-term debt                                    (55,838)   (8,016) (25,020)
Issuance of common stock                                         1,235     1,376      736
Repurchase of common stock                                     (13,312)   (2,819) (16,259)
Increase (decrease) in excess checks over bank balances         (2,670)   10,840   (4,563)
Dividends paid                                                  (3,139)   (4,210)  (3,916)
                                                               -------   -------  -------
Net cash provided by financing activities                          307    67,947   25,119
                                                               -------   -------  -------
Increase (decrease) in cash and cash equivalents                  (441)       18      (65)
Cash and cash equivalents at beginning of fiscal year              724       706      771
                                                               -------   -------  -------
Cash and cash equivalents at end of fiscal year               $    283   $   724  $   706
                                                               =======   =======  =======

                              4

WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Continued


Supplemental cash flow information:
Cash paid (received) for:
    Interest                                                   $12,297    $8,906   $6,555
    Income taxes                                               (10,608)    3,213    8,418
                                                               =======   =======  =======

Non-cash financing activities:

In fiscal 1996:
   The Company issued 456,936 shares of WLR Foods, Inc. common stock valued at $6.0 million for the acquisition of New Hope Feeds, Inc. and a related company. (Note 2)

In fiscal 1995:
    The Company issued 1,774,999 shares of WLR Foods, Inc. common stock valued at $28.4 million including $17.8 million of common stock subject to repurchase, in conjunction with the acquisition of Cuddy Farms, Inc. - USA Food Division. (Note 8)

See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies and Other Information

Organization
WLR Foods, Inc. and Subsidiaries (WLR Foods or the Company) are primarily engaged in fully integrated turkey and chicken production, processing, further processing and marketing. The Company s operations are predominantly located in the mid-Atlantic region of the United States. WLR Foods sells products through a variety of selected national and international retail, food-service and institutional markets.

Fiscal Year
The Company s fiscal year ends on the Saturday closest to June 30. Fiscal years 1997, 1996 and 1995 ended on June 28, June 29 and July 1, respectively, and included 52 weeks in each year.

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

Inventories
Inventories of feed, grain, eggs, packaging supplies, processed poultry and meat products are stated at the lower of cost or market as determined by the first-in, first-out valuation method. Live poultry and breeder flocks consist of poultry raised for slaughter and breeders. Poultry raised for slaughter are stated at the lower of average cost or market. Breeders are stated at average cost less
accumulated amortization.   The cost of breeders are accumulated
during their development stage and then amortized into the cost of the eggs produced over the egg production cycle of the breeders.

The Company has four methods of purchasing grain: cash purchasing, forward pricing,grain options, and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. The Company uses futures contracts and forward purchases to hedge the risk of fluctuating grain prices. The results of closed hedging transactions become part of the cost of the related inventory items, and gains and losses in the market value of open hedging contracts are reported as an adjustment to the carrying amount of the hedged item.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the respective assets. In general, the estimated useful lives for computing depreciation are: 15 to 20 years for buildings; 3 to 5 years for machinery and equipment; and 4 to 6 years for transportation equipment. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements, and major replacements are capitalized.

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net Earnings Per Common Share
Net earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding during the fiscal years (17,276,274 shares, 17,527,876 shares and 17,858,942 shares in 1997, 1996 and 1995, respectively).

Financial Instruments
The estimated fair value of financial instruments has been determined by the Company using available market information. Except for financial instruments used for hedging and debt instruments (Notes 3 and 5), the carrying amounts of all financial instruments approximate their fair values due to their short maturities.

Accounting Change
In fiscal year 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires companies to review assets for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this statement did not have an impact on the Company s consolidated financial statements.

Stock-Based Compensation
In fiscal year 1997, the Company also adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based
Compensation. As permitted under SFAS No. 123, the Company continues to account for employee stock option plans using the intrinsic value method of accounting (Note 9).

Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications
Certain 1996 and 1995 amounts have been reclassified to conform with fiscal 1997 presentations.

2.  Business Acquisitions

The transaction discussed here has been accounted for as a purchase, and, accordingly, the consolidated financial statements herein include the net assets acquired at fair value and the results of operations of the acquired business from the date of acquisition.

On September 29, 1995, the Company acquired substantially all of the assets of New Hope Feeds, Inc. and an affiliated company for $10.6 million in cash, including costs, and $6.0 million in stock. The assets included a new chicken processing facility, a feedmill, a hatchery, and related operating equipment. The transaction was recorded as follows:

Dollars in thousands
Inventories                        $ 2,864
Other current assets                   283
Property, plant and equipment       12,900
Other assets                         2,537
                                   -------
Total assets acquired               18,584

Cash paid (including costs)         10,565
Issuance of common stock             6,028
                                    ------
Total liabilities assumed          $ 1,991
                                   =======
3. Inventories

A summary of inventories at June 28, 1997 and June 29, 1996 follows:

Dollars in thousands                      1997        1996
                                        --------     --------
Live poultry and breeder flocks         $ 74,984     $ 71,263
Processed poultry and meat products       53,981       66,895
Packaging supplies, parts and other       17,188       18,046
Feed, grain and eggs                      19,398       15,742
                                        --------     --------
Total inventories                       $165,551     $171,946
                                        ========     ========

The notional amounts of grain futures contracts were $21.2 million at June 28, 1997. The fair value of all derivative instruments used in hedging at June 28, 1997 was $19.3 million. There were no outstanding amounts at June 27, 1996.

4. Property, Plant and Equipment

WLR Foods' investment in property, plant and equipment at June 28, 1997 and June 29, 1996 was as follows:

Dollars in thousands                 1997           1996
                                   --------       --------
Land and improvements             $  22,161      $  21,348
Buildings and improvements          119,190        116,006
Machinery and equipment             179,243        172,280
Transportation equipment             26,720         28,871
Construction in progress              2,443          5,764
                                   --------       --------
                                    349,757        344,269
Less accumulated depreciation       190,331        167,578
                                   --------       --------
Property, plant and equipment, net  159,426        176,691
                                   ========       ========

The company capitalized interest costs with respect to certain major construction projects of $91,000, and $146,000 in fiscal years 1996 and 1995, respectively. The Company did not have any capitalized interest costs in fiscal year 1997.

5.  Long-Term Debt and Bank Revolving Credits

Long-term debt and other credit facilities at June 28, 1997 and June 29, 1996 consisted of the following obligations:


Dollars in thousands                             1997         1996

                                                -------     -------
Fixed Rate Notes:
  9.41% Senior Unsecured Notes due 2001         $18,000    $ 21,000
  7.47% Senior Unsecured Notes due 2007          22,000      22,000
Variable Rate Notes:
  Unsecured Bank Term Note due 2002                   -      20,536
  Unsecured Bank Term Note due 1997                   -      30,000
Revolving Credit Notes:
  Unsecured Bank Revolving Credit Note
   due 1998 and 1997, respectively                4,031         776
  Unsecured Bank Revolving Credit Note
   due 1998                                           -      75,000
  Unsecured Bank Revolving Credit Note
   due 2000                                     145,000           -
Other Notes:
Notes with various terms and rates                6,431       7,957
                                                -------     -------
Total debt                                      195,462     177,269
Less debt reclassed as current due to the
 Company failing to meet certain covenants      182,000           -
Less revolving debt maturing in less
 than 1 year                                      4,031         776
Less term note maturing in less than
 1 year                                               -      30,000
Less current maturities of long term debt         4,391       7,983
                                                -------     -------
Long-term debt and revolving debt,
 excluding current maturities                   $ 5,040    $138,510
                                                =======     =======

The 9.41% Senior Unsecured Notes have $3 million principal payments due in May of each year through 2000. In 2001, a final balloon payment of $9 million is due. Interest is payable semiannually.

The 7.47% Senior Unsecured Notes due 2007 were placed in June 1995.

The notes require interest payments on a semiannual basis through maturity. Annual principal payments of $4.4 million begin in 2003. The financial covenants for both senior notes include fixed charge coverage, debt-to-capital, tangible net worth and current ratio requirements.

The Company refinanced its bank debt in February of 1997. The new facility is a three year $160 million revolver. The new facility replaces the credit note and two bank term notes. The debt is unsecured with an interest rate based on the London Inter-Bank
Offering Rate (LIBOR) plus a spread determined by the Company s debt to capital ratio, calculated on a quarterly basis (7.19% at June 28, 1997). The loan matures in February 2000. On June 28, 1997, $145 million was outstanding, with $11 million available for borrowing.
The facility provides for up to $10 million of standby letters of credit, including $4 million currently available for new standby letters of credit. The second revolving credit facility is a $10 million facility. At June 28, 1997, $4 million was outstanding.

The revolving credit agreements contain various covenants, including maintenance of a minimum tangible net worth, current ratio, fixed charge coverage and a maximum debt-to-capital ratio. The Company also modified its fixed rate senior notes to conform to financial covenants under the revolving credit note. As of January 1, 1997, interest payments on the fixed rate senior notes were increased by 1% over the stated rates of the notes but may be returned to original levels under the conditions as defined in the revised agreements.

The fair value of the fixed rate notes is estimated at $40.2 million based on quoted market prices for similar issues at June 28, 1997. The carrying value of all other debt approximates fair value at June 28, 1997.

Required annual principal repayments of long-term debt and revolving credits with original maturities of greater than one year are as follows:

Dollars in thousands
--------------------
Fiscal 1998                    $  8,423
Fiscal 1999                       3,930
Fiscal 2000                     148,924
Fiscal 2001                       9,948
Fiscal 2002                         858

The Company s credit agreements with its lenders contain restrictive covenants which include the maintenance of minimum tangible net worth, as defined, and certain other financial ratios. As of June 28, 1997, the Company was not in compliance with the minimum tangible net worth and the current ratio provisions set forth in its credit agreements. In August 1997, the Company secured waivers from its lenders covering both provisions as of June 28, 1997. The Company has reclassified $182 million of the debt under these agreements as current liabilities since the waivers only grant the Company relief for the year ended June 28, 1997.

6. Employee Benefits

The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Most participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. WLR Foods total contributions under this plan were approximately $1.6 million, $1.7 million and $2.3 million, for fiscal 1997, 1996 and 1995, respectively.

7. Income Taxes

The provision for income taxes from operations was as follows for fiscal years 1997, 1996 and 1995:

Dollars in thousands                        1997      1996       1995
--------------------                       -----      -----      -----
Current:
  Federal                                 $ (4,120)   $(4,092)    $6,211
  State                                        (80)      (857)     1,619
                                           -------    -------    -------
                                            (4,200)    (4,949)     7,830

Deferred:
  Federal                                  (12,129)     1,788      1,638
  State                                     (1,931)       551        281
                                           --------  --------   --------

                                           (14,060)     2,339      1,919
                                          --------   --------   --------
Total tax provision (benefit)             $(18,260)   $(2,610)    $9,749
                                          ========   ========   ========

The provision for income taxes differs from the amounts resulting from applying the federal statutory tax rates (35%) to earnings before income taxes and minority interest as follows for fiscal years 1997, 1996 and 1995:

Dollars in thousands                       1997       1996       1995
-----------------------------------        -----      -----      -----
Taxes computed using federal
  statutory tax rates                     $(17,639)   $(2,542)    $9,078
State income taxes,
  net of federal tax effect                 (1,307)      (199)       908
Other, net                                     686        131       (237)
                                          --------    -------     ------
Total tax provision                       $(18,260)   $(2,610)    $9,749
                                          ========    =======      ======
Effective tax rate                            36.2%      35.9%      37.6%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 28, 1997 and June 29, 1996 are listed below:

Dollars in thousands                                  1997       1996
---------------------------------------               -----      -----
Deferred tax liabilities:
Inventories, principally due to the
  accounting for live inventories on the farm
  price method for tax purposes                      $(18,525)  $(18,152)
Plant and equipment, principally
  due to differences in depreciation
  and capitalized interest                             (7,718)    (9,485)
Investments in subsidiary companies,
  principally due to undistributed net
  income of the subsidiary                               (406)      (375)
Other                                                     (17)         -
                                                      -------    -------
Gross deferred tax liabilities                        (26,666)   (28,012)
Deferred tax assets:
Net operating loss carryforwards                       10,000          -
Insurance accruals, principally due to
  timing of payments versus the
  recording of expenses                                 2,763      3,281
Deferred compensation, principally due
  to accrual for financial reporting purposes           1,008        945
Tax credits                                             3,079        836
Compensated absences, principally due
  to accrual for financial reporting purposes           1,053        970
Accounts receivable, principally due to
  allowance for doubtful accounts                         605        276
Other                                                     795        281
                                                      -------   --------
Gross deferred tax assets                              19,303      6,589
                                                      -------   --------
Net deferred tax liability                           $ (7,363)  $(21,423)
                                                     ========   ========

In assessing the recoverability of deferred tax assets, management considers whether it is reasonably probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical operating results, future expectation of taxable income and reversal of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as reflected at June 28, 1997 and June 29, 1996.

8.  Shareholders  Equity and Common Stock Subject to Repurchase

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

If a person acquires between 15% and 50% of the outstanding common stock, the Board may, in lieu of allowing rights to be exercised, require each outstanding right to be exchanged for one share of common stock or participating preferred stock. A provision in the Plan allows for rights holders to acquire stock of the acquiring person or group, in the event a change in control of the Company has occurred.

The rights are redeemable by the Company at $0.01 per right prior to becoming exercisable and expire 10 years from issuance. WLR Foods has 100,000,000 shares of common stock authorized, with 16,597,114 outstanding on June 28, 1997, and 17,681,893 outstanding on June 29, 1996. Additionally, there are 50,000,000 shares of preferred stock authorized with none outstanding as of June 28, 1997 or June 29, 1996.

The Common Stock Subject to Repurchase arises due to WLR Foods commitment to repurchase the shares held by a trustee on behalf of Cuddy Farms, Inc. In January 1997, the Company entered into an agreement to repurchase the 1,774,999 shares (approximately 10% of the outstanding shares of its common stock) from Cuddy Farms, Inc. at $10 per share, in a private transaction. Fifty percent of the shares were repurchased in January 1997, 25% were repurchased in March 1997, and the final 25% will be repurchased early in fiscal year 1998.

9. Stock Option and Stock Purchase Plans

Stock Option Plans

WLR Foods Stock Option Plan was adopted by the Board of Directors in accordance with the Long-Term Incentive Plan which was ratified by the shareholders of the Company on November 1, 1988. The Plan provides for the granting of incentive or nonqualified common stock options. The option price under the Plan shall not be less than the fair market value of the common shares as of the date of the grant. The options vest after three years, with one-third vesting each year after the date of grant. The options are exercisable at varying dates not to exceed 10 years from the date of grant.

The changes in the outstanding common shares under option for fiscal 1997, 1996, and 1995 are listed below:

                                     Common shares   Weighted Average
                                     under option     Exercise Price
-------------------------------      -------------  -------------
Outstanding at July 2, 1994               742,875        $14.21
Exercised                                (137,625)       $12.33
Granted in fiscal 1995                    163,000        $15.00
                                         --------        ------
Outstanding at July 1, 1995               768,250        $14.71
Canceled or expired                      (110,120)       $13.59
Exercised                                (148,255)       $11.92
Granted in fiscal 1996                    190,500        $14.13
                                         --------        ------
Outstanding at June 29, 1996              700,375        $15.08
Canceled or expired                      (159,125)       $11.92
Granted in fiscal 1997                    178,750         $8.31
                                         --------        ------
Outstanding at June 28, 1997              720,000        $13.85
                                         ========        ======
There were 385,247, 376,333 and 452,875 shares exercisable under option with weighted average exercise prices of $16.21, $14.99 and $15.31 at fiscal 1997, 1996 and 1995 respectively. The following table summarizes information about stock options outstanding as of June 28, 1997:

Stock Options                                Stock
                                             Options
Outstanding:                                 Exercisable:
---------------------    --------------------------------
                                 Weighted
                                  Average
                             Remaining Contractual
Exercise Price       Shares    Life (Years)      Shares
--------------    ----------  --------------     --------
$8.310               178,750      10.0                  -
14.125               171,250       9.0             57,080
14.666               128,625       1.0            128,625
15.000               129,250       7.9             87,417
20.000               112,125       1.7            112,125
                     -------                      -------
Total                720,000                      385,247
                     =======                      =======

Accounting for Stock Option Plans

The Company has elected to account for its employee stock option plans using the intrinsic value method of accounting. Accordingly, no compensation cost has been recognized in the accompanying financial statements because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123. Assuming the Company accounted for its employee stock options using the fair value method, the Company's net income and earnings per share would approximate the pro forma amounts indicated below:

Fiscal years ended
Dollars in thousands      June 28, 1997    June 29, 1996
--------------------      ---------------   -------------

Net loss
    As Reported              $(32,183)     $(4,686)
    Pro Forma                 (32,398)      (4,686)
Net loss per common share
    As Reported                $(1.86)      $(0.27)
    Pro Forma                   (1.88)       (0.27)


Note: The pro forma disclosures shown may not be representative of the effects on reported net income in future years.

The fair value of each stock option grant used to compute pro forma net income and net income per share disclosures is estimated at the time of the grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in the model are as follows:

                                1997                  1996
                                ----                  ----
Expected dividend yield           1.1%                1.7%
Expected volatility                43%                  3%
Risk-free interest rate           6.8%                6.6%
Expected term (in years)           10                   10

Using these assumptions in the Black-Scholes model, the weighted average fair value of options granted during 1997 and 1996 is $0.6 million and $1.1 million, respectively.

On October 29, 1994, the shareholders of WLR Foods approved the Poultry Producer Stock Purchase Plan and amended and restated the Employee Stock Purchase Plan. These plans allow contract producers and employees to purchase stock at a 10% discount from the market price. All shares must be held in the plans for a period of two years. Upon termination of employment or contract, participants are terminated from the respective plans.

10. Leases

WLR Foods has entered into various operating lease agreements for machinery and equipment. The leases are noncancelable and expire on various dates through 2004. Total rent expense was approximately $5.7 million, $3.5 million and $2.7 million for fiscal 1997, 1996, and 1995, respectively. The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 28, 1997:

Dollars in thousands
--------------------
Fiscal 1998                                $2,025
Fiscal 1999                                 1,719
Fiscal 2000                                 1,290
Fiscal 2001                                 1,028
Fiscal 2002                                   807

Fiscal 2003 and thereafter                    697
                                           ------
Total minimum lease payments               $7,566
                                           ======
11. Related Party Transactions

Certain directors of WLR Foods are contract growers of live poultry for the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during each fiscal year presented.
As a result of an August 1994 acquisition, Cuddy Farms, Inc. (as an affiliate of Cuddy International) became a related party. The transactions include poultry purchases and feed sales to Cuddy Farms at pricing formulas established when the acquisition was completed. The contract terms are through 1998 with extensions available.

Transactions with these related parties during the past three fiscal years are as follows (Dollars in thousands):

                         Purchases from        Sales to
                       related parties      related parties
                        ---------------      ---------------
Fiscal 1997                $23,381           $ 8,998
Fiscal 1996                 25,433            10,237
Fiscal 1995                 21,020             7,939

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

12. Selected Quarterly Financial Data(Unaudited)

The unaudited summary of quarterly results for fiscal 1997 and 1996 follows:

Dollars in thousands except
per share data
Fiscal year ended June 28, 1997                First        Second        Third    Fourth
-------------------------------               -------       -------      -------  -------
Net sales                                    $272,135      $264,424     $222,225  $254,993
Operating loss                                 (9,621)       (6,225)     (12,010)  (11,043)
Net loss                                       (8,095)       (5,368)      (9,637)   (9,083)
Per share data:
   Net loss per common share                 $  (0.46)     $  (0.30)    $  (0.56) $  (0.55)
   Cash dividends declared per
    common share                             $      -      $   0.12     $      -  $      -
   Stock dividend declared per
    common share(in shares)                         -             -      0.00525   0.00640
   Market price(bid) - high                     13.50         13.50        12.88     10.13
                     - low                      11.13         11.38         9.50      8.13


Fiscal year ended June 29, 1996                First        Second        Third    Fourth
-------------------------------               -------       -------      -------  -------
Net sales                                    $250,798      $267,795     $216,263  $262,776
Operating income (loss)                         8,947         9,919       (9,274)   (7,176)
Net earnings(loss)                              4,296         4,843       (7,062)   (6,763)
Per share data:
   Net earnings (loss) per common share      $   0.25      $   0.28     $  (0.40) $  (0.38)
   Cash dividends declared per
    common share                             $   0.06      $   0.06     $   0.06  $   0.06
   Market price(bid) - high                     14.50         16.50        16.25     14.00
                     - low                      12.75         13.25        12.50     11.75

Per share calculations are based on each stand alone period presented; therefore, the annual per share results may not be the sum of the four quarters.