Form 10-K, Exhibit 13
period 1997-06-28
WLR FOODS INC
filed 1997-09-26
CIK 760775

Exhibit 13.4


Independent Auditors' Report

The Board of Directors and Shareholders
WLR Foods, Inc:

     We have audited the accompanying consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of June 28, 1997 and June 29, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended June 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reason-able basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WLR Foods, Inc. and subsidiaries as of June 28, 1997 and June 29, 1996 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended June 28, 1997, in conformity with generally accepted accounting principles.

                         KPMG PEAT MARWICK LLP



Richmond, Virginia
August 20, 1997