Form 10-K405, Exhibit 13
period 1998-06-27
WLR FOODS INC
filed 1998-09-28
CIK 760775


Exhibit 13.1

       Financial Highlights from Registrant's Annual Report to Shareholders

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS
Dollars in thousands, except
per share data
                                      June 27,   June 28,    June 29,   July 1,   July 2,
Fiscal year ended:                      1998       1997        1996      1995      1994
                                      --------   --------    --------  --------  --------
OPERATIONS
Net sales                             $945,967   $994,591    $978,258  $890,815   $709,703
Cost of sales                          876,287    948,060     889,904   776,945    625,180
                                      --------   --------    --------  --------   --------

Gross profit                            69,680     46,531      88,354   113,870     84,523

Selling, general and
administrative expenses                 91,745     89,657      91,167    84,877     57,373
                                      --------   --------    --------    --------   ------

Operating income (loss)                (22,065)   (43,126)     (2,813)   28,993     27,150
Interest expense                        22,539     12,804       8,922     6,386      4,816
Other (income) expense, net               (106)    (1,792)        129      (311)      (342)
                                      --------   --------    --------  --------   --------
Total other (income) expense, net       22,433     11,012       9,051     6,075      4,474
                                      --------   --------    --------  --------   --------

Earnings (loss) before income
taxes and minority interest            (44,498)   (54,138)    (11,864)   22,918     22,676
Income tax expense(benefit)            (16,352)   (19,577)     (4,381)    8,614      8,446
Minority interest                           66         47          32        55         38
                                      --------   --------    --------  --------   --------

Net earnings (loss) from
continuing operations                  (28,212)   (34,608)     (7,515)   14,249     14,192
Income from discontinued operations,
net of tax                               2,858      2,425       2,829     1,884      2,359
Net earnings (loss)                    (25,354)   (32,183)     (4,686)   16,133     16,551
Less preferred stock dividends            -          -            -         -           -
                                       --------   --------    --------  --------   --------
Net earnings (loss) available to
common shareholders                   ($25,354)  ($32,183)    ($4,686)   $16,133    $16,551
                                      =========  =========    ========   =======    =======

PER COMMON SHARE
Basic earnings (loss),
continuing operations                   ($1.72)    ($1.99)     ($0.42)    $0.79      $0.85
Basic earnings,
discontinued operations                   0.17       0.14        0.16      0.10       0.14
                                      --------   --------    --------  --------   --------
Total basic earnings (loss) per
common share                             (1.55)     (1.85)      (0.26)     0.89       0.99
Dilutive earnings (loss),
continuing operations                    (1.72)     (1.99)      (0.42)     0.79       0.85
Dilutive earnings,
discontinued operations                   0.17       0.14        0.16      0.10       0.14
                                      --------   --------    --------  --------   --------


Total dilutive earnings (loss)
per common share                        ($1.55)    ($1.85)     ($0.26)    $0.89      $0.99
Cash dividends declared
(excluding Cassco pooling)                   -       0.12        0.24      0.22       0.21
Book value                                6.33       7.89       10.00     10.47       9.45
Year-end stock price                      7.00       8.50       14.00     14.38      17.00
                                       1


WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS - Continued
Dollars in thousands, except
per share data
                                      June 27,   June 28,    June 29,   July 1,    July 2,
Fiscal year ended:                      1998       1997        1996      1995       1994
                                      --------   --------    --------  --------   --------
Working capital (deficit)             $118,695   ($31,397)   $144,621  $120,562   $ 69,989
Property, plant and equipment, net     153,702    159,426     176,691   174,163    139,854
Total assets                           381,742    416,728     451,121   372,525    283,051
Long-term debt                         189,225      5,040     138,510   106,481     46,368
Common stock subject to repurchase           -      4,438      17,750    17,750          -
Preferred shareholders' equity <F1>          -          -           -         -          -
Common shareholders' equity           $103,891   $126,558    $159,010  $163,344   $156,157
                                      ========   ========    ========  ========   ========

ANALYTICAL & OTHER INFORMATION
Current ratio (compared to 1)             2.40       0.89        2.18      2.67       2.02
Total debt/total capitalization <F2>      65.0%      61.2%       55.1%     44.7%      28.4%
Return on beginning total equity           NMF        NMF         NMF      10.3%      11.6%
Capital expenditures                   $22,149    $11,245     $18,771   $17,251    $19,186
Depreciation expense                    25,901     28,088      28,243    24,817     21,333
Amortization expense                     2,420        500         742       598        520
Interest expense                        22,635     13,143       9,359     6,666      4,989
Cash dividends declared:
  Common stock                               -      2,078       4,233     4,073      3,513
  Preferred stock                            -          -           -         -          -
Market capitalization of common
stock at year end                     $114,800   $141,075    $247,547  $248,654   $280,738
                                      ========   ========    ========  ========   ========


All information reflects the stock dividends issued in May 1997 and August 1997, and the three-for-two stock split in the form of a 50% stock dividend declared on February 28,
1995.

<F1> In March 1993, the Company repurchased all the preferred stock issued in January 1992.
<F2> Common stock subject to repurchase classified as debt.

                                     2

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS - Continued
Dollars in thousands, except
per share data
                                       July 3,   June 27,    June 29,   June 30,   July 1,
Fiscal year ended:                      1993       1992        1991       1990      1989
                                      --------   --------    --------   --------  --------
OPERATIONS
Net sales                             $603,634   $503,877    $491,618   $483,219  $454,519
Cost of sales                          529,791    449,785     429,430    410,546   384,142
                                      --------   --------    --------   --------  --------
Gross profit                            73,843     54,092      62,188     72,673    70,377

Selling, general and administrative
expenses                                51,141     44,794      46,733     45,465    41,839
                                      --------   --------    --------   --------  --------
Operating income (loss)                 22,702      9,298      15,455     27,208    28,538
Interest expense                         3,660      2,523         619        505     1,565
Other (income) expense, net               (494)      (142)       (347)      (651)      243
                                      --------   --------    --------   --------  --------
Total other (income) expense, net        3,166      2,381         272       (146)    1,808
                                      --------   --------    --------   --------  --------

Earnings (loss) before income taxes
and minority interest                   19,536      6,917      15,183     27,354    26,730
Income tax expense (benefit)             6,850      2,587       5,741     10,546    10,520
Minority interest                           43         25          33         34      (206)
                                      --------   --------    --------   --------  --------

Net earnings (loss) from continuing
operations                              12,643      4,305       9,409     16,774    16,416
Income from discontinued operations,
net of tax                               1,964      1,591       1,272        621       812
Net earnings (loss)                     14,607      5,896      10,681     17,395    17,228
Less preferred stock dividends           1,389        982         -          -         -
                                       -------    -------     -------    -------   -------
Net earnings (loss) available to
common shareholders                    $13,218     $4,914     $10,681    $17,395   $17,228
                                       =======     ======     =======    =======   =======

PER COMMON SHARE
Basic earnings (loss), continuing
operations                               $0.79      $0.23       $0.59      $1.06     $1.04
Basic earnings (loss), discontinued
operations                                0.14       0.11        0.08       0.04      0.05
                                       -------   --------    --------   --------  --------
Total basic earnings (loss) per
common share                              0.93       0.34        0.67       1.10      1.09
Dilutive earnings (loss),
continuing operations                     0.78       0.23        0.59       1.05      1.04
Dilutive earnings (loss),
discontinued operations                   0.14       0.11        0.08       0.04      0.05
                                      --------   --------    --------   --------  --------
Total dilutive earnings (loss) per
common share                             $0.92      $0.34       $0.67      $1.09     $1.09
Cash dividends declared (excluding
Cassco pooling)                           0.21       0.21        0.21       0.19      0.18
Book value                                8.66       6.44        7.33       6.86      5.86
Year-end stock price                     11.33       9.67       12.00      12.33     11.87
                                       3

WLR FOODS, INC. AND SUBSIDIARIES FINANCIAL HIGHLIGHTS - Continued
Dollars in thousands, except
per share data
                                       July 3,   June 27,    June 29,   June 30,   July 1,
Fiscal year ended:                      1993       1992        1991       1990      1989
                                      --------   --------    --------   --------  --------
Working capital (deficit)             $ 57,509   $ 40,337     $49,532    $46,039   $42,914
Property, plant and equipment, net     140,540    113,017      88,807     71,414    59,687
Total assets                           265,626    207,736     175,329    157,763   142,832
Long-term debt                          52,253     38,148      18,678      6,402     7,858
Common stock subject to repurchase           -          -           -          -         -
Preferred shareholders' equity <F1>          -     29,507           -          -         -
Common shareholders' equity           $142,255    $81,881    $115,625   $108,258   $91,455
                                      ========    =======    ========   ========   =======

ANALYTICAL & OTHER INFORMATION
Current ratio (compared to 1)             1.92       1.80        2.42       2.20      2.12
Total debt/total capitalization <F2>      33.5%      32.0%       16.1%       8.5%     13.9%
Return on beginning total equity          13.1%       5.1%        9.9%      19.0%     22.3%
Capital expenditures                   $31,766    $36,107     $29,471    $20,360   $16,001
Depreciation expense                    18,115     14,041      11,544      9,932     8,595
Amortization expense                       445        168           -          -         -
Interest expense                         3,816      2,755         928        925     2,037
Cash dividends declared:
  Common stock                           3,124      2,854       3,314      2,948     2,643
  Preferred stock                        1,389        982           -          -         -
Market capitalization of common
stock at year end                     $186,168   $122,942    $189,378   $194,638  $185,432
                                      ========   ========    ========   ========  ========


All information reflects the stock dividends issued in May 1997 and August 1997, and the three-for-two stock split in the form of a 50% stock dividend declared on February 28,
1995.

<F1> In March 1993, the Company repurchased all the preferred stock issued in January 1992.
<F2> Common stock subject to repurchase classified as debt.

                                       4