Form 10-K405, Exhibit 13
period 1998-06-27
WLR FOODS INC
filed 1998-09-28
CIK 760775

Exhibit 13.2


      Management s Discussion and Analysis of Financial Condition
                       and Results of Operations

GENERAL
     Beginning in fiscal 1996, results of operations of WLR Foods, Inc. (WLR Foods or the Company) were adversely impacted by significantly higher grain costs in both its chicken and turkey operations. The average delivered costs paid for corn and soybean meal were approximately 46% and 23% higher, respectively, than the amounts paid in fiscal 1995. In fiscal 1997, overall grain costs continued to rise as soybean meal prices escalated an additional 26% over the prior year, while corn prices fell only 6% from the already high 1996 levels.
     In fiscal 1998, grain prices began to improve, particularly in the second half of the year. The average delivered prices for corn and soybean meal declined 19% and 15%, respectively, over the prior year, but were still 12% and 31%, respectively, above the levels seen in fiscal 1995. Translated into dollars, even though prices paid in fiscal 1998 were lower than in fiscal 1997, the total costs to the Company were still $41 million over the cost levels experienced in fiscal 1995.
     Unfortunately, excess supplies of poultry and competing meats prevented the Company from raising its prices enough to cover the increased costs of grains. The problem was most difficult in the turkey industry, where excess supplies have resulted in significantly reduced sales prices. In fiscal 1998, turkey sales prices were approximately 4% below the fiscal 1997 levels, which were already 1% below the prices realized one year earlier. In terms of a dollar impact to the Company, 1998's turkey sales prices were approximately $18 million less than in fiscal 1997.
     Current costs for corn and soybean meal have returned to normal or lower than normal levels, as the 1998 crop season appears to have been a success. Additionally, we remain cautiously optimistic that the supply and demand imbalance within the turkey industry is improving, as the number of eggs set in hatcheries and the number of poults placed in growout facilities have been declining during calendar year 1998. Since our fiscal year end, turkey commodity prices have begun to improve, but uncertainties have surfaced in Russia, an important export market for both chicken and turkey, due to the collapse of their currency.
     A significant undertaking for WLR Foods in the next fiscal year is the conversion of its Marshville, North Carolina turkey complex to chicken, which will take place during the first three quarters of fiscal 1999. The result of the conversion will be a reduction in the amount of commodity turkey product that the Company has available for sale, which should increase its overall turkey pricing in the marketplace. Additionally, the added chicken capacity will replace the volume of the Goldsboro complex, which was sold in August, 1998.

After the conversion is complete, the Company's mix of product will be approximately 58% chicken and 42% turkey, in terms of dressed pounds.


RESULTS OF OPERATIONS
Fiscal 1998 Compared to Fiscal 1997:
Net sales from continuing operations were $946.0 million, a decrease of $48.6 million, or 4.9%, as compared to net sales from continuing operations for fiscal 1997 of $994.6 million. The decrease was primarily due to a $33 million decline in turkey sales to approximately $457 million. The decline in turkey was due to a 2.8% decrease in pounds sold and a 3.7% decrease in prices. Chicken sales decreased $7 million to approximately $393 million as a 0.8% increase in pounds was more than offset by a 4.3% decrease in prices.
     Cost of sales on continuing operations for fiscal 1998 was $876.3 million, a decrease of $71.8 million, or 7.6%, as compared to $948.1 million for fiscal 1997. The decrease was primarily attributable to $54 million in lower costs of corn and soybean meal consumed by birds processed at the Company's facilities. Additionally, the net decrease in pounds sold accounted for approximately $10 million of the decrease in cost of sales for fiscal 1998.
     Gross profit on continuing operations for fiscal 1998 was $69.7 million, an increase of $23.2 million, or 49.9%, as compared to $46.5 million for fiscal 1997. The vast majority of the increase was during the last fiscal quarter of the year, when gross profits increased $16.1 million over the same quarter in 1997. Gross profit as a percentage of sales was 7.4% for fiscal 1998, as compared to 4.7% for fiscal 1997. The increase in gross profit was primarily the result of lower corn and soybean meal ingredient costs. Partially offsetting the reduced grain costs were lower realized prices on chicken and turkey products.
     Selling, general and administrative expenses on continuing operations for fiscal 1998 were $91.7 million, an increase of $2.0 million, or 2.2%, as compared to $89.7 million for fiscal 1997. This was primarily the result of one-time costs for the debt refinancing during the third quarter of fiscal 1998.
     Interest expense from continuing operations was $22.5 million for fiscal 1998, an increase of $9.7 million over $12.8 million for fiscal 1997. This increase was attributable to higher borrowings and interest rates.
     The effective tax benefit rate on continuing operations in 1998 was 36.7% versus 36.2% in fiscal 1997.
     The net loss for fiscal 1998 on continuing operations was $28.2 million (or $1.72 per share), a decrease of $6.4 million as compared to the net loss of $34.6 million ($1.99 per share) for fiscal 1997.

Fiscal 1997 Compared to Fiscal 1996:
     Net sales from continuing operations were $994.6 million, an increase of $16.3 million, or 1.7%, as compared to net sales from continuing operations of $978.3 million in fiscal 1996. This increase was attributable to a $17 million increase in chicken sales to approximately $400 million. The increase in chicken sales was due to a 3% increase in pounds sold (the Goldsboro facility was in operation for a full year in 1997) and a 1% increase in prices. Turkey sales increased $5 million to approximately $490 million as a 2% increase in pounds sold offset a 1% decrease in prices.
     Cost of sales on continuing operations for fiscal 1997 was $948.1 million, an increase of $58.2 million, or 6.5%, as compared to $889.9 million for fiscal 1996. This increase was primarily attributable to a $37 million increase in the cost of corn and soybean meal consumed by birds processed at the Company's facilities; an increase in total pounds sold; higher growout costs due to the substitution of wheat for corn in feed early in fiscal 1997 and disease problems, particularly in the North Carolina turkey operations.
     Gross profit from continuing operations for fiscal 1997 was $46.5 million, a decrease of $41.9 million, or 47.4%, as compared to $88.4 million for fiscal 1996. Gross profit as a percentage of sales was 4.7% for fiscal 1997, as compared to 9.0% for fiscal 1996. The decrease in gross profit was primarily the result of higher grain costs and operating inefficiencies attributable to the effects of disease and a change in feed rations necessitated by the scarcity of corn in the fall of 1996. These factors were partially offset by approximately $15 million annual cost savings from the Charlotte, North Carolina plant closing, the move to a single operating shift in the North Carolina turkey processing operation, staff reductions and savings from centralized purchasing.
     Selling, general and administrative expenses from continuing operations for fiscal 1997 were $89.7 million, a decrease of $1.5 million, or 1.6% as compared to $91.2 million for fiscal 1996. This was the result of a $1.5 million reduction in general and administrative expense initiated near the end of fiscal 1996.
     Interest expense on continuing operations for fiscal 1997 was $12.8 million, an increase of $3.9 million over $8.9 million for fiscal 1996. This increase was attributable primarily to higher borrowing levels and slightly higher interest rates.
     The effective tax benefit rate on continuing operations in 1997 was 36.2% versus 36.9% in 1996.
     The net loss from continuing operations for fiscal 1997 was $34.6 million (or $1.99 per share), an increase of $27.1 million as compared to a net loss of $7.5 million ($0.42 per share) for fiscal 1996.


LIQUIDITY AND CAPITAL RESOURCES
     The Company's capital resources historically have included funds from operations, the public offering of common stock, bank lines of credit and other borrowings. The primary uses of cash have been to provide funds for operations, make expenditures for capital improvements, equipment and facilities, repay indebtedness, pay cash dividends to shareholders, repurchase shares of common stock and make acquisitions.
     On June 27, 1998, the Company had net working capital of $118.7 million, compared to a net working capital deficit of $31.4 million on June 28, 1997. The net working capital deficit as of June 28, 1997 was due to the reclassification of $182 million of long-term debt to current liabilities. This reclassification was required because the Company was not in compliance with the minimum tangible net worth and the current ratio covenants set forth in its credit agreements. The Company fully refinanced its debt obligations as of February 25, 1998 and has remained in compliance with all financial covenants under the terms of the new agreement.
     On June 27, 1998, inventories were $128.0 million, a decrease of $37.6 million, or 22.7 %, as compared to $165.6 million on June 28, 1997. This decrease resulted primarily from lower costs of live chicken and turkey inventories, along with decreased levels of turkey finished goods inventories.
     Operating activities generated cash of $30.1 million in fiscal 1998, and $10.3 million in fiscal 1997 and used $39.4 million in fiscal 1996. The increase in cash generated in fiscal 1998, as compared to fiscal 1997, resulted primarily from the reduction of inventories, but was partially offset by a decrease in accounts payable. The increase in cash generated in fiscal 1997, as compared to fiscal 1996, resulted primarily from the reduction of accounts receivable, inventories and other assets partially offset by the operating loss.
     Capital expenditures were $22.1 million in fiscal 1998. The Company also leased equipment totaling $3.0 million using operating leases. Capital expenditures in fiscal 1997 totaled $11.2 million. Capital expenditures in fiscal years 1998 and 1997 were generally for normal replacements and upgrades of existing assets, except for $3.4 million in expenditures in fiscal 1998 to begin the conversion of the Marshville turkey complex to chicken. The Company expects capital expenditures in fiscal 1999 to range from $22 to $28 million to cover normal replacement and upgrades of existing facilities, and the completion of the Marshville conversion process, which is estimated to be approximately $8 million.
     Total debt to total capital at June 27, 1998 was 65.0%, an increase from 61.2% at June 28, 1997. In fiscal 1997, this calculation included $4.4 million of common stock subject to repurchase as debt. Under the terms of the private transaction, the final repurchase for $4.4 million was completed shortly after the close of the 1997 fiscal year. This eliminated the Company's obligation to repurchase common stock. The Company targets a total debt to total capital ratio of 40% to 45%.
     Subsequent to the close of the 1998 fiscal year, the Company completed the sales of its Goldsboro, North Carolina chicken complex and its Cassco Ice and Cold Storage, Inc. subsidiary. The net proceeds from these sales exceeded $91 million and were used to reduce the Company's long term debt. These proceeds, along with cash flows from operations, have reduced the Company s total debt to total capital to less than 43% as of August 31, 1998.


YEAR 2000 MATTERS
     The Company is aware of the issues associated with the "Year
2000" problem as the millennium approaches. Due to the recent implementation and ongoing upgrading of most of the Company's information systems, management does not expect that costs related to the Year 2000 issue will have a material impact on its financial condition or results of operations.


ACCOUNTING MATTERS
     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 131 requires that companies report certain information about operating segments in complete sets of financial statements and in condensed financial statements of interim periods issued to shareholders. Both SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997.
     The Company does not believe the adoption of these Statements of Financial Accounting Standards will have a significant impact on the Company's financial condition or results of operations.
     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and provides guidance on accounting for the described costs. SOP 98-1 should not have a material impact on our financial position, results of operations or cash flows when adopted.
     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for us in our fiscal 2000. We have not yet determined the impact of adoption on our financial statements, however, we do not expect the impact to be material.
     This report contains certain forward-looking statements which are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. WLR Foods' actual results may differ materially from those in the forward-looking statements. For example: operating results may be affected by external factors such as actions of competitors, changes in laws and regulations, including changes in governmental interpretations of regulations and changes in accounting standards, customer demand and fluctuations in the cost and availability of feed ingredients. Stockholders may review reports filed with the Securities and Exchange Commission for a more detailed description of the uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.