Form 10-K405, Exhibit 13
period 1998-06-27
WLR FOODS INC
filed 1998-09-28
CIK 760775

Exhibit 13.3

        Consolidated Financial Statements and Notes to Consolidated Financial Statements

   WLR Foods, Inc. and Subsidiaries
   Consolidated Statements of Operations

   Dollars in thousands, except per share data
   Fiscal years ended June 27, 1998, June 28, 1997,         1998          1997         1996
   and June 29, 1996
   ------------------------------------------------       --------      --------     --------
   Net sales (Note 11)                                    $945,967      $994,591     $978,258
   Cost of sales (Note 11)                                 876,287       948,060      889,904
                                                          --------      --------     --------
   Gross profit                                             69,680        46,531       88,354
   Selling, general and administrative expenses             91,745        89,657       91,167
                                                          --------      --------     --------
   Operating loss                                          (22,065)      (43,126)      (2,813)

   Other expense:
     Interest expense (Note 4)                              22,539        12,804        8,922
     Other expense (income), net                              (106)       (1,792)         129
                                                          --------      --------     --------
     Other expense, net                                     22,433        11,012        9,051
                                                          --------      --------     --------
   Loss before income taxes and minority interest          (44,498)      (54,138)     (11,864)
   Income tax benefit(Note 7)                              (16,352)      (19,577)      (4,381)
   Minority interest in net earnings of consolidated
    subsidiary                                                  66            47           32
                                                          --------      --------     --------

   Net loss from continuing operations                    ($28,212)     ($34,608)     ($7,515)
   Income from discontinued operations, net of tax
   (Note 13)                                                 2,858         2,425        2,829
                                                          --------      --------     --------
   Net loss                                               ($25,354)     ($32,183)     ($4,686)
                                                          ========      ========     ========

   Basic and diluted loss per common share, continuing
    operations                                              ($1.72)       ($1.99)      ($0.42)
   Basic and diluted earnings per common share,
   discontinued operations                                    0.17          0.14         0.16
                                                          --------      --------     --------
   Total basic and diluted loss per common share            ($1.55)       ($1.85)      ($0.26)
                                                          ========      ========     ========


   See accompanying Notes to Consolidated Financial Statements.
                                       1

   WLR Foods, Inc. and Subsidiaries
   Consolidated Balance Sheets
   Dollars in thousands,
   June 27, 1998 and June 28, 1997                            1998          1997
   -------------------------------                          --------      --------
   Assets
   Current Assets
     Cash and cash equivalents                                   $335          $283
     Accounts receivable, less allowance for                   72,457        72,462
     doubtful accounts of $1,515 and $1,550
     Inventories (Note 3)                                     128,031       165,551
     Income taxes receivable                                    1,002         4,567
     Other current assets                                       1,870         2,301
                                                             --------      --------
     Total current assets                                     203,695       245,164
   Property, plant and equipment, net (Note 4)                153,702       159,426
   Deferred income taxes (Note 7)                              18,247         4,996
   Other assets                                                 6,098         7,142
                                                             --------      --------
   Total Assets                                              $381,742      $416,728
                                                             ========      ========
   Liabilities and Shareholders' Equity
   Current Liabilities
     Notes payable to banks (Note 5)                              $ -        $4,031
     Current maturities of long-term debt (Note 5)              3,452       186,391
     Excess checks over bank balances                           9,925        12,118
     Trade accounts payable                                    28,742        35,005
     Accrued expenses and other                                32,245        26,657
     Deferred income taxes (Note 7)                            10,636        12,359
                                                             --------      --------
     Total current liabilities                                 85,000       276,561

   Long-term debt, excluding current maturities (Note 5)
                                                              189,225         5,040
   Minority interest in consolidated subsidiary                     -           592
   Other liabilities and deferred credits                       3,626         3,539
   Commitments and other matters (Notes 6, 10 and 11)
   Common stock subject to repurchase (Note 8)                      -         4,438
   Shareholders' equity (Notes 8 and 9)
     Common stock, no par value                                67,851        64,206
     Additional paid-in capital                                 2,974         2,974
     Retained earnings                                         33,066        59,378
                                                             --------      --------
     Total shareholders' equity                               103,891       126,558
                                                             --------      --------
   Total Liabilities and Shareholders' Equity                $381,742      $416,728
                                                             ========      ========


   See accompanying Notes to Consolidated Financial Statements.
                                       2

   WLR Foods, Inc. and Subsidiaries
   Consolidated Statements of Shareholders' Equity
   Dollars in thousands,
   except per share data                       Common Stock          Additional
   Fiscal years ended June 27, 1998, June                        Paid-In   Retained
   28, 1997, and June 29, 1996               Shares    Amount    Capital   Earnings   Total
   --------------------------------------   --------   -------- --------   --------   --------
   Balance at July 1, 1995                    17,298    $56,782   $3,014   $103,548   $163,344
   Net loss                                                                  (4,686)    (4,686)
   Cash dividends declared-$0.24 per share                                   (4,233)    (4,233)
   Issuance of common stock for
   acquisition of businesses (Note 2)            457      6,028                          6,028
   Other common stock issued                     122      1,376                          1,376
   Common stock repurchased                     (195)    (2,779)     (40)               (2,819)
                                            --------   -------- --------   --------   --------
   Balance at June 29, 1996                   17,682     61,407    2,974     94,629    159,010
   Net loss                                                                 (32,183)   (32,183)
   Cash dividends declared-$0.12 per share                                   (2,078)    (2,078)
   Stock dividend                                 85        976                (990)       (14)
   Other common stock issued                     161      1,823                          1,823
   Common stock repurchased (Note 8)          (1,331)         -                              -
                                            --------   -------- --------   --------   --------
   Balance at June 28, 1997                   16,597     64,206    2,974     59,378    126,558
   Net loss                                                                 (25,354)   (25,354)
   Stock dividend                                102        958                (958)         -
   Other common stock issued                     147      2,710                          2,710
   Common stock repurchased (Note 8)            (446)       (23)                           (23)
                                            --------   -------- --------   --------   --------
   Balance at June 27, 1998                   16,400    $67,851   $2,974    $33,066   $103,891
                                            ========   ======== ========   ========   ========


   See accompanying Notes to Consolidated Financial Statements.
                                       3

   WLR Foods, Inc. and Subsidiaries
   Consolidated Statements of Cash Flows
   Dollars in thousands
   Fiscal years ended June 27, 1998, June 28, 1997              1998        1997        1996
   and June 29, 1996
   -----------------------------------------------            --------    --------    --------
   Cash Flows from Operating Activities:
   Net loss                                                   ($25,354)   ($32,183)    ($4,686)
   Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
     Depreciation and amortization                              28,321      28,088      28,243
     Loss on sales of property, plant and equipment                916         772          67
     Deferred income taxes                                     (14,974)    (14,060)      2,339
     Other, net                                                   (592)        326         420
   Change in operating assets and liabilities net of
   acquired businesses:
     (Increase) decrease in accounts receivable                      5       7,470     (16,583)
     (Increase) decrease in inventories                         37,520       6,395     (43,233)
     (Increase) decrease in other current assets                 3,996       8,209     (11,766)
     (Increase) decrease in long term assets                       815        (677)        819
     Increase (decrease) in accounts payable                    (6,263)      3,016       3,298
     Increase in accrued expenses and other                      5,675       2,917       1,656
                                                              --------    --------    --------
   Net cash provided by (used in ) operating activities         30,065      10,273     (39,426)

   Cash Flows from Investing Activities:
   Additions to property, plant and equipment                  (22,149)    (11,245)    (18,771)
   Acquisition of businesses                                      (650)       (200)    (10,565)
   Proceeds from sales of property, plant and equipment          1,706         424         833
                                                              --------    --------    --------
   Net cash used in investing activities                       (21,093)    (11,021)    (28,503)

   Cash Flows from Financing Activities:
   Proceeds from issuance of revolver debt and long-term
    debt                                                        41,485      74,031      40,000
   Payments on revolver and long-term debt                     (35,234)    (29,093)     (8,016)
   Financing costs paid                                         (5,401)          -           -
   Notes payable to banks                                       (4,031)    (26,745)     30,776
   Issuance of common stock                                        892       1,235       1,376
   Repurchase of common stock                                   (4,438)    (13,312)     (2,819)
   Increase (decrease) in excess checks over bank balances      (2,193)     (2,670)     10,840
   Dividends paid                                                    -      (3,139)     (4,210)
                                                              --------    --------    --------
   Net cash provided by (used in) financing activities          (8,920)        307      67,947

   Increase (decrease) in cash and cash equivalents                 52        (441)         18
   Cash and cash equivalents at beginning of fiscal year           283         724         706
                                                              --------    --------    --------

   Cash and cash equivalents at end of fiscal year                $335        $283        $724
                                                              ========    ========    ========
   Supplemental cash flow information:
   Cash paid (received) for:
     Interest                                                  $15,365     $12,297      $8,906
     Income taxes                                               (3,139)    (10,608)      3,213
                                                              ========    ========    ========
                                       4

WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Cash Flows - Continued


Non-cash financing activities:

In fiscal 1998:
The Company issued 102,296 shares of stock in lieu of a cash dividend in the first quarter. The Company issued 889,898 stock warrants in the third quarter relating to the debt refinancing; of these 266,969 were immediately exercisable and were recorded at a value of $1,695,256. (Note 5)

In fiscal 1997:
The Company issued 85,519 shares of stock in lieu of a cash dividend in the fourth quarter.

In fiscal 1996:
The Company issued 456,936 shares of WLR Foods, Inc. common stock valued at $6.0 million for the acquisition of New Hope Feeds, Inc. and a related company. (Note 2)

See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies and Other Information

Organization
WLR Foods, Inc. and Subsidiaries (WLR Foods or the Company) are primarily engaged in fully integrated turkey and chicken production, processing, further processing and marketing. The Company's operations are predominantly located in the mid-Atlantic region of the United States. WLR Foods sells products through a variety of selected national and international retail, food service and institutional markets.

Fiscal Year
The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1998, 1997 and 1996 ended on June 27, June 28 and June 29, respectively, and included 52 weeks in each year.

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

The Company has four methods of purchasing grain: cash purchasing, forward pricing, grain options, and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. The Company uses futures contracts and forward purchases to hedge the risk of fluctuating grain prices. The gains or losses from hedging transactions become part of the cost of the related inventory items and are expensed during the time period for which the hedge was intended.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the respective assets. In general, the estimated useful lives for computing depreciation are: 15 to 20 years for buildings; 3 to 8 years for machinery and equipment; and 3 to 5 years for transportation equipment. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements, and major replacements are capitalized.

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

Accounting Changes
In fiscal year 1998, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share," which supersedes APB Opinion No. 15. This statement serves to simplify the computation of earnings per share and requires restatement of all prior periods presented in conformity with the statement.

Stock-Based Compensation
In fiscal year 1997, the Company adopted Statement of Financial
Accounting Standards (SFAS) No. 123, "Accounting for Stock Based
Compensation". As permitted under SFAS No. 123, the Company continues to account for employee stock option plans using the intrinsic value method of accounting (Note 9).

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


2.   Business Acquisitions

The transaction discussed here has been accounted for as a purchase, and, accordingly, the consolidated financial statements herein include the net assets acquired at fair value and the results of operations of the acquired business from the date of acquisition. On September 29, 1995, the Company acquired substantially all of the assets of New Hope Feeds, Inc. and an affiliated company for $10.6 million in cash, including costs, and $6.0 million in stock. The assets included a new chicken processing facility, a feed mill, a hatchery, and related operating equipment. The transaction was recorded as follows:

Dollars in thousands
--------------------
Inventories                   $ 2,864
other current assets              283
Property, plant and equipment  12,900
Other assets                    2,537
                              -------
Total assets acquired          18,584
Cash paid (including costs)    10,565
Issuance of common stock        6,028
                              -------
Total liabilities assumed     $ 1,991
                              =======

3.   Inventories

A summary of inventories at June 27, 1998 and June 28, 1997 follows:


Dollars in thousands                  1998        1997
                                    -------    --------

Live poultry and breeder flocks     $58,947     $74,984
Processed poultry and meat products  38,837      53,981
Packaging supplies, parts and other  15,879      17,188
Feed, grain and eggs                 14,368      19,398
                                   --------    --------
Total inventories                  $128,031    $165,551
                                   ========    ========

The notional amount of grain futures contracts at June 27, 1998 and June 28, 1997 was $2.9 million and $21.2 million, respectively. The fair value of all derivative instruments used in hedging at June 27, 1998 and June 28, 1997 was $2.9 million and $19.3 million, respectively.


4.   Property, Plant and Equipment

WLR Foods investment in property, plant and equipment at June 27, 1998 and June 28, 1997 was as follows:

Dollars in thousands                 1998           1997
                                    -------       --------

Land and improvements              $ 22,133       $ 22,161
Buildings and improvements          123,620        119,190
Machinery and equipment             186,528        179,243
Transportation equipment             27,424         26,720
Construction in progress              5,054          2,443
                                   --------       --------
                                    364,759        349,757
Less accumulated depreciation       211,057        190,331
                                   --------       --------
Property, plant and equipment, net $153,702       $159,426
                                   ========       ========

The Company capitalized interest costs with respect to certain major construction projects of $91,000 in fiscal year 1996. The Company did not have any capitalized interest costs in fiscal years 1998 or 1997.


5.   Long-Term Debt and Bank Revolving Credits

Long-term debt and other credit facilities at June 27, 1998 and June 28, 1997 consisted of the following obligations:


Dollars in thousands                     1998                 1997
                                        ------               ------
Fixed Rate Notes:
 9.41% Senior Unsecured Notes           $ -                 $ 18,000
 7.47% Senior Unsecured Notes             -                   22,000

Variable Rate Notes:
  Secured Bank Term Note due 2000       110,000                 -
  Senior Secured Notes                   42,040                 -
Revolving Credit Notes:
 Unsecured Bank Revolving Credit Note
 due 1998                                 -                   4,031
 Unsecured Bank Revolving Credit Note
 due 2000                                 -                 145,000
 Secured Bank Revolving Credit Note
 due 2000                               40,825                 -
 Unamortized debt discount              (5,003)                -
Other Notes:
 Notes with various terms and rates      4,815                6,431
                                       -------              -------
 Total debt                            192,677              195,462
 Less debt reclassed as current due to
 the Company failing to meet certain
 covenants                                -                 182,000
 Less revolving debt maturing in less
 than 1 year                              -                   4,031
 Less current maturities of long term
 debt                                    3,452                4,391
                                       -------             --------
 Long-term debt and revolving debt,
 excluding current maturities         $189,225             $  5,040
                                      ========             ========

The Company refinanced its fixed rate Senior Unsecured Notes and variable rate Unsecured Credit Notes as of February 25, 1998. The new facility is a $110 million term loan, $42 million in senior secured notes, and a $105 million line of credit. The three facilities have an initial maturity of January 1, 2000, which may be extended by the Company for another year under certain circumstances. The debt is secured by essentially all of the Company's assets with interest on approximately half of the revolver and the term loan based on prime plus 225 basis points. The remaining amount of the outstanding revolver is priced according to the London Inter-Bank Offering rate plus 300 basis points or prime plus 175 basis points. In conjunction with the debt modification, the Company issued warrants to purchase 889,898 shares of its common stock at $0.01 per share. The warrants may be reduced if the debt is paid off by certain dates prior to maturity. Warrants totaling 266,969 were immediately exercisable and resulted in the recording of additional debt discount of $1.7 million. If the debt is not refinanced by August 31, 1998, and January 31, 1999, 20% and 50% of the remaining warrants become exercisable, respectively. The Company also incurred approximately $5 million of fees and costs to the lenders in conjunction with the refinancing which are being amortized as additional interest costs over the term of the debt. In addition, the Company expensed approximately $1.1 million of legal, consulting and appraisal costs incurred in the refinancing. The carrying value of all debt approximates fair value at June 27, 1998, based on quoted market prices for similar issues.

In connection with the refinancing, the Company entered into interest rate swap and cap agreements. These agreements may allow the Company to reduce the impact of interest rate changes and lower its financing costs. The variable to fixed interest rate swap agreement has a notional value of $50 million, and fixes the Company's variable interest rate at 6.26% through January 4, 2000. The notional amount of the interest rate cap at the balance sheet date is $75 million, and the cap rate is 6.5%. At June 27, 1998, the fair value of both contracts was not significantly different than the notional value.

The interest rate differential on the interest rate swap is recognized as an adjustment of interest expense or income over the term of the agreement. The premiums paid/received for the interest rate cap agreement are included in other assets/liabilities and are amortized to interest expense over the terms of the agreement.

The Company's credit agreement with its lenders contain restrictive covenants. As of June 27, 1998, the Company was in compliance with all covenants.

Required annual principal repayments of long-term debt and revolving credits with original maturities of greater than one year are as follows:

Dollars in thousands
Fiscal 1999                3,452
Fiscal 2000              191,314
Fiscal 2001                  978
Fiscal 2002                  894
Fiscal 2003                  657


6.   Employee Benefits

The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Most participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. WLR Foods total contributions under this plan were approximately $1.6 million, $1.6 million and $1.7 million, for fiscal 1998, 1997 and 1996, respectively.


7.   Income Taxes

The provision for income taxes from continuing operations was as follows for fiscal years 1998, 1997 and 1996:

Dollars in thousands           1998        1997      1996
                              ------      ------    ------
Current:
Federal                      $   -      $ (4,120) $ (4,092)
State                           166         (199)     (965)
                             --------   --------   -------
                                166       (4,319)   (5,057)

Deferred:
Federal                      (14,625)    (13,242)      213
State                         (1,893)     (2,016)      463
                            --------    --------   -------
                             (16,518)    (15,258)      676
                            --------    --------   --------
Total tax benefit           $(16,352)   $(19,577) $ (4,381)
                            ========    ========   ========

The provision for income taxes for continuing operations differs from the amounts resulting from applying the federal statutory tax rates (35%) to earnings for fiscal years 1998, 1997 and 1996 as follows:

Dollars in thousands           1998            1997        1996
                              ------          ------       ------
Taxes computed using federal
statutory tax rates          $(15,574)       $(18,948)    $(4,153)

State income taxes,
net of federal tax effect      (1,123)         (1,440)       (326)
Other, net                        345             811          98
                             --------        --------     --------
Total tax benefit            $(16,352)       $(19,577)     $(4,381)
                             ========        ========     ========
Effective tax rate             36.7%           36.2%        36.9%


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at June 27, 1998 and June 28, 1997 are listed below:

                                         1998           1997
Dollars in thousands                    ------         ------
Deferred tax liabilities:
Inventories, principally due to
  the accounting for live inventories
  on the farm price method for tax
  purposes                             $(15,230)       $(18,525)
Plant and equipment, principally due
  to differences in depreciation and
  capitalized interest                   (6,386)         (7,718)
Investments in subsidiary companies,
  principally due to undistributed net
  income of the subsidiary                   -             (406)
Other                                      (369)            (17)
                                       --------        --------
Gross deferred tax liabilities          (21,985)        (26,666)
Deferred tax assets:
Net operating loss carryforwards        $20,150         $10,000
Insurance accruals, principally due
  to timing of payments versus the
  recording of expenses                   2,944           2,763


Deferred compensation, principally
  due to accrual for financial reporting
  purposes                                1,062           1,008
Tax credits                               2,861           3,079
Financing costs, principally due to
  accrual for financial reporting purposes  310             -
Compensated absences, principally due
  to accrual for financial reporting
  purposes                                1,107           1,053
Accounts receivable, principally due to
  allowance for doubtful accounts           591             605
Other                                       571             795
                                       --------         --------
Gross deferred tax assets                29,596          19,303
                                       --------        ---------

Net deferred tax asset (liability)       $7,611         $(7,363)
                                       ========        ========

In assessing the recoverability of deferred tax assets, management considers whether it is reasonably probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the future expectation of taxable income and reversal of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as reflected at June 27, 1998 and June 28, 1997.


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

The rights are redeemable by the Company at $0.01 per right prior to becoming exercisable and expire 10 years from issuance. WLR Foods has 100,000,000 shares of common stock authorized, with 16,399,511 outstanding on June 27, 1998 and 16,597,114 outstanding on June 28,
1997.   Additionally, there are 50,000,000 shares of preferred stock authorized with none outstanding as of June 27, 1998 or June 28, 1997.

The Common Stock Subject to Repurchase arose due to WLR Foods commitment to repurchase the shares held by a trustee on behalf of Cuddy Farms, Inc. In January 1997, the Company entered into an agreement to repurchase the 1,774,999 shares (approximately 10% of the outstanding shares of its common stock) from Cuddy Farms, Inc. at $10 per share, in a private transaction. Fifty percent of the shares were repurchased in January 1997, 25% were repurchased in March 1997, and the final 25% were repurchased early in fiscal year 1998.

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

The changes in the outstanding common shares under option for fiscal 1998, 1997 and 1996 are listed below:

                             Common shares            Weighted Average
                             under option             Exercise Price

                             -------------            ----------------
Outstanding at July 1, 1995       768,250              14.71
Canceled or expired              (110,120)             13.59
Exercised                        (148,255)             11.92
Granted in fiscal year 1996       190,500              14.13
                                  -------
Outstanding at June 29, 1996      700,375              15.08
Canceled or expired              (168,459)             12.12
Granted in fiscal 1997            178,750               8.31
                                  -------
Outstanding at June 28, 1997      710,666              13.85
Canceled or expired              (226,041)             14.29
Granted in fiscal 1998            158,750               6.88
                                  -------
Outstanding at June 27, 1998      643,375              11.98
                                  =======

There were 343,374, 385,247, and 376,333 shares exercisable under option with weighted average exercise prices of $15.08, $16.21 and $14.99 at fiscal 1998, 1997 and 1996, respectively. The following table summarizes information about stock options outstanding as of June 27, 1998:

Stock Options                           Stock Options
Outstanding:                            Exercisable:
---------------------------------------------------------------------
                              Weighted Average


                              Remaining Contractual
Exercise Price Shares         Life (Years)             Shares
-------------- ------         ---------------------    ------
$6.875         158,750             7.9                    -
 8.310         143,750             6.6                  47,914
14.125         136,250             5.2                  90,835
14.666          21,750             2.0                  21,750
15.000          96,250             5.5                  96,250
20.000          86,625             0.9                  86,625
-------------  -------                                 -------
Total          643,375                                 343,374
=============  =======                                 =======


Accounting for Stock Option Plans
The Company has elected to account for its employee stock option plans using the intrinsic value method of accounting. Accordingly, no compensation cost has been recognized in the accompanying financial statements because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123. Assuming the Company accounted for its employee stock options using the fair value method, the Company's net loss and net loss per share would approximate the pro forma amounts indicated below:

                                 Fiscal years ended
Dollars in thousands             June 27, 1998        June 28, 1997
--------------------             -------------        -------------
Net loss
  As Reported                    $(28,212)            $(34,608)
  Pro Forma                      $(28,537)            $(34,823)
Net loss per common share
  As Reported, basic and diluted $ (1.72)             $ (1.99)

  Pro Forma, basic and diluted   $ (1.74)             $ (2.00)


Note: The pro forma disclosures shown may not be representative of the effects on reported net income in future years.

The fair value of each stock option grant used to compute pro forma net income and net income per share disclosures is estimated at the time of the grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in the model are as follows:


                                    1998                1997
                                   ------              ------
Expected dividend yield              0.0%                1.1%
Expected volatility                  31%                 43%
Risk-free interest rate              5.7%                6.8%
Expected term (in years)             10                  10


Using these assumptions in the Black-Scholes model, the weighted average fair value of options granted was $0.6 million in 1998 and 1997.

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


10.  Leases

WLR Foods has entered into various operating lease agreements for machinery and equipment. The leases are noncancelable and expire on various dates through 2005. Total rent expense was approximately $5.1 million, $5.7 million, and $3.5 million for fiscal 1998, 1997 and 1996, respectively. The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of June 27, 1998:

Fiscal 1999                   $2,624
Fiscal 2000                    1,933
Fiscal 2001                    1,441
Fiscal 2002                      913
Fiscal 2003                      462
Fiscal 2004 and thereafter       272
                              ------
Total minimum lease payments  $7,645
                              ======


11.  Related Party Transactions

Certain directors of WLR Foods are contract growers of live poultry for the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during fiscal years 1997 and 1996.
As a result of an August 1994 acquisition, Cuddy Farms, Inc. (as an affiliate of Cuddy International) was a related party through fiscal year 1997. The transactions included poultry purchases and feed sales to Cuddy Farms at pricing formulas established when the acquisition was completed.

Transactions with these related parties during the past three fiscal years are as follows :

                              Purchases from           Sales to
Dollars in thousands          related parties          related parties
--------------------          ---------------          ---------------
Fiscal 1998                   $ 1,381                  $  -
Fiscal 1997                    23,381                    8,998
Fiscal 1996                    25,433                   10,237

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.


12.  Earnings Per Share

The following is a reconciliation between the calculation of basic and diluted net loss per share:

Dollars in thousands     June 27, 1998  June 28, 1997  June 29, 1996
--------------------     -------------  -------------  -------------
Numerator:
Basic and diluted net
  loss per common share
  numerator, continuing
  operations                $(28,212)        $(34,608)      $(7,515)
Denominator:
Weighted average common
  shares outstanding          16,315           17,378        17,716
Effect of outstanding stock
  warrants                        88             -              -
                            --------         --------       --------
Basic and diluted weighted
  average common shares
  outstanding                 16,403           17,378         17,716
                            ========         ========       ========
Basic and diluted loss per
  share, continuing
  operations                  $(1.72)          $(1.99)        $(0.42)
                            ========         ========       ========

Options to purchase 643,375, 710,666 and 700,375 of common stock, at prices between $6.88 and $20.00, $8.31 and $20.00, and $11.92 and
$20.00 per share were outstanding in 1998, 1997, and 1996, respectively, but were not included in the computation of diluted earnings per share because the effect of including these options would have been anti-dilutive.


13.  Discontinued Operations

During fiscal year 1998, the Company's Board of Directors adopted a plan to discontinue operations of its subsidiary, Cassco Ice & Cold Storage. The transaction involved the sale of the division and was completed in July 1998. Net proceeds of approximately $54 million were received in a stock transaction, resulting in a gain of approximately $27 million($17 million after-tax). The gain will be reflected in the results of operations for the quarter ended September 26, 1998. Accordingly, the operating results of the Cassco Ice operations have been segregated from continuing operations and reported as a separate line item on the statement of operations.

The Company has restated its prior year financial statements to present the operating results of Cascco Ice as a discontinued operation. Operating results and net assets from discontinued operations are as follows:


Dollars in thousands            1998           1997     1996
--------------------          -------        -------   -------
Net sales                     $22,063        $19,186   $19,374
Income before tax               4,529          3,742     4,600
Income tax expense              1,671          1,317     1,771
                              -------        -------   -------
Net income                     $2,858         $2,425    $2,829
                              =======        =======   =======


Net Assets of Discontinued Operations
Dollars in thousands                          1998           1997
-------------------------------------        -------       -------
Current assets                               $ 9,065       $ 5,940
 Property, plant and equipment, net           22,840        23,853
Other assets                                     398           399
 Current liabilities                          (4,124)       (4,007)
Other liabilities                             (3,573)       (4,206)
                                             -------       -------
Net assets of discontinued operations        $24,606       $21,979
                                             =======       =======

14.  Subsequent Event

On August 14, 1998, the Company completed the sale of its Goldsboro, North Carolina chicken complex. Net proceeds of approximately $37 million were received in exchange for assets totaling approximately $29 million. The gain of approximately $8 million($5 million after-tax) will be included in the results of operations for the quarter ended September 26, 1998.


15.  Selected Quarterly Financial Data(Unaudited)

The unaudited summary of quarterly results of continuing operations for fiscal 1998 and 1997 follows:

Dollars in thousands except
per share data
Fiscal year ended June 27, 1998   First     Second   Third     Fourth
-------------------------------   -----     ------   -----     ------
Net sales                         $242,541  $247,683 $212,487  $243,256
Operating income (loss)             (6,209)   (7,627) (11,359)    3,130
Net loss from continuing
  operations                        (6,435)   (8,089) (11,117)   (2,571)
Per share data:
Net loss per common share,
  continuing operations           $  (0.40) $(0.50)  $(0.68)   $(0.15)
Cash dividends declared per
  common share                    $ -       $ -      $ -       $ -
Stock dividend declared per
  common share(in shares)           -         -        -         -
Market price(bid) - high           10.00      10.25      8.63    7.38
                    - low           8.13       8.38      5.19    5.56

Fiscal year ended June 28, 1997    First    Second    Third     Fourth
-------------------------------    -----    ------    -----     ------
Net sales                          $264,595 $261,223  $219,661  $249,112
Operating loss                      (12,039)  (6,448)  (11,938)  (12,701)
Net loss from continuing
  operations                         (9,543)  (5,452)   (9,540)   (10,073)
Per share data:
Net loss per common share,
  continuing operations              $(0.54)  $(0.30)   $(0.55)    $(0.61)


Cash dividends declared per
  common share                     $ -        $ 0.12    $ -        $ -
Stock dividend declared per
   common share(in shares)           -          -        0.00525    0.00640
Market price(bid) - high            13.50      13.50    12.88      10.13
                     - low          11.13      11.38     9.50       8.13

Per share calculations are based on each stand alone period presented; therefore, the annual per share results may not be the sum of the four quarters.