Form 10-K, Exhibit 13
period 1999-07-03
WLR FOODS INC
filed 1999-09-29
CIK 760775

Exhibit 13.1

Financial Highlights from Registrant's Annual Report of Shareholders

WLR Foods, Inc. and Subsidiaries Financial Highlights


Dollars in thousands,
except per share data

                        July 3,  June 27,  June 28,  June 29,   July 1,
Fiscal year ended:       1999      1998     1997      1996       1995
OPERATIONS
Net sales              $888,086  $945,967  $994,591  $978,258  $890,815
Cost of sales           750,942   876,287   948,060   889,904   776,945
                        -------   -------   -------   -------   -------
Gross profit            137,144    69,680    46,531    88,354   113,870


Selling, general and
 adminstrative
 expenses                98,478    91,745    89,657    91,167    84,877
                        -------   -------   -------   -------   -------
Operating income (loss)  38,666   (22,065)  (43,126)   (2,813)   28,993
Interest expense         10,931    22,539    12,804     8,922     6,386

Other (income) expense,
 net                     (8,214)     (106)   (1,792)      129      (311)
                        -------   -------   -------   -------   -------

Total other (income)
 expense, net             2,717    22,433   11,012      9,051     6,075
                        -------   -------  -------    -------   -------
Earnings (loss) before
 income taxes and
 minority interest       35,949   (44,498) (54,138)   (11,864)   22,918

Income tax expense
 (benefit)               13,211   (16,352) (19,577)    (4,381)    8,614
Minority interest             -        66       47         32        55
                        -------   -------  -------    -------   -------

Net earnings (loss)
 from continuing
 operations              22,738   (28,212) (34,608)    (7,515)   14,249
Earnings from
 discontinued
 operations, net of tax     664     2,858    2,425      2,829     1,884

Gain on disposal of
 discontinued
 operations, net of tax  17,927         -        -          -         -
                        -------   -------  -------    -------   -------
Total earnings from
 discontinued
 operations              18,591     2,858    2,425      2,829     1,884
Extraordinary charge on
 early extinguishment of
 debt, net of tax        (2,559)        -        -          -         -
Net earnings (loss)      38,770   (25,354) (32,183)    (4,686)   16,133
Less preferred stock
 dividends                    -         -        -          -         -
                        -------   -------  -------    -------   -------

Net earnings (loss)
 available to common
 shareholders           $38,770  ($25,354)($32,183)   ($4,686)  $16,133
                        =======   =======  =======    =======   =======

PER COMMON SHARE
Basic earnings (loss),
 continuing operations    $1.35    ($1.72)  ($1.99)    ($0.42)    $0.79
Basic earnings,
 discontinued operations   1.11      0.17     0.14       0.16      0.10
Basic loss,
 extraordinary
 charge                   (0.15)        -        -          -         -
                        -------   -------  -------    -------   -------

Total basic earnings
 (loss) per common
 share                     2.31     (1.55)   (1.85)     (0.26)     0.89
Diluted earnings (loss),
 continuing operations     1.34     (1.72)   (1.99)     (0.42)     0.79
Diluted earnings,
 discontinued operations   1.10      0.17     0.14       0.16      0.10
Diluted loss,
 extraordinary charge     (0.15)        -        -          -         -
                        -------   -------  -------    -------   -------
Total diluted earnings
 (loss) per common
 share                    $2.29    ($1.55)  ($1.85)    ($0.26)    $0.89
Cash dividends declared       -         -     0.12       0.24      0.22
Book value(based on
 actual shares
 outstanding)             8.70      6.33     7.89      10.00     10.47

Year-end stock price      8.19      7.00     8.50      14.00     14.38

FINANCIAL POSITION AT
 END OF YEAR

Working capital
 (deficit)             $84,016  $118,695 ($31,397)  $144,621  $120,562
Property, plant and
 equipment, net        107,945   153,702  159,426    176,691   174,163
Total assets           289,097   381,742  416,728    451,121   372,525
Long-term debt          48,845   189,225    5,040    138,510   106,481
Common stock subject
 to repurchase               -         -    4,438     17,750    17,750
Preferred shareholders'
 equity <F1>                 -         -        -          -         -
Common shareholders'  $143,935  $103,891 $126,558   $159,010  $163,344
                       =======   =======  =======    =======   =======

ANALYTICAL & OTHER
 INFORMATION

Current ratio
 (compared to 1)          1.95      2.40     0.89       2.18      2.67
Total debt/total
 capitalization <F2>      27.2%     65.0%    61.2%      55.1%     44.7%
Return on beginning
 total equity <F3>        21.9%      NMF      NMF        NMF      10.3%
Capital expenditures   $22,072   $22,149  $11,245    $18,771   $17,251
Depreciation expense    19,653    25,901   28,088     28,243    24,817
Amortization expense     2,102     2,420      500        742       598
Interest expense        10,931    22,635   13,143      9,359     6,666
Cash dividends
 declared:
Common stock                 -         -    2,078      4,233     4,073
Preferred stock              -         -        -          -         -
Market capitalization
 of common stock at
 year end             $135,435  $114,800 $141,075   $247,547  $248,654
                       =======   =======  =======    =======   =======


All information reflects the stock dividends issued in May 1997 and August 1997, and the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

<F1>) In March 1993, the Company repurchased all the preferred stock issued in January 1992.
<F2> Common stock subject to repurchase classified as debt.
<F3> For 1999, return on beginning equity is based on net earnings from continuing operations.


WLR Foods, Inc. and Subsidiaries Financial Highlights - Continued

Dollars in thousands,
except per share data

Fiscal year ended:    July 2,  July 3,  June 27,   June 29,  June 30,
                       1994     1993      1992       1991      1990

OPERATIONS
Net sales            $709,703 $603,634  $503,877   $491,618  $483,219
Cost Of Sales         625,180  529,791   449,785    429,430   410,546
                      -------  -------   -------    -------   -------
Gross Profit           84,523   73,843    54,092     62,188    72,673

Selling, general and
 adminstrative
 expenses              57,373   51,141    44,794     46,733    45,465
                     --------  -------   -------    -------   -------
Operating income
 (loss)                27,150   22,702     9,298     15,455    27,208
Interest expense        4,816    3,660     2,523        619       505
Other (income)
 expense, net            (342)    (494)     (142)      (347)     (651)
                      -------  -------   -------    -------   -------
Total other (income)
 expense, net           4,474    3,166     2,381        272      (146)
                      -------  -------   -------    -------   -------

Earnings (loss) before
 income taxes and
 minority interest     22,676   19,536     6,917     15,183    27,354
Income tax expense
 (benefit)              8,446    6,850     2,587      5,741    10,546
Minority interest          38       43        25         33        34
                      -------  -------   -------    -------   -------
Net earnings (loss)
 from continuing
 operations            14,192   12,643     4,305      9,409    16,774
Earnings from
 discontinued
 operations, net
 of tax                 2,359    1,964     1,591      1,272       621
Gain on disposal of
 discontinued
 operations, net
 of tax                     -        -         -          -         -
                      -------  -------   -------    -------   -------

Total earnings from
 discontinued
 operations             2,359    1,964     1,591      1,272       621
Extraordinary charge
 on early
 extinguishment of
 debt, net of tax           -        -         -          -         -
Net earnings (loss)    16,551   14,607     5,896     10,681    17,395
Less preferred stock
 dividends                  -    1,389       982          -         -
                      -------  -------   -------    -------   -------
Net earnings (loss)
 available to common
 shareholders         $16,551  $13,218    $4,914    $10,681   $17,395
                      =======  =======   =======    =======   =======

PER COMMON SHARE

Basic earnings (loss),
 continuing operations  $0.85    $0.79     $0.23     $0.59     $1.06
Basic earnings,
 discontinued
 operations              0.14     0.14      0.11      0.08      0.04
Basic loss,
 extraordinary charge       -        -         -         -         -
                      -------  -------   -------   -------   -------

Total basic earnings
 (loss) per common
 share                   0.99     0.93      0.34       0.67      1.10
Diluted earnings
 (loss), continuing
 operations              0.85     0.78      0.23       0.59      1.05
Diluted earnings,
 discontinued
 operations              0.14     0.14      0.11       0.08      0.04
Diluted loss,
 extraordinary charge       -        -         -          -         -
                      -------  -------   -------    -------   -------

Total diluted earnings
 (loss) per common
 share                  $0.99    $0.92     $0.34      $0.67     $1.09
Cash dividends declared  0.21     0.21      0.21       0.21      0.19
Book value(based on
 actual shares
 outstanding)            9.45     8.66      6.44       7.33      6.86
Year-end stock price    17.00    11.33      9.67      12.00     12.33


FINANCIAL POSITION AT
END OF YEAR

Working capital
 (deficit)            $69,989  $57,509   $40,337    $49,532   $46,039

Property, plant and
 equipment, net       139,854  140,540   113,017     88,807    71,414
Total assets          283,051  265,626   207,736    175,329   157,763
Long-term debt         46,368   52,253    38,148     18,678     6,402
Common stock subject
 to repurchase              -        -         -          -         -
Preferred shareholders'
 equity <F1>                -        -    29,507          -         -
Common shareholders'
 equity              $156,157 $142,255   $81,881   $115,625  $108,258
                      =======  =======   =======    =======   =======

ANALYTICAL & OTHER
INFORMATION

Current ratio
 (compared to 1)         2.02     1.92      1.80       2.42      2.20
Total debt/total
 capitalization <F2>     28.4%    33.5%     32.0%      16.1%      8.5%
Return on beginning
 total equity <F3>       11.6%    13.1%      5.1%       9.9%     19.0%
Capital expenditures  $19,186  $31,766   $36,107    $29,471   $20,360
Depreciation expense   21,333   18,115    14,041     11,544     9,932
Amortization expense      520      445       168          -         -
Interest expense        4,989    3,816     2,755        928       925
Cash dividends
 declared:
Common stock            3,513    3,124     2,854      3,314     2,948
Preferred stock             -    1,389       982          -         -
Market capitalization
 of common stock at
 year end            $280,738 $186,168  $122,942   $189,378  $194,638
                      =======  =======   =======    =======   =======


All information reflects the stock dividends issued in May 1997 and August 1997, and the three-for-two stock split in the form of a 50% stock dividend declared on February 28, 1995.

<F1> In March 1993, the Company repurchased all the preferred stock issued in January 1992.
<F2> Common stock subject to repurchase classified as debt.
<F3> For 1999, return on beginning equity is based on net earnings from continuing operations.
