Form 10-K, Exhibit 13
period 1999-07-03
WLR FOODS INC
filed 1999-09-29
CIK 760775

Exhibit 13.2

Management's Discussion and Analysis of Financial Condition and Results of operations


GENERAL

     WLR Foods, Inc. (WLR Foods or the Company) is a fully integrated processor of chicken and turkey products, controlling all aspects of production from the hatching of eggs, live bird grow-out, processing, sales, and distribution. Consistent with other poultry processors, the Company is subject to fluctuations in commodity prices for chicken and turkey products, as well as for corn and soybean meal, the primary grain ingredients in the feed for its birds.

     Turkey segment pricing increased approximately 2.0% in fiscal 1999 when compared to fiscal 1998, responding to decreased production during calendar year 1998. Fiscal 1998 pricing was very unfavorable, coming in at 3.4% below the already low levels of fiscal 1997.

     Chicken segment pricing for fiscal 1999 was approximately 1.6% below the levels seen in fiscal 1998. During the early months of fiscal 1999, chicken supplies were limited and resulted in extremely favorable breast meat pricing. Supplies increased during the year, resulting in declining breast meat prices. Dark meat prices were depressed for the majority of the year as weaknesses in the export markets, particularly Russia, suppressed demand.

     Grain prices continued their improvement from the extremely high levels seen in the three prior fiscal years, with the 1999 average delivered price for corn and soybean meal declining 16% and 34%, respectively, over fiscal 1998, saving the company approximately $50 million in feed costs. This improvement was a continuation of the correction in grain pricing that began during the latter half of fiscal 1998, which resulted in 1998 average delivered pricing for corn and soybean meal declining 19% and 15%, respectively, over the fiscal 1997 levels. These price improvements were a relief from the high grain costs incurred during the latter half of fiscal 1996, all of fiscal 1997 and the first half of fiscal 1998. The prices reached in those years were the highest levels for corn in the last 30 years, and for soybean meal, the costs were the highest seen in the last 10 years.


ORGANIZATIONAL CHANGES

     During fiscal 1999, WLR Foods, Inc. completed several significant organizational changes to align its operations for future competitiveness in the poultry industry.

     The conversion of the Marshville, North Carolina complex from turkey to chicken processing was completed during the first quarter. The goal of the conversion was to reduce the Company's excess supply of commodity turkey and to improve utilization of the Marshville facility. This process began during the latter part of fiscal 1998, but the conversion of the processing plant, the most significant aspect of the conversion process, did not occur until the first fiscal quarter of 1999. The plant reached full capacity in the third quarter of the fiscal year and improvements in operating performance at the plant have been significant. As expected, the plant was not profitable during the conversion and start-up phase, but progress has met or exceeded management's expectations, with the plant reporting a modest profit in June 1999.

     In July 1998, the Company sold its Cassco Ice & Cold Storage, Inc. subsidiary to concentrate on its core poultry business. The net proceeds from the sale were used to reduce long-term debt by approximately $55 million.

     As a result of the increased chicken capacity from the Marshville conversion, the Company sold its Goldsboro, North Carolina chicken complex in August 1998, resulting in net proceeds of approximately $38
million, which were used to reduce long term debt.   In addition to
the benefits of the reduced debt, the Marshville complex provides more economical expansion alternatives for the Company than were available at the Goldsboro complex.

     The Company closed its direct store distribution business in Pennsylvania during the first quarter of fiscal 1999. The Company's sales declined approximately $40 million during fiscal 1999 as a result of this decision, which eliminated the distribution of competing meats that were not produced by the Company. The Company estimates that the gross profits from the distribution business were not fully covering the expenses of the operations. Additionally, the closure of the business resulted in excess space available at the Franconia plant for the consolidation of all further processing operations to Pennsylvania.

     During the third quarter of the year, the Company transferred all further processing capabilities from its Monroe, North Carolina plant to the Franconia, Pennsylvania plant to increase cost effectiveness. The Monroe facility was sold during the fourth quarter of the year for approximately $4.3 million, with $0.6 million of the consideration in cash and the balance in a secured note from the purchasers.

RESULTS OF OPERATIONS

     The Company's results are reported on a consolidated basis. Portions of the following discussions of operating results pertain to the chicken and turkey segments, which account for over 98% of the Company's revenues. Any revenues and expenses not included in the chicken and turkey segments are reported in the Company's other segment for purposes of segment reporting.

Fiscal 1999 Compared to Fiscal 1998:
     Net sales from continuing operations were $888.1 million, a decrease of $57.9 million, or 6.1% from fiscal 1998. The decrease is from decreases in turkey segment and other segment sales of $118.6 million and $3.3 million, respectively, offset by an increase in chicken segment sales of $64.0 million.

     The turkey segment net sales decline of $118.6 million, or 21.7%, to $427.6 million for fiscal 1999 is the result of the discontinuation of the distribution business, which reduced sales approximately $40 million, a decrease in outside feed sales of approximately $24 million at the Marshville plant, which was converted to chicken processing, with the balance primarily from reduced volumes in turkey production. Poultry products, primarily turkey, are the largest component of turkey segment revenues. Poultry product sales in the turkey segment decreased 10.9%, or $51.5 million, to $422.4 million in fiscal 1999. The 10.9% decrease is a result of decreased volumes of 12.9%, primarily the result of planned cutbacks at the Marshville facility, offset by increased prices of approximately 2.0%.

      In the chicken segment, the increase in net sales of $64.0 million, or 16.5%, to $452.5 million in fiscal 1999 is due to increased poultry product sales of approximately $54 million and increased outside feed sales of approximately $11 million. The $54 million increase, or 14.0%, in net sales of poultry products, primarily chicken, resulted in fiscal 1999 poultry product sales of $437.6 million. The 14% increase was the result of a volume increase of 15.6%, offset by a 1.6% decrease in pricing.

     Cost of sales on continuing operations was $750.9 million, a decrease of $125.4 million, or 14.3% from fiscal 1998. Cost of sales in the turkey segment decreased 30.8%, or $161.7 million, to $363.9 million in fiscal 1999. This decrease is primarily the result of planned decreases in production and sales volumes in turkey products, coupled with the closing of the distribution business. Lower costs of corn and soybean meal also lowered costs by approximately $20 million, as the average delivered cost of corn and soybean meal declined approximately 16% and 34%, respectively, over the prior year. In the chicken segment, cost of sales increased 12.3%, or $41.9 million, to $383.1 million in fiscal 1999. This increase is primarily attributable to increased poultry pounds sold and additional outside feed sales, partially offset by lower costs of corn and soybean meal, which reduced cost of sales in the chicken segment approximately $30 million.

     Gross profits on continuing operations were $137.1 million, an increase of $67.5 million, or 96.8% from fiscal 1998. Lower grain costs for corn and soybean meal contributed approximately $50 million of the improvement. Improved performance in live bird growout, exclusive of grain costs, in both turkey and chicken increased gross profits by over $10 million during the year. The net effect of product pricing was an improvement of $3.5 million for the year, with higher turkey pricing of $9.6 million more than offsetting lower chicken prices of $6.1 million.

     Selling, general and administrative expenses on continuing operations for fiscal 1999 were $98.5 million, an increase of $6.7 million, or 7.3%. The increase includes two one-time charges: a non-cash charge of $1.5 million in the first quarter for assets, primarily at the Monroe facility, that could not be utilized in the company s turkey operations, and $0.6 million for one time deferred compensation accruals. Additionally, employee incentives based upon profitability resulted in an additional $2.0 million in expense during the year. There were no employee incentives in the prior year.

     Interest expense from continuing operations was $10.9 million for fiscal 1999, a decrease of $11.6 million when compared to fiscal 1998. The decrease is the result of substantially lower debt levels and lower interest rates resulting from a new credit facility entered into in November 1998.

     The gain on the sale of the Goldsboro complex resulted from the Company's sale, on August 14, 1998, of its Goldsboro, North Carolina chicken processing plant, feed mill and hatchery for approximately $38 million in net proceeds, which was used to reduce long term debt. The pre-tax gain on the sale was approximately $8 million.

     The effective tax rate for continuing operations was 36.7% for both fiscal 1999 and 1998.

     Net earnings from continuing operations were $22.7 million (or $1.34 per diluted share) for fiscal 1999, an increase of $50.9 million, as compared to the net loss of $28.2 million (or $1.72 per diluted share) for fiscal 1998. Turkey and chicken segment net income improved $33.1 million and $16.1 million, respectively.

     On July 31, 1998, the Company sold its Cassco Ice & Cold Storage, Inc. subsidiary for approximately $55 million in net proceeds. The net proceeds from the sale were used to reduce long-term debt. The after-tax Cassco income from discontinued operations was $0.7 million in fiscal 1999 compared to $2.9 million for fiscal 1998. During the first quarter of fiscal 1999, the Company recorded a $15.5 million after-tax gain on the sale. Additional consideration was received in the third and fourth quarters of fiscal 1999. The final after-tax gain for the Cassco sale is $17.9 million.

     During fiscal 1999, the Company recorded extraordinary after-tax charges of $2.6 million for the early extinguishment of debt, with $1.6 million of the charge in the first quarter and $1.0 million in the second quarter of the year. In the first quarter, the permanent reduction in long-term debt resulting from the sale of the Cassco subsidiary and the Goldsboro complex resulted in an extraordinary after-tax charge of $1.6 million to write off capitalized debt costs. In conjunction with the November 20, 1998 debt refinancing, the Company recorded an extraordinary after-tax charge of $1.0 million to write off the remaining capitalized debt costs pertaining to the refinanced credit facility during the second quarter.

     Net earnings for fiscal 1999 were $38.8 million, or $2.29 per diluted share, and included: after-tax income of $0.7 million, or $0.04 per diluted share from the Company's Cassco Ice & Cold Storage subsidiary; an after-tax gain of $17.9 million or $1.06 per diluted share on the sale of Cassco; and an after-tax, non-cash write-off totaling $2.6 million, or $0.15 per diluted share, on the early extinguishment of debt. The net loss for fiscal 1998 was $25.4 million, or $1.55 per diluted share, and included after-tax income of $2.9 million, or $0.17 per diluted share, from the Cassco subsidiary.

Fiscal 1998 Compared to Fiscal 1997:
     Net sales from continuing operations were $946.0 million in fiscal 1998, a decrease of $48.6 million, or 4.9% from fiscal 1997. The decrease was from reduced turkey segment and other segment sales of $54.3 million and $5.1 million, respectively, partially offset by an increase in chicken segment sales of $10.8 million.

     The turkey segment net sales decline of $54.3 million, or 9.0%, to $546.3 million in net sales for fiscal 1998 is the result of decreased outside feed sales of approximately $6 million, lower poultry sales pricing of approximately $17 million, with the balance primarily from reduced poultry product sales. Poultry products, primarily turkey, are the largest component of turkey segment revenues. Poultry product sales in the turkey segment decreased
5.4%, or $27.1 million, to $473.9 million in fiscal 1998. The 5.4% decrease is a result of decreased volumes and prices of 2.0% and 3.4%, respectively.

     In the chicken segment, the increase in net sales of $10.8 million, or 2.9%, to $388.6 million in fiscal 1998 was due to increased poultry product sales of approximately $10 million and increased outside feed sales of approximately $1 million. The $10 million increase, or 2.6%, in net sales of poultry products, primarily chicken, resulted in fiscal 1998 poultry product sales of $383.7 million. The 2.6% increase was the result of a volume increase of 4.8%, offset partially by a 2.2% decrease in pricing.

     Cost of sales on continuing operations was $876.3 million, a decrease of $71.8 million, or 7.6% from fiscal 1997. Cost of sales in the turkey segment decreased $62.6 million, or 10.6%, to $525.6 million in fiscal 1998. The decrease was attributable to lower turkey volumes and a $21 million improvement in grain costs, as the average delivered cost of corn and soybean meal declined approximately 19% and 15%, respectively, over the prior year. In the chicken segment, cost of sales decreased $5.9 million, or 1.7%, to $341.2 million in fiscal 1998 as a $33 million improvement in the costs of corn and soybean meal was offset by increases in production volumes.

     Gross profits on continuing operations for fiscal 1998 were $69.7 million, an increase of $23.1 million, or 49.7%, from fiscal 1997. This increase was primarily the result of improved grain costs for corn and soybean meal of $54 million, offset by lower poultry product pricing of $25 million. The lower pricing is a combination of $17 million and $8 million from the turkey and chicken segments, respectively.

     Selling, general and administrative expenses on continuing operations for fiscal 1998 were $91.7 million, an increase of $2.1 million, or 2.3%, when compared to fiscal 1997. This increase was primarily the result of one-time costs for debt restructuring during the third quarter of fiscal 1998.

     Interest expense from continuing operations was $22.5 million for fiscal 1998, an increase of $9.7 million over $12.8 million for fiscal 1997. This $9.7 million increase was attributable to higher borrowings and higher interest rates.

     The effective tax benefit rate for continuing operations in fiscal 1998 was 36.7% versus 36.2% in fiscal 1997.

     Net loss for fiscal 1998 on continuing operations was $28.2 million (or $1.72 per diluted share), a decrease of $6.4 million as compared to the net loss of $34.6 million (or $1.99 per diluted share) for fiscal 1997. The turkey segment net loss from continuing operations increased $1.3 million in fiscal 1998 to $36.2 million, while the chicken segment had an improvement in income from continuing operations of $7.4 million, from a net loss of $1.3 million in 1997 to a net income of $6.1 million in 1998.


FINANCIAL CONDITION AND LIQUIDITY

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

     On July 3, 1999, the Company had net working capital of $84.0 million, compared to net working capital of $118.7 million on June 27, 1998. Accounts receivable and total inventory on July 3, 1999 were $13.4 million and $21.4 million lower, respectively, when compared to the end of fiscal year 1998. Live and processed inventories decreased
$10.7 million and $7.3 million, respectively.   The decrease in live
inventory was primarily due to the reduction in the number of turkeys grown and lower feed costs, while the processed inventories decreased primarily due to decreased turkey production.

     Operating activities generated cash of $71.1 million in fiscal 1999, $30.1 million in fiscal 1998, and $10.3 million in fiscal 1997. The increase in cash generated in fiscal 1999 as compared to fiscal 1998 resulted primarily from increased earnings, but was partially offset by lower decreases of inventories. The increase in cash generated in fiscal 1998 as compared to fiscal 1997 resulted primarily from the reduction of inventories, but was partially offset by a decrease in accounts payable.

     Capital expenditures were $22.1 million in fiscal 1999 and operating lease payments totaled $2.3 million. Capital expenditures in fiscal 1998 totaled $22.1 million and operating lease payments totaled $3.0 million. Capital expenditures in fiscal years 1999 and 1998 were generally for normal replacements and upgrades of existing assets, except for $9.7 million in fiscal 1999 and $3.4 million in fiscal 1998 for expenditures to convert the Marshville turkey complex to chicken processing. The Company expects capital expenditures in fiscal 2000 to range from $17 to $20 million to cover normal replacement and upgrades of existing facilities.

     Total debt to total capital at July 3, 1999 was 27.2%, a significant decrease from 65.0% at June 27, 1998. Debt levels were reduced substantially during fiscal 1999, from $192.7 million at fiscal 1998 year-end to $53.9 million on July 3, 1999. The decrease of $138.8 million is the result of approximately $93 million from the sales of the Cassco Ice & Cold Storage, Inc. division and the Goldsboro complex, with the remaining $45.8 million primarily the result of cash flow from continuing operations.


YEAR 2000 MATTERS

     The Company began addressing Year 2000 issues in 1995 and elected to replace its multiple financial and order management systems with one set of integrated software from Oracle Corporation. An upgrade to a newer release of the Oracle software that supports the Year 2000 was completed in March 1999. The Company has assessed all personal computers and communication networks and believes there are no significant Year 2000 problems in these areas.

     A review of operational systems, including processing plants, feed mills, warehouses and hatcheries has been performed. This review has resulted in a plan for minor upgrades or replacements of equipment. At the present time, management is not aware of any significant operational problems resulting from Year 2000 related equipment.

     To ensure that WLR Foods' business with its vendors and customers will continue without interruption in the new millennium, the Company began assessing vendor and customer Year 2000 readiness by written questionnaires in November of 1998. Questionnaires were sent to customers comprising a majority of sales revenues and to all significant vendors. Presently, the Company has no reason to believe that such parties will not be Year 2000 compliant, but the Company has not yet completed its inquiry and, even where it has, the Company is not normally in a position to test or challenge the information provided by such third parties. If the responses of such parties are not satisfactory, the Company will consider new business relationships with alternate parties to the extent alternatives are available.

     The Company believes that its most significant exposure related to the Year 2000 issue is from reliance upon third parties for transportation services to deliver feed grains and for utilities such as electricity, natural gas and water that are necessary for operating the Company's plants. The Company's supply of feed grain on hand does not usually exceed that used in a matter of days. Shipping routes normally involve, at one or more points, rail transportation for which alternate suppliers are not readily available. Similarly, there are no effective alternative suppliers of utilities. Disruption of more than a few days in these transportation and utilities services used by the Company would begin to have a material adverse effect that would increase as any such disruption continued. While the Company has no information that causes it to expect a prolonged disruption that would have a material adverse effect, the Company does not believe it can develop adequate contingency plans for any prolonged disruption. The Company considers disruptions of this nature to be its worst case Year 2000 scenario, but the Company cannot predict the likelihood of such disruptions or, if they occur, the duration.

     The Company is developing contingency plans, where practical, to help mitigate the effects of potential Year 2000 problems. Those plans include increasing supplies of feed grains and ingredients, preparing for manual, instead of electronic, operating procedures and the appointment of adequate personnel to test systems and address problems that might arise on January 1, 2000.

     The Company routinely receives inquiries from its suppliers and customers as to the Company's state of readiness for the Year 2000, just as the Company seeks such information from others. The Company believes that its own systems will be ready, however, there is no assurance that the systems of third parties upon which the Company relies will be converted on a timely basis. The Company cannot verify all of the information it has gathered or will gather, and cannot compel third parties to respond at all. Additionally, the Company can not predict the extent to which its financial condition and operations would be adversely affected if third persons are not ready for the Year 2000 on a timely basis.

     The Company has a committee that meets regularly to discuss progress and issues pertaining to the Year 2000 and reports, on a regular basis, to the Board of Directors. In light of recent computer upgrades, the Company's costs related to Year 2000 compliance are immaterial.


ACCOUNTING MATTERS

     The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities in June 1998. The statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires, among other things, that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company does not believe the adoption of this statement; which is required to be adopted by the Company in fiscal 2001, will have a significant impact on the consolidated financial statements.