Form 10-K, Exhibit 13
period 1999-07-03
WLR FOODS INC
filed 1999-09-29
CIK 760775

Exhibit 13.3

Consolidated Financial Statements and Notes to Consolidated Financial
Statements
WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Operations


Dollars in thousands, except per share data

Fiscal years ended July 3, 1999,
June 27, 1998 and June 28, 1997      1999          1998         1997
- --------------------------------     ----          ----         ----
Net sales (Note 10)                $888,086      $945,967     $994,591
Cost of sales (Note 10)             750,942       876,287      948,060
                                    -------       -------      -------
Gross profit                        137,144        69,680       46,531

Selling, general and
 administrative expenses             98,478        91,745       89,657
                                    -------       -------      -------
Operating income (loss)              38,666       (22,065)     (43,126)

Other (income) expense:
Interest expense (Note 4)            10,931        22,539       12,804
Gain on sale of Goldsboro
 complex (Note 13)                   (7,699)            -            -
Other income, net                      (515)         (106)      (1,792)
                                     ------        ------       ------
Other expense, net                    2,717        22,433       11,012
                                    -------       -------      -------

Earnings (loss) before income
 taxes and minority interest         35,949       (44,498)     (54,138)
Income tax expense (benefit)
 (Note 6)                            13,211       (16,352)     (19,577)
Minority interest in net
 earnings of consolidated
 subsidiary                               -            66           47
                                    -------       -------      -------
Net earnings (loss) from
 continuing operations              $22,738      ($28,212)    ($34,608)

Earnings from discontinued
 operations, net of tax (Note 12)       664         2,858        2,425

Gain on disposal of discontinued
 operations, net of tax (Note 12)    17,927             -            -
                                    -------       -------      -------
Total earnings from discontinued
 operations                          18,591         2,858        2,425
Extraordinary charge on early
 extinguishment of debt, net
 of tax (Note 4)                     (2,559)            -            -
                                    -------       -------      -------
Net earnings (loss)                 $38,770      ($25,354)    ($32,183)
                                    =======       =======      =======

Basic net earnings (loss)
 per common share, continuing
 operations                           $1.35        ($1.72)      ($1.99)
Basic earnings per common share,
 discontinued operations               1.11          0.17         0.14
Basic loss per common share,
 extinguishment of debt               (0.15)            -            -
                                    -------       -------      -------
Total basic earnings (loss) per
 common share                         $2.31        ($1.55)      ($1.85)
                                    =======       =======      =======

Diluted net earnings (loss) per
 common share, continuing
 operations                           $1.34        ($1.72)      ($1.99)
Diluted earnings per common share,
 discontinued operations               1.10          0.17         0.14
Diluted loss per common share,
 extinguishment of debt               (0.15)            -            -
                                    -------       -------      -------
Total diluted earnings (loss)
 per common share                     $2.29        ($1.55)      ($1.85)
                                    =======       =======      =======

See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries
Consolidated Balance Sheets

Dollars in thousands,
July 3, 1999 and June 27, 1998        1999          1998
- ------------------------------        ----          ----
Assets
Current Assets
  Cash and cash equivalents            $210          $335
  Accounts receivable, less
   allowance for doubtful accounts
   of $1,909 and $1,515              59,026        72,457
  Inventories (Note 2)              106,679       128,031
  Income taxes receivable               355         1,002
  Other current assets                6,427         1,870
                                    -------       -------
Total current assets                172,697       203,695
Property, plant and equipment,
 net (Note 3)                       107,945       153,702
Deferred income taxes (Note 6         3,009        18,247
Other assets                          5,446         6,098
                                    -------       -------
Total Assets                       $289,097      $381,742
                                    =======       =======

Liabilities and Shareholders'
Equity

Current Liabilities
  Current maturities of long-term
   debt (Note 4)                      $5,046        $3,452
  Excess checks over bank balances    13,912         9,925
  Trade accounts payable              26,500        28,742
  Accrued payroll and related
   benefits                           24,729        20,026
  Other accrued expenses               8,677        12,219
  Deferred income taxes (Note 6)       9,817        10,636
                                     -------       -------
Total current liabilities             88,681        85,000

Long-term debt, excluding current
 maturities (Note 4)                  48,845       189,225
Other liabilities                      7,636         3,626
Commitments and other matters
 (Notes 9 and 14)
Shareholders' equity (Notes 7 and 8)

                                       3

Common stock, no par value
 (authorized 100,000,000 shares,
 issued and outstanding 16,541,691
 and 16,399,511 shares)              69,125        67,851
Additional paid-in capital            2,974         2,974
Retained earnings                    71,836        33,066
                                    -------       -------
Total shareholders' equity          143,935       103,891
                                    -------       -------
Total Liabilities and
 Shareholders' Equity              $289,097      $381,742
                                    =======       =======

See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity

Dollars in thousands, except per share data

Fiscal years ended                            Additional
July 3, 1999, June 27, 1998   Common Stock    Paid-In  Retained
and June 28, 1997           Shares   Amount   Capital  Earnings   Total
- --------------------------- ------   ------   -------  --------   -----
Balance at June 29, 1996    17,682   61,407     2,974    94,629  159,010
Net loss                         -        -         -   (32,183) (32,183)
Cash dividends declared-
 $0.12 per share                 -        -         -    (2,078)  (2,078)
Stock dividend                  85      976         -      (990)     (14)
Other common stock issued      161    1,823         -         -    1,823
Common stock repurchased    (1,331)       -         -         -        -
                           -------  -------   -------   -------  -------

Balance at June 28, 1997    16,597   64,206     2,974    59,378  126,558
Net loss                         -        -         -   (25,354) (25,354)
Stock dividend                 102      958         -      (958)       -
Other common stock issued      147    2,710         -         -    2,710
Common stock repurchased      (446)     (23)        -         -      (23)
                           -------  -------   -------   -------  -------

Balance at June 27, 1998    16,400   67,851     2,974    33,066  103,891
Net earnings                     -        -         -    38,770   38,770
Common stock repurchased       (17)    (152)        -         -     (152)
Other common stock issued      159    1,426         -         -    1,426
                           -------  -------   -------   -------  -------
Balance at July 3, 1999    $16,542  $69,125    $2,974   $71,836 $143,935
                           =======  =======   =======   =======  =======

See accompanying Notes to Consolidated Financial Statements.

WLR Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Dollars in thousands
Fiscal years ended July 3, 1999,
June 27, 1998 and June 28, 1997          1999      1998       1997
- --------------------------------         ----      ----       ----
Cash Flows from Operating Activities:
Net earnings (loss)                    $38,770   ($25,354)  ($32,183)

Adjustments to reconcile net earnings
 (loss) to net cash provided by
 (used in) operating activities:
Extraordinary loss on early
 extinguishment of debt                  2,559          -          -
Depreciation and amortization           21,755     28,321     28,088
Loss on sales of property,
 plant and equipment                     1,159        916        772
Gain on sale of Goldsboro complex       (7,699)         -          -
Gain on sale of discontinued operation (28,187)         -          -
Deferred income taxes                   14,419    (14,974)   (14,060)
Other, net                                 107       (592)       326

Change in operating assets and
 liabilities net of acquired
 businesses:
Decrease in accounts receivable          8,355          5      7,470
Decrease in inventories                 12,234     37,520      6,395
Increase) decrease in other current
 assets                                   (598)     3,996      8,209
(Increase) decrease in long-term
 assets                                   (170)       815       (677)
Increase (decrease) in accounts
 payable                                  (655)    (6,263)     3,016
Increase in accrued expenses and
 other                                   9,042      5,675      2,917
                                       -------    -------    -------
Net cash provided by operating
 activities                             71,091     30,065     10,273

Cash Flows from Investing Activities:
Additions to property, plant and
 equipment                             (22,072)   (22,149)   (11,245)
Acquisition of businesses                    -       (650)      (200)
Proceeds from sale of Goldsboro
 complex                                37,582          -          -
Proceeds from sale of discontinued
 operation                              55,068          -          -

                                       6

Proceeds from sales of property,
 plant and equipment                     1,245      1,706        424
                                       -------    -------    -------
Net cash provided by (used in)
 investing activities                   71,823    (21,093)   (11,021)

Cash flows from Financing Activities:
Proceeds from issuance of revolver
 and long-term debt                    634,724     41,485     74,031
Payments on revolver and long-term
 debt                                 (780,482)   (35,234)   (29,093)
Financing costs paid                    (1,969)    (5,401)         -
Notes payable to banks                       -     (4,031)   (26,745)
Issuance of common stock                   701        892      1,235
Repurchase of common stock                   -     (4,438)   (13,312)
Increase (decrease) in excess checks
 over bank balances                      3,987     (2,193)    (2,670)
Dividends paid                               -          -     (3,139)
                                       -------    -------    -------
Net cash provided by (used in)
 financing activities                 (143,039)    (8,920)       307
Increase (decrease) in cash and cash
 equivalents                              (125)        52       (441)
Cash and cash equivalents at beginning
 of fiscal year                            335        283        724
                                       -------    -------    -------
Cash and cash equivalents at end of
 fiscal year                              $210       $335       $283
                                       =======    =======    =======

                                       7

Supplemental cash flow information:
Cash paid (received) for:
Interest                               $13,366    $15,365    $12,297
Income taxes                             6,204     (3,139)   (10,608)
                                       =======    =======    =======


Non-cash financing activities:


In fiscal 1999:

The Company recorded 142,384 stock warrants at a value of $904,136 which related to the February 1998 debt refinancing.

The Company had 28,180 stock warrants expire at a value of $178,943 when a portion of the February 1998 debt was repaid in the first quarter.

The Company incurred an extraordinary charge on early extinguishment of debt in the amount of $4.1 million.

The Company recorded a note receivable in the amount of $3,750,000 for the sale of its Monroe division, due in fiscal year 2000.


In fiscal 1998:

The Company issued 102,296 shares as a stock dividend in the first quarter.

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


Fiscal Year

     The Company's fiscal year ends on the Saturday closest to June
30. Fiscal years 1999, 1998 and 1997 ended on July 3, June 27 and June 28, respectively, and included 53 weeks in fiscal year 1999 and 52 weeks in fiscal years 1998 and 1997.


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


Inventories

     Inventories of feed, grain, eggs, packaging supplies, processed poultry and meat products are stated at the lower of cost or market as determined by the first-in, first-out valuation method. Live poultry and breeder flocks consist of poultry raised for slaughter and breeders. Poultry raised for slaughter are stated at the lower of average cost or market. Breeders are stated at average cost less
accumulated amortization.   The cost of breeders are accumulated
during their development stage and then amortized into the cost of the eggs produced over the egg production cycle of the breeders. The Company has four methods of purchasing grain: cash purchasing, forward purchasing, grain options, and hedging with futures contracts. Each purchasing method creates varying degrees of risk for WLR Foods. The Company uses futures contracts and forward purchases to hedge the risk of fluctuating grain prices. The gains or losses from hedging transactions become part of the cost of the related inventory items and are expensed during the time period for which the hedge was intended.


Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the respective assets. In general, the estimated useful lives for computing depreciation are: 15 to 20 years for buildings and improvements; 3 to 8 years for machinery and equipment; and 3 to 5 years for transportation equipment. The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements, and major replacements are capitalized.


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


Financial Instruments

     The estimated fair value of financial instruments has been determined by the Company using available market information. Except for financial instruments used for hedging and debt instruments (Notes 2 and 4), the carrying amounts of all financial instruments approximate their fair values due to their short maturities.

Stock-Based Compensation

     The Company accounts for employee stock compensation plans in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company continues to account for employee stock option plans using the intrinsic value method of accounting and provides the pro-forma disclosures of SFAS No. 123.


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


2. Inventories

A summary of inventories at July 3, 1999 and June 27, 1998 follows:

Dollars in thousands                      1999        1998
- --------------------                      ----        ----
Live poultry and breeder flocks        $48,275     $58,947
Processed poultry and meat products     31,510      38,837
Packaging supplies, parts and other     12,859      15,879
Feed, grain and eggs                    14,035      14,368
                                        ------      ------
Total inventories                     $106,679    $128,031
                                       =======     =======


The notional amount of grain futures contracts at July 3, 1999 and June 27, 1998 was $22.2 million and $2.9 million, respectively. The fair value of all derivative instruments used in hedging at July 3, 1999 and June 27, 1998 was $19.6 million and $2.9 million, respectively.


3. Property, Plant and Equipment

WLR Foods' investment in property, plant and equipment at July 3, 1999 and June 27, 1998 was as follows:

Dollars in thousands                      1999        1998
- --------------------                      ----        ----
Land and improvements                  $18,198     $22,133
Buildings and improvements              97,670     123,620
Machinery and equipment                156,281     186,528
Transportation equipment                22,020      27,424
Construction in progress                 2,382       5,054
                                       -------     -------
                                       296,551     364,759
Less accumulated depreciation          188,606     211,057
                                       -------     -------
Property, plant and equipment, net    $107,945    $153,702
                                       =======     =======


4.  Long-Term Debt and Bank Revolving Credits

Long-term debt and other credit facilities at July 3, 1999 and June 27, 1998 consisted of the following obligations:

Dollars in thousands                      1999        1998
- --------------------                      ----        ----
Variable Rate Notes:
Secured Bank Term Note due 2001        $49,000          $0
Secured Bank Term Note due 2000              -     110,000
Senior Secured Notes                         -      42,040

Revolving Credit Notes:
Secured Bank Revolving Credit Note
 due 2001                                3,753           -
Secured Bank Revolving Credit Note
 due 2000                                    -      40,825
Unamortized debt discount                    -      (5,003)

Other Notes:
Notes with various terms and rates       1,138       4,815
                                        ------     -------
Total debt                              53,891     192,677

Less current maturities of long-
 term debt                               5,046       3,452
                                        ------     -------
Long-term debt and revolving debt,
excluding current maturities           $48,845    $189,225
                                        ======     =======

     The Company refinanced its Secured Term Notes and Secured Revolving Credit Notes due 2000 as of November 20, 1998. The new facility is a three-year financing agreement that provides a total borrowing capacity of $150 million. The Agreement includes a $50 million term loan and $100 million revolving credit facility. Both facilities have a maturity date of November 20, 2001 and are secured by virtually all of the Company's assets. The carrying value of all debt approximates fair value at July 3, 1999, based on quoted market prices for similar issues.

     At July 3, 1999, borrowings on the term loan, which had $49 million outstanding, were based on a LIBOR rate of 5.14% plus the applicable margin of 140 basis points for a total rate of 6.54%. Revolving credit borrowings totaled $3.8 million as of July 3, 1999, with $3.0 million tied to a LIBOR rate of 5.14% plus the 140 basis point applicable margin for a total rate of 6.54%. The remaining $0.8 million in revolving credit borrowings was based on the prime rate of 8.00%. At the end of each quarter, the applicable margin is adjusted based upon certain Company performance metrics. As of July 3, 1999 the applicable margin was at its lowest possible point.

     Principal payments of $1.0 to $1.5 million are required at the end of each fiscal quarter beginning with the fourth quarter of fiscal 1999 for the Term Loan portion of the credit facility. Additionally, principal payments are required on the proceeds of asset sales in excess of $1.0 million annually and for substantial new issuances of common stock.

     During the first quarter ended September 26, 1998, the Company recorded an extraordinary charge of $2.6 million ($1.6 million after tax) for the early extinguishment of debt resulting from the permanent reduction of its prior credit facility due to the sale of its Cassco Ice & Cold Storage, Inc. subsidiary and its Goldsboro, North Carolina chicken complex. The Company recorded an extraordinary non-cash charge to write off the remaining unamortized debt issue costs of the prior credit facility during the quarter ended December 26, 1998 of $1.5 million ($1.0 million after tax). The charge is shown as an extraordinary item for the early extinguishment of debt. Total charges for the early extinguishment of debt are $4.1 million ($2.6 million after tax).

     The Company incurred approximately $2.0 million in costs to establish the new credit facility. These costs have been capitalized, included in other assets, and are being amortized to interest expense over the life of the loan.

     In connection with the refinancing, an interest rate swap and an interest rate cap that were required under the prior credit facility were assigned from First Union National Bank to the Bank of Montreal. Accordingly, the swap was marked to market as of November 20, 1998, with a non-cash charge of $0.6 million taken into interest expense. The related $0.6 million mark to market credit is being amortized as an offset to interest expense over the remaining life of the swap agreement. The variable to fixed interest rate swap agreement has a notional amount of $50.0 million, and fixes the Company's variable interest rate at 6.29% through January 4, 2000. The notional amount of the interest rate cap at the balance sheet date is $75 million, and the cap rate is 6.5%. At July 3, 1999, the fair value of both contracts was not significantly different than the notional value.

     The Company's credit agreement with its lenders contain restrictive covenants. As of July 3, 1999, the Company was in compliance with all covenants.

     Required annual principal repayments of long-term debt and revolving credits with original maturities of greater than one year are as follows:

Dollars in thousands
- --------------------
Fiscal 2000  $  5,046
Fiscal 2001     6,052
Fiscal 2002    42,559
Fiscal 2003        89
Fiscal 2004        94


5. Employee Benefits

     The Company maintains a Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. In fiscal years 1998 and 1997, most participants could contribute up to 15% of their salary. Under the Company's restated plan in 1999, most participants can contribute up to 20% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents.

     The Company can also make additional contributions at its discretion. WLR Foods' total contributions under this plan were approximately $2.4 million, $1.6 million and $1.6 million, for fiscal 1999, 1998 and 1997, respectively.


6. Income Taxes

The provision for income taxes from continuing operations was as follows for fiscal years 1999, 1998 and 1997:

Dollars in thousands                      1999     1998     1997
- --------------------                      ----     ----     ----
Current:
Federal                                 $3,908       $0  ($4,120)
State                                    2,178      166     (199)
                                         -----     ----     ----
                                         6,086      166   (4,319)

Deferred:
Federal                                  6,664  (14,625) (13,242)
State                                      461   (1,893)  (2,016)
                                        ------   ------   ------
                                         7,125  (16,518) (15,258)
                                        ------   ------   ------
Total tax expense (benefit)            $13,211 ($16,352)($19,577)
                                        ======   ======   ======


The provision for income taxes from continuing operations differs from the amounts resulting from applying the federal statutory tax rates (35%) to earnings before income taxes and minority interest as follows for fiscal years 1999, 1998 and 1997:


Dollars in thousands                  1999       1998       1997
- --------------------                  ----       ----       ----
Taxes computed using federal
statutory tax rates                $12,582   ($15,574)  ($18,948)
State income taxes,
net of federal tax effect            1,715     (1,123)    (1,440)
Other, net                          (1,086)       345        811
                                    ------     ------     ------
Total tax expense (benefit)        $13,211   ($16,352)  ($19,577)
                                    ======     ======     ======
Effective tax rate                    36.7%      36.7%      36.2%

Income tax expense (benefit) is included in the financial statements as follows for the fiscal year presented:

Dollars in thousands                  1999       1998       1997
- --------------------                  ----       ----       ----
Continuing operations              $13,211   ($16,352)  ($19,577)
Discontinued operations             10,667      1,671      1,317
Extraordinary charge                (1,569)         -          -
                                    ------     ------     ------
                                   $22,309   ($14,681)  ($18,260)
                                    ======     ======     ======

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at July 3, 1999 and June 27, 1998 are listed below:


Dollars in thousands                     1999       1998
- --------------------                     ----       ----
Deferred tax liabilities:
Inventories, principally due to
the accounting for live
inventories on the farm price
method for tax purposes              ($13,577)  ($15,230)

Plant and equipment, principally
due to differences in depreciation
and capitalized interest               (2,854)    (6,386)
Employee benefit deduction             (1,326)         -
Other                                       -       (369)
                                       ------     ------
Gross deferred tax liabilities        (17,757)   (21,985)

Deferred tax assets:
Net operating loss carryforwards       $1,230    $20,150
Insurance accruals, principally
due to timing of payments versus
the recording of expenses               3,085      2,944
Deferred compensation, principally
due to accrual for financial
reporting purposes                      1,356      1,062
Tax credits                             2,544      2,861
Financing costs, principally due to
accrual for financial purposes            642        310
Compensated absences, principally
due to accrual for financial
reporting purposes                        972      1,107
Accounts receivable, principally
due to allowance for doubtful
accounts                                  745        591
Other                                     375        571
                                        -----     ------
Gross deferred tax assets              10,949     29,596
                                       ------     ------
Net deferred tax (liability) asset    ($6,808)    $7,611
                                       ======     ======


     In assessing the recoverability of deferred tax assets, management considers whether it is reasonably probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the future expectation of taxable income and reversal of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as reflected at July 3, 1999 and June 27, 1998.


7.   Shareholders' Equity

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

     The rights are redeemable by the Company at $0.01 per right prior to becoming exercisable and expire 10 years from issuance. WLR Foods has 100,000,000 shares of common stock authorized, with 16,541,691 outstanding on July 3, 1999 and 16,399,511 outstanding on June 27, 1998. Additionally, there are 50,000,000 shares of preferred stock authorized with none outstanding as of July 3, 1999 or June 27, 1998.


8. Stock Option and Stock Purchase Plans

Stock Option Plans

     WLR Foods' Stock Option Plan was adopted by the Board of Directors in accordance with the Long-Term Incentive Plan which was ratified by the shareholders of the Company on October 31, 1998. The Plan provides for the granting of incentive or nonqualified common stock options. The option price under the Plan shall not be less than the fair market value of the common shares as of the date of the grant. The options vest after three years, with one-third vesting each year after the date of grant. The options are exercisable at varying dates not to exceed 10 years from the date of grant. The changes in the outstanding common shares under option for fiscal 1999, 1998 and 1997 are listed below:

                                   Common          Weighted
                                   shares          Average
                                   under           Exercise
                                   option          Price
                                   ------          --------
Outstanding at June 29, 1996      700,375            $15.08
Canceled or expired              (168,459)           $12.12
Granted in fiscal 1997            178,750             $8.31
                                  -------             -----

Outstanding at June 28, 1997      710,666            $13.85
Canceled or expired              (226,041)           $14.29
Granted in fiscal 1998            158,750             $6.88
                                  -------             -----

Outstanding at June 27, 1998      643,375           $11.98
Canceled or expired              (262,126)          $13.85
Exercised                          (5,833)           $8.31
Granted in fiscal 1999            142,500            $8.34
                                  -------            -----
Outstanding at July 3, 1999       517,916           $10.07
                                  =======            =====


There were 270,416, 343,374, and 385,247 shares exercisable under option with weighted average exercise prices of $12.06, $15.08 and $16.21 at fiscal 1999, 1998 and 1997, respectively. The following table summarizes information about stock options outstanding as of July 3, 1999:


Stock Options                                      Stock Options
Outstanding:                                       Exercisable:
- ----------------------------------------------------------------
                              Weighted Average
                            Remaining Contractual
Exercise Price   Shares         Life (Years)         Shares
- --------------   -------    ---------------------    ------
   $ 6.875       111,000              9              36,999
     8.281       134,000             10                   -
     8.310        93,000              8              62,001
     9.219         8,500              9.4                 -
    14.125        90,166              6.5            90,166
    15.000        81,250              5.4            81,250
                  ------                            -------
Total            517,916                            270,416
                 =======                            =======

Accounting for Stock Option Plans

The Company has elected to account for its employee stock option plans using the intrinsic value method of accounting. Accordingly, no compensation cost has been recognized in the accompanying financial statements because the exercise price of the stock options equals the market price of the underlying stock on the date of grant. Pro forma information regarding net earnings (loss) and net earnings (loss) per share is required by SFAS No. 123. Assuming the Company accounted for its employee stock options using the fair value method, the Company's net earnings (loss) and net earnings (loss) per share from continuing operations would approximate the pro forma amounts indicated below:


Fiscal years ended              July 3,     June 27,    June 28,
                                 1999         1998        1997
Dollars in thousands,           -------     --------    --------
except per share data
- ---------------------
Net earnings (loss) from
 continuing operations
As Reported                     $22,738     ($28,212)   ($34,608)
Pro Forma                       $22,292     ($28,537)   ($34,823)
Net earnings (loss) per
 common share from continuing
 operations
As Reported, basic                $1.35       ($1.72)     ($1.99)
As Reported, diluted              $1.34       ($1.72)     ($1.99)
Pro Forma, basic                  $1.33       ($1.74)     ($2.00)
Pro Forma, diluted                $1.32       ($1.74)     ($2.00)


Note: The pro forma disclosures shown may not be representative of the effects on reported net earnings in future years.


The fair value of each stock option grant used to compute pro forma net earnings and net earnings per share disclosures is estimated at the time of the grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in the model are as follows:

                                  1999        1998         1997
                                  ----        ----         ----
Expected dividend yield            0.0%        0.0%         1.1%
Expected volatility                 55%         31%          43%
Risk-free interest rate            5.5%        5.7%         6.8%
Expected term (in years)            10          10           10

     Using these assumptions in the Black-Scholes model, the weighted average fair value of options granted was $0.8 million in 1999 and $0.6 million in 1998 and 1997, respectively.

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


9. Leases

     WLR Foods has entered into various operating lease agreements for machinery and equipment. The leases are noncancelable and expire on various dates through 2005. Total rent expense was approximately $3.4 million, $5.1 million, and $5.7 million for fiscal 1999, 1998 and 1997, respectively.

The following schedule presents the future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of July 3, 1999:


Dollars in thousands
- --------------------
Fiscal 2000     $2,319
Fiscal 2001      1,855
Fiscal 2002        902
Fiscal 2003        431
Fiscal 2004        139
Fiscal 2005         35
                 -----
Total minimum
lease payments  $5,681
                 =====


10. Related Party Transactions

     Certain directors of WLR Foods are contract growers of live poultry for the Company. In addition, a WLR Foods director is a director/officer of a company which supplies fuel and related products to certain locations of the Company. A second director provided consulting services to WLR Foods during fiscal year 1997. As a result of an August 1994 acquisition, Cuddy Farms, Inc. (as an affiliate of Cuddy International) was a related party shareholder through fiscal year 1997. The transactions included poultry purchases and feed sales to Cuddy Farms at pricing formulas established when the acquisition was completed.

Transactions with these related parties during the past three fiscal years are as follows (Dollars in thousands):


                            Purchases                Sales
                              from                     to
                             related                related
                             parties                parties
                            ---------               -------
Fiscal 1999                      $967                    $-
Fiscal 1998                     1,381                     -
Fiscal 1997                    23,381                 8,998

In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.


11. Earnings Per Share

The following is a reconciliation between the calculation of basic and diluted net earnings (loss) per share:


                               July 3,      June 27,    June 28,
Dollars in thousands            1999          1998        1997
- --------------------           -------      --------    --------
Numerator:
Basic net earnings (loss)
 per common share numerator,
 continuing operations         $22,738      ($28,212)   ($34,608)

Denominator:
Weighted average common
shares outstanding              16,479        16,315      17,378
Effect of outstanding stock
 warrants                          300            88           -
                                ------        ------      ------
Basic weighted average common
 shares outstanding             16,779        16,403      17,378
                                ======        ======      ======

Basic earnings (loss) per
 share, continuing
 operations                      $1.35        ($1.72)     ($1.99)
                                ======        =======     ======

Numerator:
Diluted net earnings (loss)
 per common share numerator,
 continuing operations         $22,738       ($28,212)  ($34,608)

Denominator:
Weighted average common shares
 outstanding                    16,479         16,315     17,378
Effect of outstanding options       11              -          -
Effect of outstanding stock
 warrants                          407             88          -
                                ------         ------     ------

Diluted weighted average common
 shares outstanding             16,897         16,403     17,378
                                ======         ======     ======

Diluted earnings (loss) per
 share, continuing operations    $1.34         ($1.72)    ($1.99)
                                ======         ======     ======


     Options to purchase 517,916, 643,375 and 710,666 shares of common stock, at prices between $6.88 and $15.00, $6.88 and $20.00, and $8.31 and $20.00 per share were outstanding in 1999, 1998, and 1997, respectively. The outstanding options were not included in the computation of diluted earnings per share for fiscal years 1998 and 1997 because the effect of including these options would have been anti-dilutive.


12.  Discontinued Operations

     During fiscal year 1998, the Company's Board of Directors adopted a plan to discontinue operations of its subsidiary, Cassco Ice & Cold Storage. The transaction involved the sale of the division and was completed on July 31, 1998. Net proceeds of approximately $55 million were received resulting in a gain of approximately $28 million ($18 million after tax). Income from operations in the current fiscal year was approximately $1 million ($0.7 million after tax). Accordingly, the operating results of the Cassco Ice operations have been segregated from continuing operations and reported as separate line items on the consolidated statement of operations.

Operating results and net assets from discontinued operations are as follows:

Dollars in thousands                 1999       1998       1997
- --------------------                 ----       ----       ----
Net sales                          $4,641    $22,063    $19,186
Income before tax                   1,071      4,529      3,742
Income tax expense                    407      1,671      1,317
                                    -----     ------     ------
Net earnings                         $664     $2,858     $2,425
                                    =====     ======     ======


Net assets of discontinued operations:

Dollars in thousands                 1998
- --------------------                 ----
Current assets                     $9,065
Property, plant and equipment,
 net                               22,840
Other assets                          398
Current liabilities                (4,124)
Other liabilities                  (3,573)
                                   ------
Net assets of discontinued
 operations                       $24,606
                                   ======


13. Sale of Assets

     On August 14, 1998, the Company completed the sale of its Goldsboro, North Carolina chicken complex. Net proceeds of approximately $38 million were received in exchange for assets totaling approximately $30 million. The gain of approximately $8 million ($5 million after-tax) is included in the results of operations for the fiscal year 1999.

     The Company also completed the sale of its Monroe, North Carolina processing plant in fiscal year 1999. The sale resulted in a loss of approximately $1.5 million ($0.9 million after tax).


14. Contingencies

The Company is a defendant in a pending litigation proceeding in the state of West Virginia alleging violations of the West Virginia Consumer Credit Protection Act and West Virginia Antitrust Law. The suit alleges, among other things, that the Company provided substandard chicks and feed to growers who raise chickens for the Company in West Virginia. While damages in the suit cannot be determined, the lawsuit is not expected to have a material effect on the Company's financial statements. The Company believes the suit is without merit, and intends to defend it vigorously.

15.  Segment and Geographic Information

     The Company retroactively adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" for the year ended July 3, 1999. This statement requires companies to report certain information about operating segments in their financial statements and establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Comparative information for prior years has been presented to conform to the requirements of SFAS 131.

     The Company has two reportable segments: Chicken and Turkey. The third segment, Other, includes revenues from the Company's protein conversion plants, unallocated corporate related items and other miscellaneous items. Chicken segment revenues are primarily sales of chicken related products, such as retail tray pack items, whole birds cut up for fast food restaurants and portion-controlled products for food service distributors. Turkey segment revenues are primariliy sales of turkey related products and further processed products, including both turkey and chicken items, produced at the Company's further processing plants. These items include fresh and frozen whole birds and parts, including retail tray pack items, turkey burgers and a full line of further processed products, including deli meats, frankfurters and salads. To better utilize its feed manufacturing capabilities, the Company sells feed to other users, primarily from its Marshville, NC feedmill. Sales from this mill were included in Turkey segment sales until the first quarter of fiscal 1999, when the complex was converted to chicken processing and the sales for the remaining three quarters were included in the Chicken segment. Each segment is evaluated by management based on operating profit (loss) and net earnings (loss).

     The following tables set forth specific operating information about each segment as reviewed by the Company's management. Net earnings (loss) for segment reporting is prepared on the same basis as that used for consolidated net earnings (loss). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Administrative services provided by the corporate offices are primarily allocated to the individual segments based on levels of inventories and property, plant
and equipment.   Due to certain assets which are shared between
segments, management evaluates assets and capital expenditures on a consolidated basis; therefore, such information is not presented on a segment basis.

                                       24

Dollars in thousands                                         Elimna-
Year ended July 3, 1999     Chicken     Turkey     Other     tions       Total
- -----------------------     -------     ------     -----     -------     -----
External segment
 revenues                  $452,513   $427,637    $7,936          $0  $888,086
Intersegment revenues             -          -    12,882     (12,882)        -
                            -------    -------    ------      ------   -------
Total revenues              452,513    427,637    20,818     (12,882)  888,086
Interest expense              4,974      6,060         -        (103)   10,931
Depreciation expense          9,754      8,218     1,408           -    19,380
Gain on sale of
 Goldsboro complex            7,699          -         -           -     7,699
Interest income                   1        103       299        (103)      300
Income taxes (benefit)       13,561     (1,861)    1,511           -    13,211
Net earnings (loss)
 from continuing
 operations                  22,193     (3,046)    3,591           -    22,738
Extraordinary charge              -          -    (2,559)          -   (2,559)


Year ended June 27, 1998
External segment
 revenues                  $388,559   $546,256   $11,152          $0  $945,967
Intersegment revenues        22,912          -    13,460     (36,372)        -
                            -------    -------    ------      ------   -------
Total revenues              411,471    546,256    24,612     (36,372)  945,967
Interest expense              8,239     14,376        13         (89)   22,539
Depreciation expense          9,432     11,169     2,242           -    22,843
Interest income                  70          6        88         (89)       75
Income taxes (benefit)        3,277    (20,563)      934           -  (16,352)

Net earnings (loss)
 from continuing
 operations                   6,085    (36,158)    1,927         (66) (28,212)


Year ended June 28, 1997

External segment
 revenues                  $377,784   $600,531   $16,276          $0 $994,591
Intersegment revenues        41,735          -    16,695     (58,430)       -
                            -------    -------    ------      ------  -------
Total revenues              419,519    600,531    32,971     (58,430) 994,591
Interest expense              4,413      8,340        56          (5)  12,804
Depreciation expense          9,592     12,453     3,181           -   25,226
Interest income                  39         15        29          (5)      78
Income taxes (benefit)         (720)   (21,285)    2,428           -  (19,577)
Net earnings (loss)
 from continuing
 operations                  (1,268)   (34,867)    1,574         (47) (34,608)

A reconciliation of total segment profits to consolidated net earnings
(loss) is as follows:

                                July 3,     June 27,    June 28,
                                 1999         1998        1997
                                -------     --------    -------
Segment profit (loss)           $22,738     ($28,212)  ($34,608)

Unallocated:
Income from discontinued
 operation, net of tax              664        2,858      2,425
Gain on sale of discontinued
 operation, net of tax           17,927            -          -
Extraordinary charge on early
 extinguishment of debt,
 net of tax                      (2,559)           -          -
                                 ------       ------     ------
                                $38,770     ($25,354)  ($32,183)
                                 ======       ======     ======

Geographic Information.

No individual foreign country accounts for 10% or more of sales to external customers.

Revenues from one customer represent approximately $113 million, or 13% of the total Company sales in fiscal year 1999. No customer represented 10% or more of the total Company's sales in fiscal years 1998 or 1997.


16. Selected Quarterly Financial Data (Unaudited)

The unaudited summary of quarterly results of continuing operations for fiscal 1999 and 1998 follows:


Dollars in thousands except per share data
Fiscal year ended
 July 3, 1999            First     Second     Third     Fourth
- -----------------        -----     ------     -----     ------
Net sales             $237,941   $229,276  $192,881   $227,988
Operating income        15,889     15,094       759      6,924
Net earnings (loss)
 from continuing
 operations             11,717      7,222      (127)     3,926

Per share data:
Diluted earnings
 (loss) per common
 share, continuing
 operations              $0.70      $0.43    ($0.01)     $0.23
Market price(bid)
 - high                   9.25       9.38      9.69       8.50
 - low                    6.38       7.63      7.75       6.75

Fiscal year ended
 June 27, 1998           First     Second     Third     Fourth
- -----------------        -----     ------     -----     ------
Net sales             $242,541   $247,683  $212,487   $243,256
Operating income
 (loss)                 (6,209)    (7,627)  (11,359)     3,130
Net loss from
 continuing
 operations             (6,435)    (8,089)  (11,117)    (2,571)

Per share data:
Diluted loss per
 common share,
 continuing
 operations             ($0.40)   ($0.50)     ($0.68)   ($0.15)
Market price(bid)
 - high                  10.00     10.25        8.63      7.38
 - low                    8.13      8.38        5.19      5.56


Per share calculations are based on each stand alone period presented; therefore, the annual per share results may not be the sum of the four quarters.